UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
_____________________
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INTEGRA LIFESCIENCES HOLDINGS CORPORATION
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MESSAGE FROM OUR CHIEF EXECUTIVE OFFICER

Dear Shareholders,
In 2025, Integra LifeSciences advanced our transformation agenda and executed with discipline despite a challenging operating environment. I want to acknowledge the dedication and resilience demonstrated by our teams across Integra, who remained focused on our mission. Their efforts accelerated the momentum behind our enterprise-wide transformation and reinforced our confidence in the road ahead.
Throughout the year, we advanced initiatives that strengthened operational reliability, improved customer confidence, and supported profitable growth. Full-year 2025 revenue reached $1.64 billion, an increase of 1.5% on a reported basis, reflecting stable demand across our portfolio despite operational headwinds.

We initiated a multi-year enterprise transformation designed to sharpen our focus, strengthen execution, and advance a culture of quality and performance. To achieve this, we developed a plan structured across two horizons. The first horizon focuses on building a sustainable foundation – quality management system enhancements, supply chain reliability, and rigorous execution. The second horizon centers on accelerating growth. These priorities are not sequential; rather, they run in parallel as we continue investing in high-priority innovation and clinical evidence programs that support long-term growth.
Our work on the first horizon is intentional and disciplined. We have invested heavily in strengthening our quality management system, improving supply chain planning and manufacturing excellence, and embedding continuous improvement across the organization. These enhancements translate into better customer service, improved inventory and working capital management, productivity and yield gains, and ultimately stronger margins and profitability. The second horizon builds on this foundation, expanding our growth trajectory and bringing new technology and solutions to the market faster and more effectively.
This focused execution in 2025 enabled us to relaunch key products (PriMatrix® and Durepair®) ahead of schedule, improve manufacturing yields, and maintain progress on major milestones, including the Braintree facility build-out and our in-China-for-China strategy. At the same time, we advanced impactful innovation through new product introductions in neurosurgery and surgical portfolios. We launched the Mayfield® Ghost Base Unit and Post in the U.S., achieved 510(k) clearance for expanded surgical applications of CUSA® Clarity, and initiated the first patient enrollment in the AERA Pediatric Registry to advance treatment options for pediatric ear nose and throat conditions.
As I reflect on my first year at Integra, my confidence in our purpose, our differentiated portfolio in attractive markets, and the resilience of our people has only deepened. We serve attractive, high-value markets where innovation and clinical differentiation matter – areas where we will continue to invest. We are addressing past challenges through systemic improvements and have laid the groundwork for a stronger, more efficient organization, which positions us for delivering sustainable growth, profitability, and value-creation well into the future.
We have a clear purpose and vision: to restore lives and advance transformational care and deliver impactful innovation across the highly specialized markets we serve. Our portfolio continues to be trusted and relied upon by healthcare providers worldwide, supported by decades of clinical use and strong partnerships. Our products are essential components in critical procedures – from neurosurgery and the treatment of brain injuries, to burn care and complex wound reconstruction – positioning us well to uniquely deliver meaningful value for patients, customers and shareholders.

Thank you for your continued trust and support.
Sincerely,
Mojdeh Poul
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time & Date Thursday, May 7, 2026 9:00 a.m. local time
To the Stockholders of Integra LifeSciences Holdings Corporation:
NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Integra LifeSciences Holdings Corporation (the “Company”) will be held at the Company's corporate headquarters, 1100 Campus Road, Princeton, New Jersey 08540, on May 7, 2026 at 9:00 a.m. local time for the following purposes as set forth in the proxy statement:
1.To elect eight directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.
2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2026.
3.To approve, on an advisory basis, the compensation of our named executive officers.
4.To approve Amendment No. 3 to the Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan.
Stockholders will also transact such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.
If your shares are held in “street name,” meaning that they are held for your account by a broker, bank or other nominee, your broker, bank or other nominee will not be able to vote your shares with respect to any of the matters presented at the Annual Meeting, other than the ratification of the appointment of our independent registered public accounting firm, unless you give your broker, bank or other nominee specific voting instructions.
Therefore, it is very important that you vote your shares for all proposals.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to review the proxy materials and vote as soon as possible. You may vote by proxy over the Internet at www.proxyvote.com by using the instructions provided in the notice or proxy card. Alternatively, as you have received your proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. Voting over the Internet or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend. Instructions regarding the two methods of voting are contained in the notice or proxy card. If you attend the Annual Meeting, you may vote during the Annual Meeting via the Internet even if you have previously returned your proxy card or voting instruction card or voted by the Internet.
By order of the Board of Directors,
/s/ Michael Hutchinson
Michael Hutchinson
Executive Vice President, Chief Legal Officer and Secretary
Princeton, New Jersey
April 6, 2026
This Notice of Annual Meeting, the proxy statement, the proxy card and the 2025 Annual Report are first being sent to stockholders on or about April 6, 2026.

Place Integra LifeSciences Headquarters 1100 Campus Road, Princeton, New Jersey 08540
Record Date Holders of record as of the close of business on March 13, 2026 are entitled to vote at the Annual Meeting
Annual Report
The 2025 Annual Report of Integra LifeSciences Holdings Corporation is being mailed simultaneously herewith. The Annual Report is not to be considered part of the proxy solicitation materials.

PROXY SUMMARY

This proxy statement contains information related to the solicitation of proxies for use at our 2026 Annual Meeting of Stockholders (the “Annual Meeting”). The solicitation is made by Integra on behalf of its Board of Directors (the "Board"). This summary highlights information contained in this proxy statement, which, along with the proxy card and our 2025 annual report, is first being sent or made available to stockholders on or about April 6, 2026. This summary does not contain all of the information you should consider before voting. Please read the entire proxy statement before voting. For more information regarding Integra's 2025 operational and financial performance, please review our Annual Report on Form 10-K for the year ended December 31, 2025, which accompanies this proxy statement.

Meeting Information

Date May 7, 2026	Time 9:00 a.m. local time	Place The Annual Meeting will be held at Integra's corporate headquarters: 1100 Campus Road, Princeton, New Jersey, 08540

Proposal	Board Recommendation	Page

1.To elect eight directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.	FOR	8
	each nominee
2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2026.	FOR	76
3.To approve, on a non-binding, advisory basis, the compensation of our named executive officers.	FOR	79
4.To approve Amendment No. 3 to the Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan.	FOR	80

How to Vote

By Internet If you have internet access, you may submit your proxy by following the voting instructions on the proxy card. If you vote by Internet, you should not return your proxy card.
By Mail
You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.
If you vote via the Internet, you may vote at www.proxyvote.com, from anywhere in the world, 24 hours a day, 7 days a week, up until 11:59 p.m., Eastern Time, on May 6, 2026.

2026 Proxy Statement	1

Proxy Summary
Your Vote is Important. Stockholders as of March 13, 2026, the record date, are entitled to vote. Each share of common stock is entitled to one vote for each of the proposals presented at the Annual Meeting. Please vote your proxy promptly so that your shares can be represented, even if you plan to attend the Annual Meeting. You can vote via the internet or telephone by following the voting procedures described in the Notice of Annual meeting above, proxy card or voting instruction form, or by returning your completed and signed proxy card or voting instruction form in the provided envelope.
Board Composition and Director Nominees
The following table provides summary information about each current member of the Board and each director nominee.
All directors are elected by a majority of votes cast, except in the case of a contested election where the number of nominees exceeds the number of open positions, in which case plurality voting is used. Members of the Board are elected to serve a term of one year and until their successors have been elected and qualified. All of the nominees for director have consented to being named in this proxy statement and to serve if elected.
More detailed information about each director nominee can be found beginning on page 8 of this proxy statement.

		Director Since			Committee Memberships					Other Current Public Company Boards
Name	Age*		Independence	Occupation	A	C	G	F	Q

Keith Bradley, Ph.D.	81	1992		Retired Professor of International Management and Management Strategy, Open University and Cass Business School, U.K.						—
Shaundra D. Clay	55	2021		Former Global Vice President, Finance, Beam Suntory						—
Stuart M. Essig, Ph.D.	64	1997	Former Executive Chairman**	Managing Director, Prettybrook Partners, LLC						2
Jeffrey A. Graves, Ph.D.	64	2023		President and CEO, 3D Systems Corporation						1
Barbara B. Hill	73	2013		Operating Partner, NexPhase Capital						1
Renee W. Lo	45	2022		Vice President APAC, LinkedIn Corporation						—
Mojdeh Poul	63	2025	CEO	President and CEO, Integra LifeSciences Holdings Corporation						1
Christian S. Schade	65	2006		Former President and CEO, Halda Therapeutics LLC						—

*    As of March 31, 2026.
** Dr. Essig does not currently qualify as an independent director under applicable Nasdaq listing rules due to his previous service as our Executive Chairman of the Board. Dr. Essig transitioned to our Non-Executive Chairman effective as of July 1, 2025 and he will again be eligible to be determined to be an independent director on July 1, 2028 which is the date that is three years after such transition.

A	Audit Committee	C	Compensation Committee	G	Nominating and Corporate Governance Committee	F	Finance Committee	Q	Quality Committee
	Chair		Member

2	2026 Proxy Statement

Proxy Summary
2025 Business Highlights

Integra LifeSciences Holdings Corporation is a global medical technology company dedicated to restoring lives. We are advancing transformational care through impactful innovation and our portfolio of highly differentiated technologies is trusted by healthcare professionals to deliver transformative care. We manufacture and sell medical technologies and products in two reportable business segments: Codman Specialty Surgical and Tissue Technologies.
At Integra, we are focused on restoring lives. We aim to advance transformational care, deliver impactful innovation and enrich life moments. In service of this vision, our core values — Innovate for Outcomes; Collaborate to Win; Live Quality; Champion our People; and Be Accountable — guide our approach to doing business. We believe how we do our work is just as important as what we do. We believe that this combination of purpose, vision and values will help facilitate our transformation journey and sustain long-term success. They are more than statements — they shape how we make decisions, collaborate, innovate, and how we show up for our customers, patients, communities, and each other.
Throughout the course of 2025, our executive leadership team continued to work to transform the Company to strengthen our foundation and position the Company for long-term, sustainable growth. As part of this transformation, we refreshed our strategic imperatives. Under this new approach we will seek to: (1) Deliver Best-in-Class Quality; (2) Drive Supply Chain Reliability; (3) Accelerate Growth; and (4) Ignite Innovation. We believe these imperatives will position us well to build a culture of quality and execution excellence, solidify market leadership, and permit us to consistently deliver on operational and financial commitments.
In fiscal year 2025, revenue results reflected a challenging operating environment. Reported revenue increased 1.5% to $1,635.2 million, with growth in the Codman Specialty Surgical segment partially offset by product availability constraints that limited overall performance. Net Income and adjusted EBITDA and profitability reflected targeted and accelerated investments in our quality management systems, as well as the start of a series of facility and equipment upgrades intended to enhance quality, resilience, and capacity.
$1,635.2m Reported GAAP Total Revenues 1.5% Reported Revenue change 4.9% Increase in reported revenues for Codman Specialty Surgical segment
$(516.5)m Reported GAAP Net Loss $317.5m Adjusted EBITDA $50m Operating Cash Flow

2025 operational highlights include:
•Continued the implementation of our enterprise wide compliance master plan (the "CMP"), including the completion of comprehensive site assessments and the implementation of risk-based remediation plans
•Maintained constructive engagement with the U.S. Food and Drug Administration ("FDA") regarding our previously-communicated commitments and routine inspections
•Implemented an enterprise wide electronic quality management system designed to enable improved responses to regulatory requirements and enhanced product quality consistency

•Established a Transformation and Program Management Office focused on program prioritization at the enterprise level to increase alignment of corporate initiatives with our overall strategy and realize a more efficient allocation of corporate resources
•Relaunched PriMatrix® and Durepair® in the third quarter of 2025, ahead of previous projections, through use of a third-party manufacturing agreement

2026 Proxy Statement	3

Proxy Summary

•Continued to strengthen and expand our In-China-for-China manufacturing capability
•Expanded our cranial stabilization platform with the U.S. launch of Mayfield® Ghost Base Unit Post
•Achieved 510(k) clearance for expanded surgical applications of CUSA® Clarity
•Improved supply reliability for key products, including Integra® Dermal Regeneration Template skin substitute
•Strengthened our executive leadership team through the appointment of six new executives, adding depth and capabilities that collectively represent decades of global med tech experience

Despite encountering quality, supply and operational challenges in 2025, our teams exhibited an unwavering commitment to fortifying our operational capabilities while delivering life-saving technologies to our customers and their patients. We operate in attractive markets and the demand for our products remains strong. We will continue executing our CMP to resolve our outstanding FDA Warning Letters and improve our supply chain resiliency, manufacturing excellence and process capability. As we continue to implement our transformation efforts initiated in 2025, we will maintain our focus on our operational foundation while enabling growth and innovation for 2026 and beyond. This transformation is not solely operational, it is also cultural. It is about strengthening our shared purpose, enabling our people to thrive, and building an organization capable of delivering consistent excellence and meaningful impact. We remain committed to transparency, disciplined execution and delivering long-term value for our customers, patients and stockholders. We believe that our accomplishments in 2025, supported by our portfolio prioritization and disciplined capital allocation, are reinforcing the foundation for future growth and innovation. We are confident about our potential to implement significant improvements to our manufacturing, quality management and supply chain capabilities, accelerate growth and make profitable investments in our other strategic priorities moving forward.

Corporate Governance Highlights
The Board believes that our commitment to strong corporate governance benefits all of our stakeholders, including our stockholders, employees, business partners, customers, communities and others who have a stake in how we operate. Our key corporate governance highlights include:

Number of Directors	8

Percentage of directors who are Independent	75%
50% of our board nominees are women, including our Presiding Director and Chair of both our Compensation Committee and our Nominating and Corporate Governance Committee
Six of our seven non-employee directors are independent
Independent Presiding Director
Risk oversight by the full Board and its committees
Board Committee oversight of corporate sustainability matters and reporting
Majority voting standard for uncontested director elections
Four fully independent standing Board committees
Annual Board and committee self-evaluations, and individual evaluations of nominees for reelection
Meaningful stock ownership guidelines for executive officers
Prohibition on hedging and pledging of our stock
Recoupment/clawback policy
No shareholder rights plan (poison pill)

4	2026 Proxy Statement

Proxy Summary
Additionally, we maintain various corporate policies that reflect our dedication to good governance. We believe that the policies and practices currently in place enhance our stockholders’ interests. We look for ways to enhance our corporate governance and increase value to our stockholders on an ongoing basis. Effective as of February 2026, our Nominating and Governance Committee began overseeing the Company's cybersecurity programs, policies and procedures, including significant threats to the Company's systems, risk mitigation strategies, governance frameworks, planned improvements and the status of on-going initiatives. Although the Nominating and Governance Committee will report its findings back to the Board and the full Board will retain overall responsibility for cybersecurity matters, we believe that delegating this oversight function to the Nominating and Governance Committee will promote enhanced oversight of such cybersecurity matters. We believe it will not only permit members of the Board to obtain a more complete and in-depth insight into matters related to the Company's cybersecurity programs but will also facilitate more frequent and meaningful communication between members of the Board and members of management as the Company seeks to strengthen its cybersecurity programs, policies and procedures.
As described in more detail under the "Corporate Sustainability Strategy" section of this proxy statement, our corporate governance structure places formal oversight of corporate sustainability initiatives with our Board. We have found that formally integrating oversight of corporate sustainability matters has not only strengthened our business by affording the Board and its committees increased opportunities to collaborate with management on our overall corporate sustainability strategy and specific initiatives but also provides increased opportunity for Integra's core values and principles to inform our approach to sustainability-related matters. The Board and its committees continue to monitor emerging risks and opportunities related to corporate sustainability throughout the year and oversee our reporting on those matters to ensure accurate and transparent disclosure.
Stockholder Outreach
We believe that regular dialogue with, and accountability to, our stockholders is critical to our success. Our management team participates in numerous investor meetings throughout the year to discuss our business and strategic priorities. Our core stockholder engagement team includes senior members of our investor relations, finance and corporate governance teams, supplemented by our President and Chief Executive Officer and members of our Board, as appropriate. These meetings include in-person, telephone and webcast engagements, as well as investor conferences and our annual meeting of stockholders. Stockholder feedback and perspectives are shared with the Board. Stockholder feedback provides our Board and management with valuable insights on our business strategy and performance, corporate responsibility, executive compensation, sustainability initiatives and many other topics.
Over the course of 2025, management reached out to and engaged with stockholders representing approximately 40% of our outstanding shares. We also had numerous conversations with stockholders and investment analysts as part of our normal investor relations activities. We believe that positive, two-way dialogue builds informed relationships that promote transparency and accountability and we are committed to regular engagement with our stockholders and soliciting their views and input on important performance, executive compensation, environmental, social and other governance matters. In our meetings with stockholders, we continue to receive feedback on key indicators that drive the strength of our business and drive stockholder value creation. Despite the operational challenges navigated by the Company in 2025, our meetings with our stockholders were generally positive, with stockholders supporting our compensation philosophy and programs and expressing support for our focus on our quality management system enhancements and efforts to improve supply chain reliability.

2026 Proxy Statement	5

Proxy Summary
Executive Compensation Highlights
The Compensation Committee holds a pivotal role in ensuring the integrity and effectiveness of the Company's executive compensation program.
In establishing the executive compensation program for fiscal 2025, the Compensation Committee continued to focus on pay for performance and competitive pay, with an emphasis on total direct compensation.
This program is designed to adhere to robust compensation and governance standards, reflecting our dedication to ethical practices and stockholder interests. By fostering a pay-for-performance culture, our compensation policies incentivize executives to achieve outstanding results while remaining aligned with the Company's long-term objectives. Through competitive compensation packages, we attract and retain top-tier executive talent, vital for driving innovation and sustaining growth in a competitive market environment. Our compensation structure prioritizes our overarching purpose of enhancing patient outcomes, underscoring our commitment to delivering value not only to shareholders but also the broader community. Our comprehensive approach to executive compensation strengthens our position as a responsible corporate entity dedicated to sustainable success.
The Compensation Committee believes using a mix of cash and equity compensation encourages and motivates our named executive officers ("NEOs") and other employees to achieve both our short-term and long-term business objectives. Consistent with our guiding principles that executive compensation should reward performance and be directly aligned with creating value for our stockholders, a substantial majority of our NEOs’ compensation is at-risk and based on performance metrics tied to our business strategy and culture.
The following highlights some of the key principles and practices of our executive compensation program:

Substantial majority of compensation is performance-based incentives	External competitiveness through market benchmarking
Short- and long-term performance objectives align with long-term goals	Recoupment/clawback provisions for both long-term incentive and short-term incentive awards
Performance measures align with shareholder interests	Significant stock ownership guidelines
No excise tax gross-ups	No dividend equivalents paid on unvested awards
No guaranteed minimums	“Double trigger” vesting for all long-term incentive awards
Caps on performance incentives payments	Anti-hedging and anti-pledging policy
No repricing of stock options	Limited perquisites and personal benefits
Compensation Committee oversight of annual compensation risk assessment	Compensation decisions reflect peer group pay levels and practices
Additional Information
Our principal executive offices are located at 1100 Campus Road, Princeton, NJ 08540, and our telephone number is (609) 275-0500. Our website address is www.integralife.com. Website references and hyperlinks throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated into, nor does it form a part of, this proxy statement.
References throughout this proxy statement to “the Company,” “Integra LifeSciences,” “Integra,” “we” or “our” refer to Integra LifeSciences Holdings Corporation and its subsidiaries, unless the context suggests otherwise.

6	2026 Proxy Statement

Proxy Summary
Cautionary Note Regarding Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements may be identified by words like “believe,” “may,” “could,” “might,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would,” “expect,” “target,” “pursue,” “forecast,” “hope” and other similar words. Forward-looking statements in this proxy statement include, but are not limited to, statements regarding individual and Company performance objectives and targets, statements relating to the financial performance of the Company, and the Company's expectations and plans with respect to business and operational performance, strategic initiatives, capabilities, resources, product development, product availability and regulatory approvals, including expectations regarding the efficacy of the Company’s CMP to improve the Company's quality management system, our hope to secure pre-market approvals ("PMA") for Surgimend and DuraSorb and our expectations regarding the operationalization of the Braintree facility and the timing thereof. We have based these forward-looking statements largely on our current assumptions, expectations, and projections about future events and trends. These statements are subject to a variety of risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties related thereto include, but are not limited to, the risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. New risks periodically emerge. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this proxy statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. The forward-looking statements speak only as of the date of this proxy statement and undue reliance should not be placed on these statements. Integra disclaims any intention or obligation to publicly update or revise any forward-looking statements, except as required by law. This cautionary statement is applicable to all forward-looking statements contained in this document.
Forward-looking and other statements in this proxy statement regarding our corporate sustainability strategy, plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking corporate sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

2026 Proxy Statement	7

PROPOSAL 1. ELECTION OF DIRECTORS
2026 Director Nominees
Based on the qualifications described below, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the following eight persons for election as directors who will serve until the next annual meeting of stockholders and until their successors are duly elected and qualified: Keith Bradley, Ph.D., Shaundra D. Clay, Stuart M. Essig, Ph.D., Jeffrey A. Graves, Ph.D., Barbara B. Hill, Renee W. Lo, Mojdeh Poul, and Christian S. Schade, each of whom currently serve as a director of the Company.
As described below, we believe that our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishments, and a commitment to participation in board activities. The Board believes that each nominee appearing below has the skills, experience and personal qualities the Board seeks in its directors, and that the combination of these nominees creates an effective and well-functioning Board, with a range of perspectives, viewpoints, skill sets and professional experiences that best serves the Board, the Company and our stockholders. Included in each director nominee’s biography is a description of select key qualifications and experience that led the Board to conclude that each nominee is qualified to serve as a member of the Board. The fact that a particular experience, qualification, attribute or skill for a director nominee is not specifically referenced for a particular nominee does not mean that the nominee does not possess that experience, qualification, attribute or skill. All biographical information below is as of the record date.
If any nominee should become unable to serve as director, an event not now anticipated, the shares of common stock represented by proxies would be voted for the election of such substitute as the Board may nominate. See “Principal Stockholders” for information regarding the security holdings of our director nominees.
Required Vote for Approval and Recommendation of the Board of Directors
Directors are to be elected by the majority of the votes cast with respect to that director in uncontested elections. Thus, the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee then will make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” the election of each nominee for director.
Criteria for Board Membership and Director Qualifications
The Nominating and Corporate Governance Committee seeks to construct and maintain a Board consisting of a balanced, and diverse set of directors who collectively possess the expertise to ensure effective oversight of management. When considering a candidate for nomination as a director, the Board and the Nominating and Corporate Governance Committee may consider, among other things it deems appropriate, the candidate’s personal characteristics (including honesty, fairness, responsibility, integrity, ethics and values), accomplishments, and reputation in the business community and community at large; experience in corporate management and professional reputation and accomplishments; current knowledge and contacts in the communities in which the Company does business, the Company’s industry or other industries relevant to the Company’s business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; practical and mature business judgment, including ability to make independent, analytical inquiries; and the impact of the individual on the Board’s overall

8	2026 Proxy Statement

Proposal 1
composition. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders that it does to new nominees. The Nominating and Corporate Governance Committee also considers whether directors and director nominees are able to devote sufficient time and attention to their role as a member of our Board (including with respect to the Chairman and Presiding Director roles) and will, consistent with our Corporate Governance guidelines, take into account the nature of and time involved in a director's service on other boards (including any committees thereof) in evaluating the suitability of individual director candidates and current directors and making its recommendations to the Company's stockholders. In addition, for candidates who are currently serving as directors, the Nominating and Corporate Governance Committee considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. Further, the Board reviews the overall business acumen and experience of each director and considers how that individual could work together with the rest of the Board in serving the Company and its stockholders. Each of our Board members has particular attributes, skills and experiences that contribute to a well-rounded Board. We describe below the particular experiences, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as a member of our Board.
The Board and the Nominating and Corporate Governance Committee evaluate each individual candidate for nomination as a director in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment and drawing on the diversity of its members. In addition, the Board and the Nominating and Corporate Governance Committee believe that the Company and its stockholders benefit from a Board that combines the fresh perspectives brought by newer directors with the extensive industry and company-specific knowledge of longer-tenured directors, and consider director tenure when making director nomination decisions.
Consideration of Director Qualifications
As indicated in “Information Concerning Meetings, Executive Sessions and Director Independence — Nominating and Corporate Governance Committee,” on pages 17-18, a key objective for the Board in composing its membership is to assemble a group of directors that can support the business in achieving its goals and represent stockholder interests through the exercise of sound business judgment, leveraging a variety of experiences and backgrounds. Both the Nominating and Corporate Governance Committee and the Board consider a broad range of qualifications and attributes for this purpose, including professional experience, viewpoints, backgrounds, experience, skill sets and education. This approach helps ensure our Board benefits from complementary and diverse perspectives that enhance its effectiveness The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Director tenure is also considered during nominee assessment.
100% of the directors serving on the Audit, Nominating and Corporate Governance, Compensation, and Finance committees are independent. Since 2021, we have appointed four new non-executive directors to our Board. As previously disclosed, the Board had appointed Dr. Essig, the Company's Chairman, to the role of Executive Chairman to serve as valuable resource and source of stability throughout our CEO transition process initiated in February 2024. Following the commencement of Ms. Poul's service as our President and Chief Executive Officer in January 2025, Dr. Essig returned to his prior role as our Non-Executive Chairman, effective as of June 30, 2025. There was no change to Dr. Essig’s aggregate cash or equity-based compensation in connection with his appointment as Executive Chairman nor his transition back to our Non-Executive Chairman.
Board Composition
As of April 6, 2026, our eight-member Board of Directors includes four women and four men. Our Board includes directors with varied backgrounds and we believe that the diverse perspectives and experiences of our directors contribute to the Board's effectiveness in overseeing our business operations and strategic direction.

2026 Proxy Statement	9

Proposal 1
Diverse Range of Qualifications and Skills Represented by Our Directors
The table below summarizes the key experience, qualifications, and attributes for each director nominee and highlights the balanced mix of experience, qualifications, and attributes of the Board as a whole. This high-level summary is not intended to be an exhaustive list of each director nominee’s skills or contributions to the Board. No individual experience, qualification, or attribute is solely dispositive of becoming a member of our Board.

	Bradley	Clay	Essig	Graves	Hill	Lo	Poul	Schade
Skills/Qualifications
Healthcare Industry Experience Knowledge or experience in an industry involving healthcare and medical products and services	●	●	●	●	●		●	●
Senior Leadership and Oversight Experience
Experience with the leadership and oversight of organizations, offering practical perspectives on organizational and strategic planning, including M&A activity, talent development and driving long-term growth
		●	●	●	●	●	●	●
Manufacturing Operations and Supply Chain Experience Experience with the relationships and activities required to manufacture goods and maximize overall supply chain efficiency			●	●	●		●
Corporate Sales and Marketing Experience Experience with the marketing of an organization's products and services		●	●	●	●	●	●
Risk Management Experience Knowledge and experience in managing major risk exposures for complex, large organizations		●	●	●	●		●	●
Regulatory, Compliance and Product Safety Experience Experience with regulatory schemes and product quality control and safety			●	●	●		●	●
Financial Acumen Experience in financial accounting/reporting and corporate finance	●	●	●	●			●	●
International Business Experience Prior experience at, or study of, organizations that operates internationally	●	●	●	●	●	●	●
Public Company Board Experience Experience serving on and/or leading boards/committees of other public companies	●		●	●	●		●	●
Technology and Cybersecurity Expertise Knowledge or experience relating to the use or deployment of information technology to facilitate business objectives, including cybersecurity and data privacy	●		●	●		●
Corporate Governance Expertise Knowledge of or experience with the rules, practices, and processes used to direct and manage a company	●		●	●	●		●	●
Corporate Sustainability Expertise Knowledge of or experience with oversight and implementation of corporate sustainability matters and human capital management			●	●	●		●

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Proposal 1
Director Nominees
Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our current directors or executive officers. None of the corporations or other organizations referenced in the biographical information below are a parent, subsidiary, or other affiliate of Integra LifeSciences Holdings Corporation.

Keith Bradley, Ph.D. – Former Professor of International Management & Management Strategy, Open University and Cass Business School, U.K.

Dr. Bradley has been a consultant to a number of business, government and international organizations. Dr. Bradley was formerly a visiting professor at the Harvard Business School, Wharton and UCLA, a visiting fellow at Harvard’s Center for Business and Government and a professor of international management and management strategy at the Open University and Cass Business School, U.K. Dr. Bradley taught at the London School of Economics and was the director of the School’s Business Performance Group for more than six years. Dr. Bradley was formerly an adviser to RPH Capital, Canada.
Other Public Company Directorships: Prior to its merger with Orthofix Medical Inc. (Nasdaq: OFIX) in 2023, Dr. Bradley was a director of SeaSpine Holdings Corporation from 2015 to 2023.
Other Professional Experience and Community Involvement: Dr. Bradley served as a director and chair of North Star Capital Management Limited and GRS Financial Solutions Limited. Between 1996 and 2003, he was a director of Highway Insurance plc, an insurance company listed on the London Stock Exchange.
Education: Dr. Bradley received B.A. (Hons) degree from Middlesex University, and M.A. and Ph.D. degrees from the University of Essex, UK.
Key Experience and Qualifications: We believe Dr. Bradley's qualifications to serve on our Board include his international experience, extensive business experience in the healthcare and medical device industries, and financial literacy coupled with his more than 30 years of service on the boards of publicly traded companies.

Age: 81 Director since: 1992 Committees: Nominating and Corporate Governance, Audit, Finance

Shaundra D. Clay – Former Global Vice President, Finance, Beam Suntory

From 2021 through April 2024, Ms. Clay served as the global vice president of finance at Beam Suntory, Inc., a global premium spirits company, where she was responsible for enterprise-wide financial planning and analysis and led the integration of the short-, mid-, and long-term planning processes to optimize resource deployment. Prior to Beam Suntory, Ms. Clay was a managing director in the commercial banking group at JP Morgan Chase. Ms. Clay also spent 13 years in leadership roles within the healthcare industry in the United States and internationally. She served as chief financial officer for Australia, Canada, and Europe at Eli Lilly and Company and spent a decade at Medtronic in a variety of leadership roles in the U.S. and abroad, including as chief financial officer for the cardiovascular group for Western Europe and Canada. Ms. Clay began her career in accounting and financial analytics at Allstate Insurance Company.
Other Professional Experience and Community Involvement: Ms. Clay currently serves on the board of directors of Just Born Quality Confections, the Executive Leadership Council, as well as on the board of trustees (ex officio) of Clark Atlanta University.
Education: She earned a Bachelor’s degree in accounting from Clark Atlanta University and her M.B.A. from the University of Illinois at Chicago. Ms. Clay is an alumna of the Wharton School of the University of Pennsylvania.
Key Experience and Qualifications: We believe Ms. Clay's qualifications to serve on our Board include her record as a corporate executive coupled with her extensive experience in the fields of finance, the healthcare industry, and international business and her expertise in finance, healthcare, global business management and risk assessment.

Age: 55 Director since: 2021 Committees: Audit, Finance

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Proposal 1

Stuart M. Essig, Ph.D. – Managing Director, Prettybrook Partners, LLC

Dr. Essig is Integra’s Chairman of the Board of Directors. He has been our Chairman since January 2012 and a director since he joined Integra in 1997. He served as our Chief Executive Officer from 1997 through 2012 and our President from 1997 until 2010. From February 2024 to June 2025 he served as the Executive Chairman of the Board. Prior to joining the Company, he acted as the managing director in mergers and acquisitions for the medical technology practice at Goldman, Sachs & Co. He currently serves as managing director of Prettybrook Partners, LLC, a family office dedicated to investing in healthcare companies, which he cofounded in 2012.
Other Public Company Directorships: Dr. Essig currently serves on the board of directors of IDEXX Laboratories, Inc. (Nasdaq: IDXX) since 2017 and Piper Sandler Companies (NYSE: PIPR) since February 2026. Dr. Essig previously served on the board of directors of Orthofix Medical Inc. (Nasdaq: OFIX) from 2023 to 2024, SeaSpine Holdings Corporation from 2014 to 2022, and St. Jude Medical Corporation from 1999 to 2017, prior to its sale to Abbott Corporation. From 2013 until 2019 he served on the board of directors of Owens & Minor, Inc., (NYSE: OMI), from 2005 until 2008 he served on the board of directors of Zimmer Holdings, Inc., (NYSE: ZMH), and from 1998 to 2002, he served on the board of directors of Vital Signs, Inc., (Nasdaq: VITL).
Other Professional Experience and Community Involvement: Dr. Essig currently serves on the board of managers of Availity, LLC, the nation’s largest real-time health information network. Dr Essig is a venture partner at Wellington Partners Advisory AG, a venture capital firm. He previously served as a senior advisor to TowerBrook Capital Partners and Water Street Healthcare Partners and as an executive-in-residence at Cardinal Partners. Dr. Essig is also the former chairman of the board of directors of venture-backed Mission Bio Inc., and former lead director and executive chairman of the board of directors of private-equity backed Breg, Inc., a premium provider of high-value sports medicine products and services that advance patient care in orthopedics. Dr. Essig has also served on the executive committee, nominating and governance committee, and was the treasurer of, ADVAMED, the Advanced Medical Technology Association.
Dr. Essig has also been involved in several non-profit and charitable organizations. He serves on the Leadership Council of the Princeton University School of Engineering and Applied Sciences, and previously served on the NACD Compensation Committee Chair Advisory Council. From 2012 to 2018, he served on the board of directors of Trenton-area non-profit, Isles, Inc. and from 2006 to 2023 served as a volunteer and fundraiser for the Children’s Brain Tumor Foundation.
Education: Dr. Essig received an A.B. degree, and graduated with magna cum laude honors, from the Princeton School of Public and International Affairs at Princeton University and an M.B.A. and Ph.D. in Financial Economics from the University of Chicago, Graduate School of Business.
Key Experience and Qualifications: We believe Dr. Essig's qualifications to serve on our Board include his broad experience in the medical device and healthcare industries, executive management and oversight, international business, manufacturing, finance, and accounting fields coupled with his service on the boards of publicly traded companies for over 30 years and his extensive knowledge of the health care industry.

Age: 64 Director since: 1997 Chairman Committees: Quality (Chair)

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Proposal 1

Jeffrey A. Graves, Ph.D. – President and CEO, 3D Systems Corporation

Dr. Graves is currently President and CEO of 3D Systems Corporation, a leading additive manufacturing solutions provider to industrial and healthcare companies. From 2012 to May 2020, Dr. Graves served as President and Chief Executive Officer and a director of MTS Systems Corporation, a global supplier of test, simulation, and measurement systems. From 2005 until 2012, he served as President and CEO of C&D Technologies, Inc. Dr. Graves also held leadership roles with Kemet Corporation as Chief Operating Officer (2001 to 2003) and CEO (2003 to 2005). Previously he held a number of leadership and technical roles with GE, Rockwell, and Howmet Corporation.
Other Public Company Directorships: Since May 2020, Dr. Graves has served as a board member of 3D Systems Corporation (NYSE: DDD). Dr. Graves served on the board of Hexcel Corporation (NYSE: HXL) 2007 to 2024. Dr. Graves previously served as a board member for FARO Technologies, Inc. (Nasdaq: FARO) from 2019 to 2022, MTS Systems Corporation from 2012 to 2020, and Teleflex Incorporated from 2007 to 2019.
Education: Dr. Graves received a bachelor’s degree in metallurgical engineering from Purdue University and completed his master’s degree and Ph.D. in metallurgical engineering at the University of Wisconsin.
Key Experience and Qualifications: We believe Dr. Graves' qualifications to serve on our Board include his management experience, strategic, operational and financial experience and a perspective on strategy and growth for the benefit of our stockholders. In addition, Dr. Graves has extensive experience serving on the boards of other publicly traded companies.

Age: 64 Director since: 2023 Committees: Compensation, Nominating and Corporate Governance, Quality

Barbara B. Hill – Operating Partner, NexPhase Capital

Ms. Hill is currently an operating partner of NexPhase Capital, a private equity firm (formerly Moelis Capital Partners), where she focuses on healthcare related investments and has provided strategic operating support for its healthcare portfolio companies since 2011. From March 2006 to September 2010, Ms. Hill served as chief executive officer and a director of ValueOptions, Inc., a managed behavioral health company, and FHC Health Systems, Inc., its parent company. Prior to that, Ms. Hill served as president and a director of Express Scripts, Inc., a pharmacy benefits management company. In previous positions, Ms. Hill was responsible for operations nationally at Cigna HealthCare, and also served as the CEO of health plans owned by Prudential, Aetna and the Johns Hopkins Health System.
Other Public Company Directorships: Ms. Hill currently serves as a board member of Omega Healthcare Investors, Inc. (NYSE: OHI) and previously as a board member for Owens & Minor Inc. (NYSE: OMI), and St. Jude Medical Corporation (NYSE: STJ).
Other Professional Experience and Community Involvement: Ms. Hill has been active with the boards and committees of the Association of Health Insurance Plans and other health insurance industry groups.
Education: Ms. Hill received B.A and M.S. degrees from Johns Hopkins University.
Key Qualifications: We believe Ms. Hill's qualifications to serve on our Board include her management experience, strategic and operational experience in the managed healthcare and pharmaceutical industries, as well as compliance and manufacturing experience in the healthcare industry, coupled with her experience serving on boards of other publicly traded companies.

Age: 73 Director since: 2013 Presiding Director Committees: Compensation, Nominating and Corporate Governance (Chair), Quality

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Proposal 1

Renee W. Lo – Vice President APAC, Sales Solutions, LinkedIn Corporation

Since February 2025, Ms. Lo has served as Vice President APAC, Sales Solutions for LinkedIn Corporation, responsible for leading the commercial organization focused on sales and marketing efforts for customers in the Asia Pacific region. From October 2022 to January 2025, Ms. Lo served as partner CTO, APAC Regional Director for Google, responsible for leading the partner technology organization across the Asia Pacific region. From 2019 to September 2022, Ms. Lo was the general manager for Microsoft, leading its data and artificial intelligence business in Asia. Prior to Microsoft, from 2015 to 2019, she built regional technology teams at Amazon Web Services and ran the global business development team for Amazon.com, focusing on telecommunications, consumer hardware devices, and new services. Ms. Lo has more than 13 years of experience in North America, including roles with Microsoft, SAP and Pivotal Software, in addition to Amazon, focusing on collaborative and cloud technologies. She has held leadership roles within product development, commercial, operations, business and corporate strategy.
Education: Ms. Lo received a bachelor’s degree in computer science from the University of British Columbia, and an M.B.A. from the University of Manchester.
Primary Qualifications: We believe Ms. Lo's qualifications to serve on our Board include her experience driving digital transformation across industries and implementing global corporate strategies, bolstered by her management experience, including leadership roles within product development, commercial, international operations, business and corporate strategy functions.

Age: 45 Director since: 2022 Committees: Compensation (Chair)

Mojdeh Poul – President and Chief Executive Officer

Ms. Poul has served as our President and Chief Executive Officer since January 2025. Ms. Poul has over thirty years of experience leading global businesses and operations in large multinational organizations. From April 2019 to June 2022, Ms. Poul served as the Executive Vice President and Group President of 3M Company’s Healthcare Business, where she led the global P&L, strategy, manufacturing and commercial operations, and R&D for the $8.6 billion Healthcare Business Group. Prior to that, Ms. Poul held multiple leadership roles at 3M, including Executive Vice President of Safety & Graphics Business Group, President of 3M Canada, and President of two divisions within the 3M Healthcare Business Group. Before joining 3M in April of 2011, Ms. Poul held global business leadership roles of increasing responsibility with leading global medical technology companies, including Medtronic, Boston Scientific, and Teleflex Medical.
Other Public Company Directorships: Ms. Poul has served on the board of directors of Align Technology since December 2023 and is a member of the audit committee. Previously, Ms. Poul served on the board of directors of Stanley Black and Decker, Inc. from February 2021 to May 2025 and iRhythm Technologies, Inc. form June 2023 to May 2025.
Education: Ms. Poul holds an M.B.A. from University of North Carolina at Chapel Hill as well as a Master of Engineering and B.S. in Mechanical Engineering from University of Louisville.
Key Experience and Qualifications: We believe Ms. Poul's qualifications to serve on our Board include her over 30 years of executive management experience in the Healthcare/MedTech industry and her history of success in development and execution of corporate strategy, business transformation, portfolio management, and innovation. Moreover, Ms. Poul has extensive skills and experience in global business operations, P&L management, marketing and government relations.

Age: 63 Director since: 2025

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Proposal 1

Christian S. Schade – Former Chief Executive Officer, Halda Therapeutics LLC

Mr. Schade served as the Chief Executive Officer of Halda Therapeutics LLC ("Halda"), a clinical-stage biotechnology company, discovering novel medicines to target cancer and overcome drug resistance, from October 2024 until Halda's sale to Johnson & Johnson Co. in December 2025 . Prior to his appointment at Halda, Mr. Schade served as a Growth Partner at Flagship Pioneering, a venture capital company that invests in biotechnology, life sciences, health and sustainability companies from January 2023 to October 2024. Previously, from April 2016 to 2022, he served as the chairman and chief executive officer of Aprea Therapeutics, Inc. Prior to joining Aprea Therapeutics, Mr. Schade was the chief executive officer of Novira Therapeutics, Inc., an antiviral drug discovery company until it was acquired by Johnson & Johnson. He also served as executive vice president and chief financial officer of Omthera Pharmaceuticals, Inc., an emerging specialty pharmaceuticals company until it was purchased by AstraZeneca Plc. Mr. Schade previously held executive level positions with other publicly traded companies such as NRG Energy, serving as executive vice president and chief financial officer and Medarex Inc., as senior vice president administration and chief financial officer. He also held various corporate finance and capital markets positions in New York and London for both Merrill Lynch and JP Morgan Chase & Co.
Other Public Company Directorships: From July 2023 to January 2025, Mr. Schade served on the board of Omega Therapeutics, Inc. (Nasdaq: OMGA), where he served as a member of its compensation committee and as chair of its nominating and corporate governance committee, and as chair of the board from August 2023 to January 2025. From 2016 to August 2023, Mr. Schade served on the board of Aprea Therapeutics, Inc. (Nasdaq: APRE).
Education: Mr. Schade received an A.B. degree from Princeton University, and received an M.B.A. from the Wharton School at the University of Pennsylvania.
Primary Qualifications: We believe Mr. Schade's qualifications to serve on our Board include his wealth of corporate management, finance, manufacturing, accounting, human resources, business development and risk management skills coupled with his significant knowledge and experience in the life sciences industry. In addition, he has held several senior leadership positions at both private and public companies and has experience serving on the boards of other public companies.

Age: 65 Director since: 2006 Committees: Audit (Chair), Finance (Chair)

2026 Proxy Statement	15

Proposal 1
Information Concerning Meetings, Executive Sessions and Director Independence
The Board held seven (7) regularly scheduled and one (1) special meetings during 2025. The Company’s independent directors meet at least twice a year in executive session without management present. The Board has determined that all of the Company’s directors, except for Ms. Poul and Dr. Essig, are independent, as defined by the applicable Nasdaq Stock Market listing standards and the rules of the Securities and Exchange Commission. Dr. Essig does not qualify as an independent director due to the fact that he was employed by the Company as Executive Chairman during the past three years, with his employment ending on June 30, 2025 in connection with his transition to our Non-Executive Chairman.
Standing Committees Of The Board Of Directors
The Corporation has standing Audit, Nominating and Corporate Governance, Compensation, Finance, and Quality Committees of the Board. Each committee operates pursuant to a written charter. Copies of these charters are available on our website at www.integralife.com through the “Investors” link under the heading “Corporate Governance.” During 2025, each incumbent director attended in person or by virtual format at least 75% of the total number of meetings of the Board and of each committee of the Board on which he or she then served. Our directors are encouraged to attend our annual meetings of stockholders. At the annual meeting of stockholders held in 2025, all of the directors standing for re-election attended the annual meeting. The following chart and narrative set forth the current composition of our committees of the Board, coupled with the number of committee meetings held in 2025 for each standing committee.
Committee Composition

Name	Audit	Nominating and Corporate Governance	Compensation	Finance	Quality

Keith Bradley, Ph.D.
Shaundra D. Clay
Stuart M. Essig, Ph.D.
Jeffrey A. Graves
Barbara B. Hill
Renee W. Lo
Mojdeh Poul
Christian S. Schade
Number of 2025 Meetings	7	6	6	3	4

= Chairman of the Board	= Presiding Director	= Chair	= Member

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Proposal 1
Audit Committee

Members Mr. Schade (chair) Ms. Clay Dr. Bradley
Purpose
•Oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements.
•Oversee the independence, quality control and work of the Company’s external independent auditor and the appointment and performance evaluation of the internal auditor.
•Oversee the Company’s compliance program, including but not limited to the Company’s compliance with the Foreign Corrupt Practices Act, False Claims Act, Physician Self-Referral Law (Stark) and Anti-Kickback Statute, and similar foreign requirements.

Number of Meetings: 7

Audit Committee. The members of the Audit Committee are Mr. Schade (chair), Dr. Bradley and Ms. Clay. The Committee met seven (7) times in 2025. The Board has determined that all the members of the Audit Committee are independent within the meaning of the rules of the SEC and the applicable Nasdaq Stock Market listing standards. The Board also has determined that Ms. Clay, Dr. Bradley and Mr. Schade are “audit committee financial experts,” as defined under Item 407(d) of Regulation S-K, and that each of them is “financially sophisticated” in accordance with Nasdaq Stock Market listing standards.
Nominating and Corporate Governance Committee

Members Ms. Hill (chair) Dr. Bradley Dr. Graves
Purpose
•The identification of qualified candidates to become Board members consistent with criteria approved by the Board.
•The selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected).
•The selection of candidates to fill any vacancies on the Board.
•The development and recommendation to the Board of a set of corporate governance guidelines and principles applicable to the Corporation.
•Oversight of the Corporation’s corporate sustainability policies and practices.
•Oversight of the Company’s cybersecurity programs, policies and procedures.
•Oversight of the evaluation of the Board.

Number of Meetings: 6

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Ms. Hill (chair), Dr. Bradley and Dr. Graves. The Committee met six (6) times in 2025. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent, as defined by the applicable Nasdaq Stock Market listing standards.
When considering a candidate for nomination as a director, the Nominating and Corporate Governance Committee may consider, among other things it deems appropriate, the qualifications described above under “Criteria for Board Membership and Director Qualifications.” The Nominating and Corporate Governance Committee will consider stockholder-nominated candidates for director, provided that the nominating stockholder provides timely notice of such nomination pursuant to the Company’s bylaws, and such notice includes, among other things: a questionnaire completed by the candidate in the form provided by the Company (which

2026 Proxy Statement	17

Proposal 1
questionnaire shall be provided by the Secretary upon written request) with respect to the background and qualifications of the candidate; a representation and agreement of the candidate in the form provided by the Company (which form shall be provided by the Secretary upon written request) that the nominee will, among other things, comply with all applicable rules and regulations of Nasdaq and each of the Company’s corporate policies applicable to directors; the number of shares of the Company’s common stock that such candidate beneficially owns; a description of all arrangements or understandings between the nominating stockholder and such candidate and/or any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; information regarding any relationships between the candidate and the nominating stockholder within the past three years; represents in the nomination notice an intention to solicit proxies from stockholders representing at least 67% of the voting power of shares entitled to vote on the election of directors; and provides any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under our bylaws.
A stockholder’s recommendation also must set forth the name and address, as they appear on the Company’s books, of the stockholder making such recommendation; the class and number of shares of the Company’s common stock that the stockholder beneficially owns and the date the stockholder acquired such shares; any material interest of the stockholder in such nomination; any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act or under our bylaws, in its capacity as a proponent of a stockholder proposal; a statement from the recommending stockholder in support of the candidate; references for the candidate; and an indication of the candidate’s willingness to serve, if elected. Recommendations for candidates to the Board must be submitted in writing to Integra LifeSciences Holdings Corporation, 1100 Campus Road, Princeton, New Jersey 08540, Attention: Executive Vice President, Chief Legal Officer and Secretary.
Compensation Committee

Members Ms. Lo (chair) Dr. Graves Ms. Hill
Purpose
•Discharge the Board’s responsibilities relating to compensation of the Corporation’s executives, including by designing (in consultation with management or the Board), recommending to the Board for approval, and evaluating the compensation plans, policies and programs of the Corporation applicable to executives.
•Produce an annual report on executive compensation for inclusion in the Corporation’s proxy materials.

Number of Meetings: 6

Compensation Committee. The members of the Compensation Committee are Ms. Lo (chair), Dr. Graves and Ms. Hill. The Compensation Committee met six (6) times in 2025. The Compensation Committee makes decisions concerning salaries and incentive compensation, including the issuance of equity awards, for executive officers of the Company. The Compensation Committee also administers the Company’s 2003 Equity Incentive Plan, the Company’s Deferred Compensation Plan and the Company’s Employee Stock Purchase Plan (collectively, the “Approved Plans”). Each member of the Compensation Committee is a “non-employee” director within the meaning of Rule 16b-3 under the Exchange Act. The Board has determined that each of the members of the Compensation Committee is independent, as defined by the applicable Nasdaq Stock Market listing standards.
The Compensation Committee may delegate any or all of its responsibilities to the extent consistent with the Company’s certificate of incorporation, bylaws, Corporate Governance Guidelines and applicable laws and rules of markets in which the Company’s securities then trade.
The Compensation Committee has delegated authority for making equity awards to non-executive officer employees under the Approved Plans to a Special Award Committee, consisting of the Chief Executive Officer, provided, however, that this delegation is limited to grants whose cumulative value in any twelve-month period does not exceed $450,000 for any individual recipient. On an annual basis, the Compensation Committee establishes the maximum aggregate value of the awards the Special Award Committee may make. The Compensation Committee authorized the Special Award Committee to grant awards with a maximum aggregate value of $22,000,000 during the one-year period beginning May 8, 2025.

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Proposal 1
The Company’s Chief Executive Officer provides significant input on the compensation, including annual merit adjustments and equity awards, of the other executive officers. As discussed below in “Compensation Discussion and Analysis — Compensation Best Practices — Role of the Compensation Committee,” the Compensation Committee approves the compensation of these officers, taking into consideration the recommendations of the Chief Executive Officer.
The Compensation Committee has established a process for considering the independence of compensation consultants, outside counsel and other advisers (other than in-house legal counsel) who serve as compensation advisers before the Compensation Committee selects or receives advice from such compensation advisers and has concluded that no conflict of interest issues currently exist regarding such compensation advisers.
During 2026, the Compensation Committee engaged WTW (f/k/a Willis Towers Watson) to provide consulting services relating to (i) the Compensation Discussion and Analysis and Say on Pay Proposal, (ii) stockholder advisory matters, (iii) compensation arrangements for the CEO and other executive officers for their performance during the 2025 calendar year, and (iv) Amendment No. 3 to the Fifth Amended and Restated 2003 Equity Incentive Plan. During 2025, the Compensation Committee engaged WTW to provide consulting services relating to (i) the Compensation Discussion and Analysis and Say on Pay Proposal, (ii) stockholder advisory matters, (iii) compensation arrangements for the CEO and other executive officers for their performance during the 2024 calendar year, and (iv) Amendment No. 2 to the Fifth Amended and Restated 2003 Equity Incentive Plan.
Finance Committee

Members Mr. Schade (chair) Dr. Bradley Ms. Clay	Purpose •Provide advice to management on matters related to financing strategy, as well as the Corporation's capital structure and capital allocation initiatives

Number of Meetings: 3

Finance Committee. The members of the Finance Committee are Mr. Schade (chair), Dr. Bradley and Ms. Clay. The Committee met three (3) times in 2025. The Board has determined that each of the members of the Finance Committee is independent, as defined by the applicable Nasdaq Stock Market listing standards.
Quality Committee

Members Dr. Essig (chair) Dr. Graves Ms. Hill	Purpose •Assist the Board in its oversight of the quality and safety of the Company’s products and services.

Number of Meetings: 4

Quality Committee. The members of the Quality Committee are Drs. Essig (chair) and Graves and Ms. Hill. The Quality Committee met four (4) times in 2025.

2026 Proxy Statement	19

Proposal 1
Board Evaluations
The Board performs a rigorous evaluation annually. Each Director evaluates each other and all of the Committees as well as the Board as a whole. The evaluation process is primarily managed by the Corporate Secretary’s office with oversight from the Nominating and Corporate Governance Committee. As part of the evaluation, the Directors assess individual skill sets, board leadership, and the effectiveness of each Committee. The results of the evaluation are then provided to, and reviewed by, each Director. Afterwards, the Directors and management collaborate towards making improvements based on the feedback disclosed. The Company believes this overall process leads to purposeful results. In addition to the evaluations, each Committee also reviews its charter annually. For information about the factors considered by the Board and Nominating and Corporate Governance Committee in evaluating candidates, please refer to "Criteria for Board Membership and Director Qualifications" above.
Our Board is committed to ensuring that it serves the best interests of its stockholders and positions the Company for future success. Accordingly, the Board, as it deems necessary, may have conversations with individual Directors in connection with evaluations, the board refreshment process, and the consideration of the annual slate of Director nominees. The Company expects to continue these practices going forward.
Board Leadership Structure
The Board recognizes that one of its key responsibilities is to evaluate and determine the optimal leadership structure to best serve the interests of our stockholders. Given the dynamic and competitive environment in which we operate, the optimal size and structure of the Board may vary with changing internal and competitive circumstances.
The Company currently has eight members of the Board, who will serve until the conclusion of the Annual Meeting and until their successors are duly elected and qualified. The current directors are Keith Bradley, Ph.D., Shaundra D. Clay, Stuart M. Essig, Ph.D., Jeffrey A. Graves, Ph.D., Barbara B. Hill, Renee W. Lo, Mojdeh Poul, and Christian S. Schade. All current members of the Board are nominees for election to the Board at the Annual Meeting. Following the conclusion of the Annual Meeting, assuming all of the nominees for election are duly elected by our stockholders, the Board will consist of eight members.
As indicated above, Ms. Poul has served as both President and Chief Executive Officer and as a director of the Company since January 2025. Her position is separate from that of the Chairman of the Board. We view having the Chairman position separate from the Chief Executive Officer as a good governance practice because it puts the Board in the best position to oversee all executives of the Company and set a pro-stockholder agenda without presenting potential conflicts that having the two positions combined might pose, thus resulting in a more effective Board.
Stuart M. Essig, Ph.D. has served as Chairman of the Board since June 2012 and has been a director since 1997. He served as Non-Executive Chairman of the Board from June 2012 to February 2024 and since July 1, 2025. He served as Executive Chairman of the Board from January 2012 to June 2012 and from February 2024 to June 2025 as well as President from 1997 to 2010 and as Chief Executive Officer from 1997 to 2012. He has significant experience with, and knowledge of, the Company, its operations, products and history. In addition, he is a significant stockholder of the Company. We believe we benefit greatly by having a Chairman with his level of experience with the Company and whose interests are strongly aligned with those of our stockholders. We believe his experience and knowledge of the Company will aid our efforts to solidify and strengthen the operational foundations of the Company and enhance our ability to drive improved stockholder value.
Barbara B. Hill has served as Presiding Director since September 2018 and she has been a director since 2013. Ms. Hill has significant experience with, and knowledge of, the Company, its operations, products and history. We believe the Company significantly benefits from having a Presiding Director with deep knowledge of the Company. In addition, the presence of an active and independent Presiding Director ensures independent oversight of the Board and its responsibilities. Further, we believe having a separate Presiding Director to, among other things, (1) serve as the primary liaison between the independent directors and the Chief Executive Officer, (2) counsel the Chief Executive Officer on key board governance issues, and (3) preside over board meetings if the Chairman of the Board is absent, leads to a more effective board of directors. The Presiding Director also serves as a contact person to facilitate communications between stockholders and other third parties and the independent directors. Please see “Communications with Directors” for additional information on contacting the Board.

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Proposal 1
We believe the mix of backgrounds, experience, attributes and skills of our directors provides a good balance for the Board composition. See “Criteria for Board Membership and Director Qualifications” above for a description of the specific experience, qualifications, attributes or skills of each of our director nominees that the Nominating and Corporate Governance Committee considered relevant in nominating them and “Proposal 1. Election of Directors” for each director nominee’s biographical information.
In addition, we believe the current size of the Board and Board Committees is appropriate, given the size, nature, structure and complexity of the Company. The Board continues, however, to monitor and evaluate the optimal size and composition of the Board to ensure an optimal leadership structure.
Accordingly, we believe our Board leadership structure is appropriate at this time.
The Board’s Role in Risk Oversight
The Board has overall responsibility for the oversight of risk management at the Company, which includes overseeing our process for identifying, assessing and mitigating significant financial, operational, strategic, cybersecurity and other risks that may affect the Company. A fundamental part of risk oversight is understanding the risks that Integra faces, the steps management is taking to manage those risks, and assessing the Company's appetite for risk. The risk assessment process also considers whether risks are short-, medium-, or long-term, such that the management of significant risks can be prioritized, in part, based on the timeframe of such risks. Risk management systems, including our internal auditing procedures, internal control over financial reporting and corporate compliance programs, are designed in part to inform management about our material risks. Our Board receives regular reports from management on matters relating to strategic and operational initiatives, financial performance, cybersecurity and legal developments, including the related enterprise-risk exposures. The involvement of the Board in the oversight of our strategic planning process is a key part of its assessment of the risks inherent in our corporate strategy.
The Board has delegated responsibility for the oversight of certain areas of risk management to the standing Committees of the Board, as described below. Each standing Board committee reports to the full Board following each committee meeting. In performing this function, each committee meets in executive session with key management personnel and representatives of outside advisors as needed and has full access to management, as well as the ability to engage advisors. The Board believes that delegating certain responsibilities and oversight functions to its committees, as described below, allows for more nuanced oversight processes, reflecting the technical expertise and subject matter focus of the Board's individual committees, and is also more conducive to a proactive oversight of management's actions. Summarized below are the specific risk areas of focus for each standing committee.

2026 Proxy Statement	21

Proposal 1

Audit Committee
•Oversees risks relating to the accounting and financial reporting process of the Company and audits of the Company’s financial statements
•Meets regularly with management to review and discuss the financial risk management processes, including compliance with Sarbanes-Oxley and related internal controls and procedures, disclosure controls and procedures and accounting and reporting compliance, as well as tax, treasury and compliance matters
•Receives periodic reports from the internal audit team, which is responsible for providing an annual audit assessment of the Company’s processes and controls; developing an annual audit plan using risk-based methodology; implementing the annual audit plan; coordinating with other control and monitoring functions; issuing periodic reports to the Audit Committee and management summarizing the results of audit activities; assisting with investigations of significant suspected fraudulent activities within the organization; and notifying management and the Audit Committee of the results
•Provides oversight for the Company's major technology initiatives in conjunction with the internal audit team
•Regularly discusses liquidity, capital, funding needs and other financial matters with management
•Oversees risks relating to the quality and integrity of the Company's data relating to climate change and similar corporate sustainability matters

Compensation Committee
•Oversees risks relating to executive compensation and other incentive programs in the Company
•Considers risks during its deliberations on the design of the Company’s executive compensation programs with the goal of appropriately balancing short-term objectives and long-term performance without encouraging excessive and unnecessary risk-taking behaviors
•Reviews and evaluates management reports on the Company’s incentive compensation programs
•Assesses how executive compensation practices may impact the Company's reputation through Say-on-Pay among stockholders, employees, customers and the public

Nominating and Corporate Governance Committee
•Oversees risks relating to the Company’s governance structures and processes
•Oversees corporate governance matters, including the annual evaluations of the Board, its Committees and members
•Establishes policies and procedures for good corporate governance
•Oversees the Company's corporate sustainability policies and practices, including material risk assessment and goal tracking and reporting
•Oversees the Company's cybersecurity programs, policies and procedures

Finance Committee	•Oversees matters relating to the Company’s financing strategy, as well as the Company’s capital structure, capital allocation initiatives and other financial matters

Quality Committee	•Oversees matters relating to operations, quality and regulatory compliance within the Company

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Proposal 1
The Board is committed to oversight of the Company’s business strategy and strategic planning, including through the work of the Board committees and regular Board meetings. This ongoing effort enables the Board to focus on Company performance over the short, intermediate and long term. In addition to financial and operational performance, non-financial measures, including sustainability goals, are addressed by the Board and Board committees.
The Company has also implemented an Enterprise Risk Management (“ERM”) program to further enhance its oversight of risks inherent to the business. The ERM programs helps Integra's management to identify, assess, manage and mitigate a broad range of risks across our businesses, regions and functions, and to ensure alignment of our risk assessment and mitigation efforts with our overall corporate strategy. This ERM program allows the Board and management to gain a greater understanding and awareness of risks facing the business and the efforts being undertaken to mitigate those risks. Additionally, the executive leadership team’s individual performance objectives are aligned with the top risks identified in the annual ERM process.
In addition to periodic updates management provides to the Board on the ERM program, management presents an annual report to the Board detailing the Company’s processes for (1) assessing and addressing risks, (2) compliance reporting, and (3) the reporting of other material information.
Our President and Chief Executive Officer, who functions as our chief risk officer, is supported in this role by both our Chief Legal Officer and our Chief Compliance Officer, who reports to our Chief Legal Officer. As chief risk officer, our President and Chief Executive Officer has responsibility for ensuring management provides periodic updates to the Board or Board committees regarding risks in many areas, among them accounting, treasury, information systems, legal, governance, legislative (including reimbursement), general compliance (including sales and marketing compliance), quality, regulatory, corporate sustainability risks and opportunities, corporate development, operations and sales, marketing and cybersecurity. Both formal reports and less formal communications between the Board and our President and Chief Executive Officer derive from a continual flow of communication throughout the Company regarding risk and compliance. We believe our Board and senior management team promote a culture that actively identifies and manages risk.
The ERM program, along with our annual processes for creating and reviewing with the Board our strategic plan, budget and internal audit plans, as well as regular processes and communications throughout the Company, including between management and the Board and Board committees, combine to ensure the Company is continually addressing its business risks in a disciplined fashion.
Compensation Committee Interlocks and Insider Participation
Ms. Lo (chair), Ms. Hill and Dr. Graves are the current members of the Compensation Committee and served as members during the last completed fiscal year. None of our Compensation Committee members currently serves, nor did they ever serve, as an officer or employee or former officer of the Company or had any relationship requiring disclosure herein pursuant to SEC regulations. No executive officer of the Company served as a member of a Compensation Committee or a director of another entity under circumstances requiring disclosure under SEC regulations.
Corporate Sustainability Strategy
At Integra, our purpose of restoring lives is at the core of everything we do and informs our corporate sustainability strategy. Guided by our values, we seek to advance health with integrity and accountability. We strive to embed our purpose and values across every aspect of our business —from ethical governance to sustainable practices and transformational care and high-quality innovations. With our purpose and values as our guide, we are shaping a tomorrow where we play our part in making people, workplaces, and the world healthier.
We view our corporate sustainability strategy as an extension of our company strategy, driving our success, stockholder value and the positive impact we strive to make in the lives of every patient and healthcare professional who encounter an Integra product, service or employee.

2026 Proxy Statement	23

Proposal 1
In 2025, we made meaningful improvements to our corporate sustainability strategy by shifting to a broader approach that considers financial health and how our actions impact environmental and social factors. A double materiality approach aligns with evolving global standards, and strengthens stakeholder trust by providing greater transparency on our corporate sustainability impacts. Investors, customers, employees and regulators increasingly expect businesses to account for their contribution to a sustainable future. In addition to reinforcing our commitment to accountability and progress, double materiality enhances integration across strategy, decision-making and innovation, ensuring long-term business resilience. Our latest materiality assessment, conducted with input from key stakeholders, has provided deep insights into priority sustainability issues. As we continue to advance of our corporate sustainability efforts, we remain dedicated to refining our strategy to drive both business value and positive global impact. For more information regarding Integra's corporate sustainability strategy see our 2024 Environmental, Social, and Governance Report, which is available at https://www.integralife.com/esg-report. Such report, or any other information from the Integra website, are not part of, or incorporated by reference into, this proxy statement. Some of the statements and reports contain cautionary statements regarding forward-looking information that should be carefully considered.
The Company recognizes its responsibility to be a good corporate citizen, guided by high moral and ethical standards in its interactions with customers, stockholders, employees and the community in which we operate. Our company purpose and values have long guided our corporate responsibility priorities. Such efforts include the following:
Community & Philanthropy: Integra’s commitment improving patients’ lives goes beyond the walls of the operating room and extends to the global communities in which the Company participates. Integra has an extensive history of partnering with patients and working alongside organizations such as Wounded Warriors, the Children’s Brain Tumor Foundation, the Phoenix Burn Society, and the Hydrocephalus Association, among many others. In addition, we donate products to organizations where our products can be used in teaching and research and development. The logistics of product donations are often complex, with many different regulatory and international rules, but we strive to make our products available to make a meaningful difference and change lives.
The Company works closely with the Integra Foundation, a 501(c)(3) organization which awards grants to other nonprofits that support medical education in plastic and reconstructive surgery, wound care, neurosurgery, neurotrauma, and neuromonitoring. It also provides grants for needs-based patient support and health education programs in our clinical areas of focus and within our regional communities. Each year Integra colleagues have the opportunity to connect with their communities and volunteer their time for community improvement projects such as supporting disaster relief efforts, charity walks and other charitable initiatives.
Compliance & Ethics: Integra is committed to its Code of Conduct and to holding the Company accountable as a leader in the medical technology industry. The Company operates a comprehensive compliance program, which is supported by a training program led by Integra’s Chief Compliance Officer. Our comprehensive Code of Conduct reflects our expectation of compliance with laws, regulations, and codes of ethics relevant to our industry around the world. This Code of Conduct is on the Integra website and applies to all employees, including officers and directors, individuals and organizations that are suppliers to or third-party intermediaries for Integra. It establishes minimum requirements and expectations for the conduct of Integra’s business partners, and Integra encourages its partners to establish stricter or more extensive requirements where appropriate. Consistent with this policy, Integra will not tolerate any forms of slavery, servitude, forced labor and human trafficking, and business partners must not engage in any practice that constitutes any form of modern slavery.
People: Integra believes its people are its greatest assets and understands that the work we do every day makes a significant, positive difference in improving patients’ lives. Attracting, developing, and retaining key talent is a high priority for our management team and our Board. We value creating an inclusive workplace environment and are committed to leveraging our different ideas, backgrounds, interests, and beliefs to make Integra a stronger, higher performing company and a place our employees, partners, and potential employees want to work. Education is critical to cultivating a culture of growth and development. Our onboarding approach includes learning about our business, products and markets, our culture, and creating meaningful and inclusive connections with colleagues on a broad-base. Our comprehensive human capital development programs are designed to support the personal success of our colleagues, because without them, we could not secure the success of our business. Continued learning and development is a critical component of employee job satisfaction, retention, and career advancement—and ultimately, a driver of business success. We regularly seek employee feedback and sentiment about our workplace through global engagement surveys conducted on an annual basis and we are committed to improving the quality of life of our employees and their families by offering numerous well-being programs and initiatives.

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Proposal 1
Organizational Culture: At all levels of the Company, Integra focuses on creating an inclusive culture that values the diversity of ideas, backgrounds and interests of our employees and community. Having a culture and workforce in line with this focus area is a business priority and key to the Company’s long-term success. The Company’s commitment to our culture starts at the top with our Board and Chief Executive Officer. A few of the Company’s notable efforts include but are not limited to the following:

Board and Leadership Diversity
Through mentorship, sponsorship, recruitment efforts, and development programs the Company looks to continue to develop its leadership talent. Currently, 50% of the Board, 46% of our executive leaders and 37% of senior leaders (non-executive vice presidents) are female.

Business Resource Groups
The Company supports representative resource groups, totaling eight in 2025. These resource groups provide opportunities for employees with shared interests and backgrounds to connect, learn and grow, while also working together to empower our employees, enhancing team dynamics, develop new skills and build a more inclusive and collaborative work environment across Integra.

Commitment to an Inclusive Culture
We consider a welcoming and inclusive work environment central to our business strategy and long-term success. As an equal opportunity employer, Integra is committed to providing equal employment opportunities to all qualified applicants and employees. A healthy, safe and respectful workplace, free from harassment, discrimination, intimidation and retaliation, is among our most important priorities as a company. Upon joining Integra, colleagues globally participate in two programs to promote a culture of inclusion: Introduction to Managing Unconscious Bias and Practicing Inclusion, courses that create awareness of different perspectives in the workplace and provide tools to build better collaboration skills.

Building Our Talent Pipeline
The Integra Rotational Leadership Program (IRLP) has been a significant avenue for recruiting, educating, and retaining talent since it was established 14 years ago. Each new Rotational Associate serves in three eight-month assignments over two years that can include Operations, Quality, Regulatory, R&D, and other functions. These emerging leaders receive extensive onboarding, coaching, and exposure to Integra executives.

Environmental Health, Safety & Security: Integra is committed to providing a safe environment for all employees and visitors and we seek to achieve the highest environmental health, safety and security ("EHS&S") standards for our employees, contractors and the communities where we work. Our EHS&S policy is implemented through a comprehensive EHS&S Management System, with oversight at every level of Integra. There are several core components to our EHS&S Management System, including leadership; employee participation; risk management, emergency preparedness and event management; monitoring performance and continuous improvement; and the management of contractors, third parties and external manufacturers in our supply chain. Managers are also entrusted to oversee and ensure health and safety at their respective sites and foster a workplace culture to achieve that end. We implement our approach globally by our systems and support at regional and country levels from colleagues that implement proper safety protocols, identify and correct hazards, and remain safety conscious at all times. Managers are expected to enforce health and safety regulations, including compliance with applicable federal, state and local laws. All employees at our sites receive training on workplace hazards. When needed, we perform exposure assessments, ergonomic assessments and industrial hygiene evaluations, using the expertise of local laboratories or third-party service providers. We continue to develop and refine our standards to our sites to address any identified issues and implement industry best practices. We conduct EHS&S audits for our locations to both ensure our compliance with regulatory requirements and identify opportunities for improvement.

2026 Proxy Statement	25

Proposal 1
Our EHS&S organizational structure incorporates both workplace EHS&S coordinators and compliance teams. We have developed an Incident Procedure Policy and General Safety Rules that guide our colleagues to improve our workplace environment, monitor our performance, improve safety, and reduce risk and costs. An EHS&S council includes key executives and business leaders and oversees the Company’s EHS&S policies, programs and performance, including approval of our policy, available on our corporate website. The corporate EHS&S team works with businesses and operational teams at our global sites to strengthen our EHS&S culture. Monthly, EHS&S joins a network of colleagues, from sites and functions and across the business to discuss key topics covering, for example, leadership skills, employee engagement and continuous improvement.
For more information regarding Integra’s corporate responsibility efforts, including specific policies and programs, please visit https://www.integralife.com/csr. Information on that website is updated periodically and believed to be true at the time it is posted. References to our website throughout this proxy statement are provided for convenience only and the content on our website does not constitute a part of this proxy statement.
Risk Assessment Regarding Compensation Policies and Practices
The Company recently conducted a risk assessment of our compensation policies and programs, including our executive compensation programs (which also covers certain other employees globally). We reviewed and discussed the findings of the assessment with the Compensation Committee and the full Board at its meeting in February 2026 and concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed management’s report on the review and assessment of such compensation programs and approved these conclusions. In conducting this review, we considered the following attributes of our programs:
•Mix of base salary, annual bonus opportunities and long-term equity compensation;
•Balance between annual and long-term performance opportunities;
•Alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results, without encouraging excessive or unnecessary risk-taking;
•Ability to use non-financial and other qualitative performance factors in determining actual compensation payouts;
•Use of equity awards that vest over time, discouraging excessive or unnecessary risk-taking by senior leadership;
•The provision of senior executives with long-term equity-based compensation on an annual basis. We believe as executives accumulate awards over a period of time, they are encouraged to take actions that promote the long-term sustainability of our business;
•Stock ownership guidelines and vesting requirements that are reasonable and align the interests of the executive officers with those of our stockholders while discouraging executive officers from focusing on short-term results without regard for long-term consequences; and
•Systems and processes in place to identify and assess risk.
Our Compensation Committee considered the implications of our compensation practices during its deliberations on the design of our 2026 executive compensation programs, with the goal of appropriately balancing short-term incentives and long-term performance, in order to appropriately address risk.

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Proposal 1
Director Attendance at Annual Meetings
It is our policy to encourage our directors to attend the annual meeting of stockholders. All of our directors who served at the time of the prior year’s annual meeting of stockholders, and who were also director nominees at such meeting, attended last year’s meeting.
Communications With the Board
Stockholders may communicate with our Board, any of its constituent committees or any member thereof by means of a letter addressed to the Board, its constituent committees or individual directors and sent care of Integra LifeSciences Holdings Corporation, 1100 Campus Road, Princeton, NJ 08540, Attention: Executive Vice President, Chief Legal Officer and Secretary. The Corporate Secretary reviews correspondence addressed to our Directors and forwards to the appropriate member of the Board those communications that deal with the functions of our Board or its committees, or that otherwise require Board attention. The Corporate Secretary will not forward communications that are unrelated to the duties and responsibilities of our Board, such as business solicitations or advertisements.

2026 Proxy Statement	27

DIRECTOR COMPENSATION
The Board believes that providing competitive compensation is necessary to attract and retain qualified non-employee directors. The key components of non-employee director compensation are an annual equity grant and an annual retainer, as described below.
The Compensation Committee annually reviews compensation paid to non-employee directors and makes adjustments, as appropriate. In December 2024, the Compensation Committee reviewed the compensation structure for non-employee directors, considered advice from its independent compensation consultant and approved: (i) an increase to the annual equity grant to all independent directors by $20,000 (from $220,000 to $240,000); (ii) an increase to the cash retainer paid to all non-executive directors by $5,000 (from $80,000 to $85,000); (iii) an increase to the equity retainer paid to the Chairman from $50,000 to $65,000; and (iv) an increase to the cash retainer paid to the Presiding Director by $2,500 (from $37,500 to $40,000). These increases, which took effect for the compensation period beginning with the Company's 2025 Annual Meeting of Stockholders, were designed to elevate total director remuneration from below the market median to a level more closely aligned with the market median for the peer group of the Company. Additionally, in December 2024, to capture both the significance of the Company's Quality Committee and the time commitment associated with service on the Committee, the Compensation Committee approved payment of annual cash fee of $20,000 for the Chair of the Quality Committee and an annual cash fee of $7,500 for the other directors serving on the Quality Committee, effective, in each case, as of the Corporation's 2025 Annual Meeting of Stockholders.
As compensation for their service during the period beginning with the Company’s 2025 Annual Meeting of Stockholders, non-employee directors received an annual equity grant in the form of restricted stock with a fair market value on the date of grant of $240,000 (or $305,000 for the Chairman). Directors were slated to receive an annual retainer of $85,000, payable in one of three ways, at their election: (1) in cash, (2) in restricted stock, or (3) one half in cash and one half in restricted stock. In addition, the Company paid the following separate annual cash fees to certain directors as follows: (1) $15,000 for the Nominating and Corporate Governance Committee Chair, (2) $15,000 for the Compensation Committee Chair, (3) $20,000 for the Audit Committee Chair, (4) $15,000 for the Finance Committee Chair, (5) $20,000 for the Quality Committee Chair, (6) $7,500 for members of the Quality Committee, (7) $40,000 for the Presiding Director and (8) $75,000 for the Chairman.
The Company pays reasonable travel and out-of-pocket expenses incurred by non-employee directors in connection with attendance at meetings to transact business of the Company or attendance at meetings of the Board or any committee thereof.
The following table provides details of the total compensation for non-employee directors in 2025. In addition, compensation paid to Dr. Essig in 2025 includes compensation paid to him in connection with his service as our Executive Chairman and, effective as of July 1, 2025, as the Non-Executive Chairman of the Board. There was no change to Dr. Essig's aggregate compensation in connection with his appointment to the role of Executive Chairman nor his transition to the role of Non-Executive Chairman.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	All Other Compensation ($)	Total ($)

Keith Bradley, Ph.D.	88,438	240,002	—	328,440
Shaundra D. Clay	82,500	240,002	—	322,502
Stuart M. Essig, Ph.D. (4)	85,000	390,003	—	475,003
Jeffrey A. Graves, Ph.D.	66,250	240,002	—	306,252
Barbara B. Hill	57,500	325,005	—	382,505
Renee W. Lo	91,562	240,002	—	331,564
Raymond L. Murphy (5)	40,000	—	—	40,000
Christian S. Schade	75,000	325,005	—	400,005
1.Fees earned or paid in cash includes the annual retainer awarded to directors. The annual retainer is payable in one of three ways, at the election of each director: (1) in cash, (2) in restricted stock, or (3) one half in cash and one half in restricted stock.

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Director Compensation
2.This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant date.
3.Stock awards outstanding as of December 31, 2025 for each incumbent director consisted of restricted shares of common stock, as follows: Keith Bradley — 19,592; Shaundra D. Clay — 19,592; Stuart M. Essig — 31,837; Jeffrey A. Graves — 19,592; Barbara B. Hill — 26,531; Renee W. Lo — 19,592; and Christian S. Schade — 26,531. These stock awards represent each director's annual equity grant for 2025 and any portion of a director's annual retainer which such director elected to have paid in equity. These awards were granted on May 9, 2025, the date of last year's annual meeting and will vest on the one-year anniversary of that date.
4.Effective June 30, 2025, Dr. Essig transitioned from the role of Executive Chairman to the role of Non-Executive Chairman. The amounts appearing in the table above reflect both the compensation Dr. Essig received for his service as our Executive Chairman and the compensation he received following his transition to the role of Non-Executive Chairman. .
5.Mr. Murphy was a member of our Board from 2009 through May 2025. Mr. Murphy did not stand for re-election at the 2025 annual meeting of stockholders and ceased to serve as a director following the conclusion of such meeting.

2026 Proxy Statement	29

INFORMATION ABOUT EXECUTIVE OFFICERS
Executive officers are chosen by and serve at the discretion of the Board. Set forth below is the name, age, position, along with certain biographical information for our executive officers, not including Mojdeh Poul, our President and Chief Executive Officer. For Ms. Poul's biographical information, please see page 14 of this proxy statement.

Name	Age	Position

Robert T. Davis, Jr.	67	Executive Vice President, President, Tissue Technologies
Michael Hutchinson	55	Executive Vice President, Chief Legal Officer and Secretary
Lea Knight	54	Executive Vice President and Chief Financial Officer
Michael McBreen	60	Executive Vice President, President, Codman Specialty Surgical
Jeffrey Mosebrook	49	Senior Vice President, Finance and Principal Accounting Officer
Mojdeh Poul	63	President and Chief Executive Officer and Director
Harvinder Singh	58	Executive Vice President & President, International
Chantal Veillon	55	Executive Vice President and Chief Human Resources Officer

Robert T. Davis, Jr. is Integra’s Executive Vice President, President, Tissue Technologies. Mr. Davis leads global business unit operations across sales, commercial functions, marketing and strategy, product management and development, regulatory affairs, quality assurance, manufacturing services and repair and business development. Mr. Davis joined Integra in July 2012 as President of the global neurosurgery business and was appointed Integra’s Corporate Vice President in December 2012 and President — Specialty Surgical Solutions in 2014. He brings more than 25 years of executive management experience in the global healthcare industry. Prior to joining Integra, Mr. Davis was the general manager for the global anesthesia & critical care business at Baxter Healthcare and held various general management positions at GE Healthcare in the areas of interventional therapeutics, cardiovascular imaging and diagnostic ultrasound.
Mr. Davis earned his B.S. in Sports Medicine from the University of Delaware, a Master’s degree in Exercise & Cardiovascular Physiology from Temple University, and an M.B.A. from Drexel University.

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Information About Executive Officers

Michael Hutchinson is Integra’s Executive Vice President, Chief Legal Officer and Secretary. Mr. Hutchinson joined Integra in January 2026. Before joining Integra, Mr. Hutchinson served as Senior Vice President, Chief Legal Officer and Company Secretary at LivaNova PLC from November 2022 to January 2026. Prior to his role at LivaNova, from March 2022 to November 2022, Mr. Hutchinson served as Senior Vice President, Chief Legal Officer and Corporate Secretary at ByHeart, Inc., a clinical research-based infant nutrition company. Mr. Hutchinson served as Senior Vice President, General Counsel at Varian Medical Systems, a Siemens Healthineers Company, from April 2021 to March 2022 and from June 2020 to April 2021, Senior Vice President, Chief Legal Officer and Corporate Secretary, at Varian Medical Systems, a publicly traded medical technology company that was acquired by Siemens Healthineers in April 2021. Prior to joining Varian Medical Systems, Inc., Mr. Hutchinson spent 12 years with Stryker Corporation, a multinational medical technologies company, where he served as Vice President and Advisor to the Chairman and CEO from March 2019 to May 2020 and Vice President, Chief Legal Officer, Corporate Secretary and General Counsel, from September 2013 to March 2019 and other roles of increasing responsibility, including Deputy General Counsel and Chief Legal Counsel at Orthopaedics Group between 2008 and 2013.
Mr. Hutchinson holds a J.D. degree from The George Washington University Law School and a B.A. degree from Clark University.

Lea Knight is Integra’s Executive Vice President and Chief Financial Officer. Ms. Knight joined Integra in June 2023 and is responsible for overseeing accounting and financial reporting, budgeting, internal audit, tax, treasury, investor relations and information systems. Prior to joining Integra, Ms. Knight served as the executive vice president of business finance for Booz Allen Hamilton from September 2022 until June 2023, where she was responsible for providing strategic and financial leadership to their business sectors. Prior to her role at Booz Allen Hamilton, Ms. Knight worked for Johnson & Johnson for over 18 years, where she held various financial roles of increasing responsibility, including the chief financial officer of Johnson and Johnson’s North America pharmaceuticals business from September 2021 through July 2022. Ms. Knight started her career in public accounting at Arthur Andersen LLP where she managed audit engagements and helped to stand-up the firm’s Healthcare Consulting and Mergers & Acquisitions practices for the Philadelphia office.
Ms. Knight is a board trustee of Thomas Jefferson University and Health System. She is also a member of the Philadelphia Forum of Executive Women and a former member and chair of the board of directors for the Public Interest Law Center.
Ms. Knight earned an undergraduate degree in accounting from the University of Virginia and holds an M.B.A. in finance and strategic management from the Wharton School, University of Pennsylvania. She is a certified public accountant licensed in Pennsylvania.

2026 Proxy Statement	31

Information About Executive Officers

Michael McBreen is Integra’s Executive Vice President, President, Codman Specialty Surgical. His responsibilities within Codman Specialty Surgical include leadership of sales, marketing, product development, regulatory affairs, quality assurance, global services and repair and manufacturing worldwide. He joined Integra following the acquisition of Codman Neurosurgery from Johnson & Johnson in October 2017 as President of Integra’s international business and led the expansion of Integra’s business in all regions of the world outside of the United States. In May 2020, he was promoted to Executive Vice President and President, Codman Specialty Surgical. Mr. McBreen also held numerous U.S. and global roles of increasing responsibilities in sales and marketing at DePuy Mitek Sports Medicine, a division of Johnson & Johnson, since joining the company in 1996. Prior to Johnson & Johnson, he held various sales and marketing roles at Zimmer Biomet. Mr. McBreen has over 30 years of experience in the medical technology field, including holding various executive level positions in sales, marketing and general management.
Mr. McBreen completed his bachelor’s degree in business administration at Providence College.

Jeffrey Mosebrook is Integra’s Senior Vice President, Finance. Mr. Mosebrook also serves as Integra's Principal Accounting Officer. He was appointed Principal Accounting Officer in October 2017. From February 2023 to June 2023, Mr. Mosebrook also served as our Principal Financial Officer. Mr. Mosebrook joined Integra in 2006 through Integra’s acquisition of Miltex, Inc. where he served as a financial reporting manager. Since joining Integra, he has served in a number of managerial positions with increasing responsibilities. In May 2010, he was named instruments Group Controller and went on to be named Group Controller, US in March 2012. In September 2014, Mr. Mosebrook was named as Vice President, Corporate Controller. Prior to Miltex, Inc., Mr. Mosebrook spent four years at Beard Miller Company, LLP (now known as Baker Tilly US, LLP) in various accounting roles.
Mr. Mosebrook received a B.S. in accounting from York College and is a certified public accountant licensed in Pennsylvania.

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Information About Executive Officers

Harvinder Singh is Integra's Executive Vice President and President, International Business. Mr. Singh joined Integra in October 2022. Prior to joining Integra, Mr. Singh was at Abbott Laboratories for more than 20 years. Over this period, Mr. Singh served in increasing positions of responsibility, most recently as corporate officer and vice president of global commercial operations for the vascular business. Before joining Abbott, he worked for Guidant Corporation and Eli Lilly in sales, marketing, strategy and general management roles. He lived and worked in India, Hong Kong, Shanghai, Tokyo, Singapore, and the United States. Mr. Singh served as a member on the board of APACMed, the industry association of medical device companies in Japan and the Asia Pacific region. He was also a board member of the American Medical Devices and Diagnostics Manufacturers’ Association in Japan.
Mr. Singh graduated with a bachelor’s degree in chemistry and biology from Punjab University and received his M.B.A. from University of Indore, India. He is an alumnus of the Harvard Business School’s Advanced Management Program.

Chantal Veillon is Integra’s Executive Vice President and Chief Human Resources Officer. Ms. Veillon, who has served in this role since joining the Company in August 2023, is responsible for providing leadership in developing and executing human resources strategy in support of the overall business plan and strategic direction of the organization. Ms.Veillon brings significant global Human Resources leadership experience. Prior to joining Integra, Ms. Veillon worked at Bristol Myers Squibb for over 10 years and held senior human resources leadership roles of increasing responsibility, supporting research and development, manufacturing, supply chain, commercial operations, corporate functions globally and regionally in the United States and Europe.
Ms. Veillon also held various global human resources leadership roles at Honeywell and GE Healthcare prior to joining Bristol-Myers Squibb. She started her career at Vivendi Games as its in-house lawyer with international responsibilities and during her tenure, she expanded her scope to include the HR function.
Ms. Veillon received both her J.D. and M.B.A. in international commercial law from Université Paris 1 Panthéon-Sorbonne in France.

2026 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS
Integra is a global medical technology company dedicated to restoring lives. We are advancing transformational care through impactful innovation and our portfolio of highly differentiated technologies is trusted by healthcare professionals to deliver transformative care. We are guided by our integrated growth strategy, which we believe will enable us to capitalize on the favorable market dynamics, achieve profitable growth acceleration and create shareholder value now and into the foreseeable future. Delivering this strategy requires a team of highly engaged and skilled leaders who are rewarded for the performance they deliver.
To ensure our leaders are driven to deliver excellence for customers, patients, stockholders and colleagues, our executive compensation program is designed to link business priorities with performance.

Our Executive Compensation Philosophy
Our executive compensation programs are based on a pay-for-performance philosophy and are designed to...
•Attract, motivate and retain talented executives who have the skills to drive our continued profitability, growth and success;
•Connect executive compensation with our short- and long-term corporate goals with an appropriate balance across pay programs prioritizing performance while discouraging unnecessary or excessive risk-taking;
•Align the interests of our executives with those of our stockholders; and
•Reward executives for exceptional performance that improves patient outcomes and drives stockholder value (pay-for performance).

This Compensation Discussion and Analysis (“CD&A”) describes the 2025 compensation of our named executive officers ("NEOs") listed below. It also provides an overview of our executive compensation program, which we continue to refine based on stockholder feedback, competitive market practice, and Company performance. As a result of a leadership transition during 2025 and in accordance with SEC requirements, we have six NEOs for 2025. Mr. De Witte served as our President and Chief Executive Offer until January 5, 2025, when Mr. De Witte’s employment with the Company terminated upon his retirement and after which he and the Company entered into a consulting relationship. Ms. Poul commenced her tenure as the Company’s President and Chief Executive Offer on January 6, 2025. Unless otherwise noted, references to our “NEOs” refer to the NEOs other than Mr. De Witte and compensation tables include Mr. De Witte to the extent required under SEC rules.

Named Executive Officer	Role	2025 Time In Role

Ms. Mojdeh Poul	President and Chief Executive Officer (CEO)	Commenced January 6
Ms. Lea Knight	Executive Vice President and Chief Financial Officer (CFO)	Full Year
Mr. Robert T. Davis, Jr.	Executive Vice President, President, Tissue Technologies	Full Year
Mr. Michael J. McBreen	Executive Vice President, President, Codman Specialty Surgical	Full Year
Mr. Harvinder Singh	Executive Vice President, President, International	Full Year
Mr. Jan De Witte	Former President and Chief Executive Officer (CEO)	January 1 – January 5

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Compensation Discussion and Analysis
Summary of Our 2025 Decisions
The Compensation Committee makes decisions regarding NEO total compensation (base salary, annual bonus objectives and payments, and annual equity grants) in connection with our annual performance review process. The table below summarizes the Compensation Committee’s key decisions and provides information on updates to the compensation programs for 2025.

Factors That Guided Total Compensation Decisions
•Our executive compensation philosophy
•Degree of achievement of key strategic financial and operational goals
•Individual performance
•Advancement of our organizational culture
•Recommendations of our President and CEO (other than with respect to her own compensation)
•Advice of an independent compensation consultant
•Stockholder input
•Market pay practices
•Current and historical Integra compensation

Key 2025 Compensation Decisions (See Pages 42–51 For More Information)
Base Salary Decisions
NEOs received salary increases based on business performance, competitive compensation data and individual performance. NEOs received an increase aligned to our 2025 global merit budget and based on 2024 performance with the exception of Ms. Poul and Mr. McBreen. Ms. Poul was not eligible for a merit increase due to her hire date and Mr. McBreen received a lump sum payment of $22,531 in lieu of merit due to his position relative to market peers.

Cash Bonus Decisions
In February 2025, the Compensation Committee approved the short-term incentive design, metrics and performance goals for NEOs, which cascades more broadly to all plan participants. In 2025, an individual performance modifier was introduced into the short-term incentive design. The individual performance modifier recognizes behaviors that contribute to long-term shareholder value.
As a result of business performance goals in 2025 and the Compensation Committee's approved tariff adjustment to our reported adjusted EBITDA, the overall annual bonus pool was funded at 13.3% of target. The Compensation Committee exercised its discretion to approve bonus awards above the 13.3% funding level to: (i) recognize the contributions of the NEOs to advance our CMP, strengthening our quality systems and improving operations; and (ii) retain leadership as the Company continues to deliver on its transformation journey. The discretionary funding resulted in a total annual bonus pool funding at 40% of target, which was less than what was funded for the general employee population.

2026 Proxy Statement	35

Compensation Discussion and Analysis

Key 2025 Compensation Decisions (See Pages 42–51 For More Information)
Equity Grant Decisions
For NEOs, annual equity grants consist of 50% PSUs, 25% non-qualified stock options and 25% restricted stock awards (RSAs). The annual equity grant for Ms. Poul followed a similar structure with different grant dates than the other NEOs due to her date of hire. On January 6, 2025, the effective date of Ms. Poul’s hire, Ms. Poul received a portion of her annual equity grant consisting of 25% restricted stock units and 25% non-qualified stock options each with a fair market value of approximately $1,500,000, respectively. Ms. Poul received her PSU grant in March 2025 in alignment with the Company’s annual grant with a fair market value of approximately $3,000,000. In addition to the annual equity grant, Ms. Poul received a one-time, new hire grant of restricted stock units and non-qualified stock options, each with a fair market value of approximately $750,000, respectively. The one‑time equity award was granted as an employment inducement to secure her acceptance of the Chief Executive Officer role and to replace compensation she was expected forgo by not standing for re‑election to two external boards on which she previously served.

Key 2025 Compensation Decisions (See Pages 42–51 For More Information)
PSU Performance Goals and Vesting Decisions
The 2025 PSU target level goal is 5% annual organic revenue growth from 2024. The PSU's maximum level of performance is 7% annual organic revenue growth and the vesting percentage opportunity for this award is 150% when exceptional performance is achieved or surpassed.
In February 2026, the Compensation Committee reviewed the annual organic revenue growth goal for 2025 performance as it relates to the vesting of 2023, 2024 and 2025 PSU grants. Based on the Company's performance, PSUs tied to the 2025 performance year vested at 0% of target for the 2023, 2024 and 2025 PSUs.

Key 2026 Compensation Decisions
Starting with the 2026 annual equity grants, the Compensation Committee has approved the replacement of the grant of RSAs to the NEOs who previously received them with RSUs to better align to market practice. We also suspended the use of stock options due to their high share usage negatively impacting our burn rate and long-term share pool sustainability. Equity grants shall now consist of 50% RSUs and 50% PSUs for Ms. Poul and the other NEOs. Beginning with the 2026-2028 performance cycle, the Compensation Committee, in consultation with WTW, approved changes to the PSU award design to further align long‑term incentives with the Company’s strategic priorities and stockholder interests. Specifically, adjusted EBITDA margin will be used as a second performance metric for PSU awards. Under the revised PSU award program, each of the performance metrics will be weighted equally when determining achievement of performance goals under the revised PSU awards. In addition, the performance vesting percentage for achievement at the maximum level was increased from 150% to 200%. The Compensation Committee believes these changes will both better align our PSU award program with the market and our peers and drive improved top line and bottom line performance. Such changes will further align our plan with long-term value creation.

Say-On-Pay Results And Stockholder Feedback
The Company continues to receive high levels of Say-on-Pay support, with 98.1% of votes cast in favor at our 2025 annual meeting of stockholders. The Compensation Committee believes this support, coupled with positive feedback from stockholders, to be an endorsement of our current program, which is considered as part of the Compensation Committee’s annual review.

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Compensation Discussion and Analysis
Supporting Our Pay-For-Performance Philosophy

In support of our pay-for-performance philosophy and achievement of strong Company performance, the majority of the total compensation opportunity that our President and CEO and other NEOs receive is “at-risk” and dependent upon future performance. Market-competitive base salaries are established to provide our NEOs with a stable and secure source of income with “at-risk” pay aligned to driving our five strategic pillars.
Consistent with the Company’s overall executive compensation philosophy, NEOs are rewarded for their strong leadership and individual performance and provided with equity incentives to ensure alignment of their interests with those of our stockholders. For Ms. Poul, 87% of her target total direct compensation opportunity was at-risk, as shown below. On average, the target total direct compensation for our NEOs other than Ms. Poul that is at-risk is 76%.

The majority of total direct compensation for our NEOs, 87% for our President and CEO and an average of 76% for our other NEOs, is “at-risk” based on the achievement of specific performance goals and stock price performance.

Aligning Pay With Performance
We emphasize variable pay rather than fixed pay, with target opportunities based on market practices and payments based on performance. The structure of our executive compensation program ensures that as an executive’s scope of responsibility increases, a greater portion of his or her compensation comes from performance-based pay. For 2025, the performance-based components of our executive compensation program were designed as follows:

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Compensation Discussion and Analysis

	Short-Term Incentive	Long-Term Incentive	Long-Term Incentive
	Annual Bonus	Performance-based Equity	Time-based Equity

Objective	Reward achievement of short-term (annual) corporate and individual performance goals	Reward exceptional long-term financial results and drive stockholder value creation	Reinforce ownership in the Company with a focus to increase stockholder value over the long term and support retention of executives

Form	Cash	PSUs Non-qualified Stock Options	RSUs for CEO only RSAs for all other NEOs

Time Horizon	1 Year	3 Years (PSU) 4 Years (Stock Options)	3 Years

Metrics	Revenue — 40% weighting Adjusted EBITDA[1] — 40% weighting Operating cash flow — 20% weighting	Annual organic revenue growth (PSUs)[2] Stock price appreciation Continued employment	Stock price appreciation Continued employment

1.Defined as GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); (v) impairment charges; and (vi) those operating expenses also excluded from adjusted net income. For fiscal year 2025, the Compensation Committee also adjusted the adjusted EBITDA calculation for purposes of our annual cash bonus program to account for unanticipated tariff impacts affecting the operations and results of the Company.
2.Organic revenue consists of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures and discontinuances. Organic revenue growth is the increase in organic revenue compared to the prior year’s organic revenue. See "Appendix A - Non-GAAP Financial Measures".

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Compensation Discussion and Analysis
Compensation Best Practices
The Compensation Committee applies a number of corporate governance features related to executive compensation, which are summarized below. We believe these mechanisms help to ensure alignment of executive and stockholder interests.

What We Do	What We Don't Do

Deliver executive compensation primarily through performance-based at-risk pay	X	No hedging or pledging of equity
Maintain a peer group for benchmarking pay	X	No repricing of stock options
Set challenging short- and long-term incentive objectives	X	No guarantees or minimums related to base salary increases, annual bonuses or equity grants
Place a cap on the annual bonus payments and PSUs earned that executives can receive	X	No duplication of long-term performance targets with our annual performance targets
Provide strong oversight that ensures adherence to equity grant regulations	X	No gross-ups in connection with a change in control
Maintain a clawback policy for annual bonus and equity compensation, as well as an anti-hedging/pledging policy	X	No excessive perquisites
Require stock ownership by executives, with minimum ownership levels defined by role	X	No supplemental executive retirement plans
Have double-trigger change-in-control arrangements
Conduct an annual risk assessment to mitigate any compensation program-related risk having a material adverse effect on the Company
Offer market-competitive benefits for executives that are consistent with the benefits provided to the rest of our employees
Consult with an independent consultant on compensation levels and practices
Engage with stockholders regarding our compensation programs.
Stockholder Input On Executive Compensation

We value the opinions of our stockholders and regularly solicit input on our executive compensation program. The Compensation Committee rigorously evaluates the design of our executive compensation program and the decisions concerning each of our NEOs, taking into account stockholder feedback, including the advisory Say on Pay vote cast at our annual meeting.
For our 2025 Say-on-Pay, approximately 98.1% of the “say-on-pay” stockholder votes cast approved the compensation for our named executive officers.
For our 2025 Say-on-Pay, approximately 98.1% of the votes cast approved the compensation for our NEOs. We annually review our executive compensation program to ensure a strong alignment between pay and the Company’s performance. We believe that the Say-on-Pay vote shows support for our current executive compensation design.

2026 Proxy Statement	39

Compensation Discussion and Analysis
Over the course of 2025, we continued to gather feedback on our executive compensation program through ongoing shareholder engagement. Integra’s management team engaged with institutional shareholders representing approximately 40 percent of the outstanding shareholder base through investor events and direct meetings, where we discussed our strategy and execution priorities. Through these engagements, we received feedback on corporate strategy, governance and sustainability matters, as well as business and financial performance. Investor feedback continued to emphasize consistent execution, organic revenue growth, and cash flow generation as important indicators of business strength and key drivers of long-term shareholder value creation.
To strengthen our pay-for-performance culture, the Compensation Committee considered our strong 2025 vote results and the feedback obtained from our investor outreach when making decisions relating to compensation for our NEOs for 2025. Our philosophy is to use performance metrics that directly align with our business strategy and stockholder interests. Based on these factors, annual organic revenue growth has been used as our long-term incentive performance shares metric since 2018. Beginning in 2026, we added a second performance metric, adjusted EBITDA margin, to the long-term incentive performance share design to complement the organic revenue growth metric. This ensures leaders are rewarded not only for growing the business, but for doing so profitably and sustainably. This further aligns our plan more closely with long-term value creation.
Role of the Compensation Committee
The Compensation Committee undertakes a comprehensive annual review of the executive compensation program for all NEOs, as well as other executives within the Company. While Integra management provides input, it is the responsibility of the Compensation Committee to evaluate and approve our executive compensation philosophy, plans, policies, programs and decisions.
The following table illustrates the steps the Compensation Committee follows to ensure the total compensation for our NEOs is competitive, appropriately tied to performance, and does not promote undue risk taking.

Step 1: Input On Compensation	Step 2: Compensation Committee Decisions	Step 3: Compensation Committee Oversight

At the beginning of each year, management, including the President and CEO, provides recommendations to the Compensation Committee regarding the compensation of the NEOs. The CEO does not make recommendations on her own pay.
These recommendations take into consideration the competitive market pay data provided by the Board’s independent consultant, as well as an evaluation of the NEO’s role, performance and contributions to the Company’s results, as well as the individual’s long-term potential.
(See more below on the Compensation Committee's independent compensation consultant.)

The Compensation Committee considers these recommendations together with the input of our independent compensation consultant and subsequently the Compensation Committee determines the NEOs’ compensation, ensuring it is aligned with our compensation philosophy.
All aspects of the CEO’s compensation are determined solely by the Compensation Committee, with input from the independent compensation consultant.

For the coming year, the Compensation Committee reviews and approves:
•Objectives for the CEO
•Variable pay target opportunities for annual bonus and long-term equity incentives
•Performance metrics for the annual bonus and equity grants
The Compensation Committee ensures performance metrics are consistent with the financial, operational and strategic goals set by the Board, that the performance goals are sufficiently ambitious and that amounts paid (when target performance levels are achieved) are consistent with our executive compensation philosophy.

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Compensation Discussion and Analysis
Role of the Independent Compensation Consultant
The Compensation Committee engages WTW (formerly known as Willis Towers Watson) as its independent executive compensation consultant. WTW conducts thorough market analyses and offers strategic recommendations that serve as inputs for the Compensation Committee's decisions. WTW updates the Compensation Committee on pertinent market trends and evolving regulatory landscapes as it relates to executive compensation on an ongoing basis. In addition to reviewing executive compensation proposals presented by management, WTW collaborates closely with the Compensation Committee to validate and strengthen the pay-for-performance relationship and alignment with stockholders.
Pursuant to the rules of the SEC, the Compensation Committee has reviewed the SEC’s independence factors for compensation advisers and concluded that no conflict of interest exists that would prevent WTW from independently representing the Compensation Committee. In 2025, WTW provided executive compensation consulting services to the Company, for which aggregate fees were approximately $173,098. In addition to the executive compensation consulting services provided, WTW provided health and benefits, corporate risk and brokering, and additional rewards consulting services to the Company with total fees of $1,017,863. The decision to engage WTW to provide corporate risk and brokering, and additional rewards consulting services was recommended by management, and the Compensation Committee approved the provision of such other services.
Role of the Executive Compensation Peer Group

To help ensure we provide our NEOs with fair and market-competitive compensation and to support retention of our key leaders, we annually review the compensation provided to our executives against executives within our peer group of companies. In 2025, this peer group consisted of companies determined to be:
•Similar in size (revenue and market capitalization), complexity and global reach to Integra;
•In the healthcare equipment & supplies and medical technology or a similar industry; and
•In competition with Integra for executive talent.
We generally position each element of compensation and the total compensation packages for executive officers to align with the 50th percentile of our peer group.
Our peer group is regularly reviewed by the Compensation Committee with consideration given to our strategy and the advice of our independent compensation consultant. The 2025 peer group approved by the Compensation Committee in setting 2025 compensation is shown below. NuVasive, Inc. was removed due to its completed merger with Globus Medical, Inc. Intuitive Surgical, Inc. and Edwards Lifesciences Corporation were removed due to their revenue growth making them no longer comparable to Integra. Organogenesis Holdings, Inc. was removed due to their smaller revenue. Globus Medical, Inc. was added due to strong business model and revenue alignment.

2025 Executive Compensation Peer Group

Align Technology, Inc.	Integer Holdings Corporation	Steris Plc
CONMED Corporation	LivaNova PLC	Teleflex Incorporated
Enovis Corporation	Masimo Corporation	The Cooper Companies, Inc.
Globus Medical, Inc.	Merit Medical Systems	West Pharmaceutical Services, Inc.
Haemonetics Corporation	QuidelOrtho Corporation
Hologic, Inc.	ResMed, Inc.

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Compensation Discussion and Analysis
Elements of the Executive Compensation Program
Our executive compensation program consists of fixed pay and variable pay, including cash and non-cash components. We continue to emphasize variable pay rather than fixed pay, with the majority of the compensation being “at risk” performance-based compensation. We compare our executive compensation elements and total compensation against those of our peer group companies targeting the median while aligning to our executive compensation philosophy. The chart below summarizes the various elements of Integra’s executive compensation and their purpose:

	Objective	Type of Compensation	Key Features
Base Salary	Provide competitive fixed pay that is tied to the market and allows us to attract, retain and motivate executives within the medical technology industry and broader market	Cash	•Reflects individual skills, experience, responsibilities and performance over time •Influences annual bonus and long-term incentive opportunity •Provides a stable and secure source of income
Short-Term Incentive —Annual Bonus	Encourage focus on short-term business performance	Cash
•Performance-based reward tied to achievement of short-term corporate and individual performance goals
•Payment reflects the attainment of corporate financial goals (i.e., revenue, adjusted EBITDA and operating cash flow) as well as individual accomplishments in strategy, financial, and cultural elements associated with their leadership responsibilities for their given area
•Paid only if threshold performance levels are met or exceeded

Long-Term Incentive — Performance Stock Units (PSUs)	Increase multi-year organic revenue growth	Equity
•Performance-based rewards tied to achievement of long-term corporate performance goals
•Vests only if threshold performance levels are met or exceeded
•Promotes retention and enhances executive stock ownership
•Links value to stock price

Long-Term Incentive —Non-qualified Stock Options	Closely align executive and stockholder interests and aid in retention	Equity	•Promotes retention and enhances executive stock ownership •Links value to stock price appreciation
Long-Term Incentive —RSAs & RSUs	Closely align executive and stockholder interests and aid in retention	Equity	•Promotes retention and enhances executive stock ownership •Links value to stock price
Other Benefits	Aid in attracting and retaining talent	Benefit	•Broad-based benefits available to all employees •Executive physical exam program •Non-Qualified Deferred Compensation Program available to all eligible employees
Analysis of 2025 Compensation Decisions
Base Salary
We establish base salaries for NEOs that reflect each executive’s experience, expertise, and the complexity of his or her role as well as current competitive compensation data and internal comparisons. The Compensation Committee reviews base salaries of our NEOs annually, and approves increases considering factors such as prior year performance, market competitiveness and affordability. Our NEOs’ annual base salary changes are generally aligned with Integra’s global annual merit budget with an effective date each year on or around April 1.

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Compensation Discussion and Analysis
2025 Base Salary Decisions
NEOs received salary increases based on business performance, competitive compensation data and individual performance. Ms. Knight and Mr. Singh received an increase aligned to the global merit budget. Mr. McBreen received a lump sum payment in lieu of a merit increase due to his position relative to market peers. Mr. Davis received a higher increase to recognize his performance in 2024 and better position him with market peers. The base salaries in effect for the named executive officers for 2024 and 2025 were as follows:

	2024 Base Salary	2025 Base Salary	% Increase
Mojdeh Poul	$—	$1,050,000	—%
Lea Knight	$622,800	$644,598	3.50%
Robert T. Davis, Jr.	$552,021	$595,125	7.81%
Michael J. McBreen (1)	$643,750	$643,750	—%
Harvinder Singh	$550,000	$569,250	3.50%
1.Mr. McBreen received a lump sum payment of $22,531 in lieu of a merit increase due to his position relative to market peers.
2.Due to his retirement on January 6, 2025, Mr. De Witte did not receive an annual salary increase for 2025.
Annual Bonus
Our Performance Incentive Compensation Plan (the “Bonus Plan”) provides NEOs with the opportunity to earn a cash award when they deliver strong annual Company and individual performance.
NEOs are eligible for bonus payments only if the Company achieves a threshold goal of at least 100% of prior year adjusted EBITDA. If 100% of prior year adjusted EBITDA is met, the Bonus Plan is funded. Actual bonuses are determined based on the Company’s achievement of annual performance goals determined by the Compensation Committee within the first 90 days of each year. The annual bonus pool is determined based on Company performance — revenue (40% weighting), adjusted EBITDA (40% weighting) and operating cash flow (20% weighting). These metrics were selected as they are key indicators of the strength of our business and we believe they drive long-term stockholder return. Additionally, an individual performance component was incorporated into the 2025 Bonus Plan and weighted at 20% for the NEOs, with the exception of the CEO whose bonus will continue to be weighted entirely on financial metrics.
Each NEO has a target bonus opportunity, with no minimum (that is, the actual payment could be 0%) and a cap at 200% of their target. Actual annual bonuses paid may be modified based on an individual’s performance.
Annual Bonus Pool Funding
The annual bonus pool is funded for all Bonus Plan participants based on individual and Company performance. The aggregate amount of the final payments to all participants, including the NEOs, may not exceed the overall funded pool. For 2025, the Company’s financial funding model was as follows:

Performance Metric	Weight	Performance Goals as a % of Target
		Below Threshold	Threshold	Target	Maximum

Revenue	40%	95.9%	96%	100%	104%
Adjusted EBITDA¹	40%	92.9%	93%	100%	107%
Operating Cash Flow	20%	84.9%	85%	100%	115%
Annual Bonus Pool Funding (as a % of Target)		0%	20%	100%	150%
1.Defined as GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); (v) impairment charges; and (vi) those operating expenses also excluded from adjusted net income. For fiscal year 2025, the Compensation Committee also adjusted the adjusted EBITDA calculation for purposes of our annual cash bonus program to account for unanticipated tariff impacts affecting the operations and results of the Company. See "Appendix A - Non-GAAP Financial Measures".

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Compensation Discussion and Analysis
Our reported results may be adjusted when comparing to our annual bonus targets for unusual events outside the control of Management including currency impact versus budget and unforeseen circumstances. We also may exclude or include certain transactions depending on their timing, such as acquisitions and divestitures, if these items were not included in the performance target.
In 2025, we drove tangible operational progress while continuing to deliver for our customers and patients. As we continue on our transformation journey, 2025 was pivotal in our efforts to build a sustainable foundation. In connection with our implementation of the CMP, we completed baseline audits across all manufacturing facilities, conducted CMP training, and made significant progress in prioritizing our work streams and resources. Our operational and execution focus resulted in significant outcomes in key areas, namely Integra Skin supply reliability, healthier safety stock levels across our portfolio, and the early relaunch of PriMatrix and Durepair through a third-party manufacturing agreement. We experienced strong demand for our differentiated portfolio of leading brands and have begun to make important strategic investments in our processes and capacity expansion of our facilities and equipment to meet increasing demand and support future growth.
In April 2025, the U.S. government announced new tariffs on goods imported into the U.S. from dozens of countries, including China and the European Union member states. The unanticipated tariff actions affected our costs, supply chain efficiency, and market demand. The tariff actions occurred after the annual incentive goals were approved resulting in financial impacts that were not contemplated when targets were established. The tariff‑related pressures did not reflect underlying operational performance but rather represented unexpected macroeconomic shocks beyond management’s control. After the tariffs were implemented, the Compensation Committee determined applying a limited, one-time tariff adjustment was appropriate to ensure incentive outcomes fairly reflected management’s performance in navigating these external conditions. The Compensation Committee concluded that a one-time adjustment better aligned pay with performance and supported the Company’s pay‑for‑performance philosophy by recognizing management’s effective stewardship through highly unpredictable trade conditions. Absent the tariff adjustment referenced above, actual financial results under the annual cash bonus plan would have fallen below the adjusted EBITDA gate, despite strong execution on controllable operating priorities and effective management mitigation efforts.
The chart below shows our achievements against the performance targets for each metric in 2025:

Revenue	Adjusted EBITDA	Operating Cash Flow
($ in Millions)	($ in Millions)	($ in Millions)

Achieved 94.5% of Target	Achieved 94.2% of Target	Achieved 29.5% of Target
The specific revenue metric adjustment reviewed and made by the Compensation Committee for 2025, as reflected in the graph above, included an adjustment for constant currency to eliminate any fluctuations when calculating performance result. Revenue was adjusted by $11 million to $1,624 million from $1,635 million. The specific adjusted EBITDA adjustment reviewed and made by the Compensation Committee for 2025, as reflected in the graph above, included an adjustment for unanticipated tariff actions. Adjusted EBITDA was adjusted by $6.5 million to $324 million from $317.5 million. See "Appendix A - Reconciliation of Non-GAAP Financial Measures".

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Compensation Discussion and Analysis
Following the Compensation Committee's approval of a tariff adjustment to adjusted EBITDA, the overall annual bonus pool was funded at 13.3% of target. The Compensation Committee exercised its discretion to approve bonus awards above the 13.3% funding level to: (i) recognize the contributions of the NEOs to advance our CMP, strengthen our quality systems and improve operations, and drive strong commercial execution; and (ii) retain leadership as the Company continues to deliver on its transformation journey. The discretionary funding resulted in a total annual bonus pool funding at 40% of target which was less than the general employee population and which the Committee believed was appropriate to recognize and reward resilience and continued focus on delivering to our customers and patients. Mr. McBreen received additional funding in recognition of his individual assessed performance at an exceeds rating and his exceptional leadership in delivering differentiated commercial execution despite supply challenges as well as advancing product portfolio innovation. For the actual annual bonus amounts paid for fiscal year 2025, see “—2025 Annual Bonus (Paid in March 2026)” below.
In determining the awards for NEOs, the Compensation Committee considered the bonus pool funding as well as the collective and individual performance of our NEOs, noting the following accomplishments in areas spanning our financial, strategic, operational and people and culture progress.

KEY ACCOMPLISHMENTS

Mojdeh Poul
•2025 full year reported revenues of $1,635.2 million, an increase of 1.5% on a reported basis (and a decrease of 0.7% on an organic basis) compared to 2024; delivered full year EPS within guidance range, taking tariffs into consideration
•Strengthened the executive leadership team with appointments of six talented leaders: CVP, Global Supply Chain; SVP, Transformation & Project Management Office; Chief Medical Officer; Chief Quality Officer; Chief Legal Officer; and Chief Technology Officer
•Developed and launched a comprehensive transformation and margin expansion plan, encompassing operating model redesign, procurement and third party cost reduction, and engineering workflow optimization
•Drove material progress on regulatory compliance and quality remediation, advancing the CMP, completing all manufacturing site audits ahead of plan, strengthening executive quality governance, and maintaining constructive engagement with the FDA on progress towards completion of committed deliverables for the December 2024 warning letter
•Advanced operational and supply chain resilience initiatives, including supplier quality and resiliency programs, manufacturing yield improvements (e.g., >50% improvement in Integra Skin yields), and critical capacity expansion investments supporting long term growth
•Led disciplined enterprise-wide portfolio and program prioritization and capital allocation under Program Management Office oversight. Improved supply reliability for key products, relaunched PriMatrix & Durepair one year ahead of plan, and remains on-track for SurgiMend relaunch in Q4 2026
•Set a clear tone for quality, accountability, and execution across the enterprise, refreshing the company’s Purpose, Vision, and Values, and launching a disciplined, multi-year cultural transformation focused on leadership expectations, operating rigor, and performance outcomes

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Compensation Discussion and Analysis

KEY ACCOMPLISHMENTS
Lea Knight
•2025 full year reported revenues of $1,635.2 million, an increase of 1.5% on a reported basis (and a decrease of 0.7% on an organic basis) compared to 2024; delivered full year EPS within guidance range, taking tariffs into consideration
•Led significant operational expense management throughout 2025 and across the company; implemented proactive tariffs impact mitigation strategies, resulting in achievement of adjusted EBITDA margin of 19.4%
•Established CAPEX council, enabling rigorous proactive capital expenses management process and delivering beyond expected savings in 2025; strengthened EU-MDR program supervision and execution resulting in reduction in expected spending
•Strengthened Finance capabilities notably through augmented financial analytics and improved business engagement and budgeting process; served as a core member of the Company Transformation and Program Management Office
•Led the advancement of inclusive workplace initiatives by serving as the executive sponsor of the Business Resource Group BUILD (Black Employees United at Integra for Leadership and Development)

Robert T. Davis, Jr.
•Delivered lower than expected reported revenues with decline of 6.9% vs. 2024, partly attributable to quality and operational issues associated with MediHoney
•Successfully led the return of the PriMatrix and Durepair products to the market, almost a year ahead of plan through an outsourced partner
•Advanced critical PMA (SurgiMend and DuraSorb) and clinical evidence programs, underpinning future growth in Surgical Reconstruction and Wound Reconstruction
•Realized significant progress in preparing, submitting, and implementing requirements for EU MDR compliance, with multiple file submissions and implementations
•Stabilized core operations and talent, driving disciplined cost management, inventory controls, and retention of key leadership and commercial team
•Led the advancement of inclusive workplace initiatives by serving as the executive sponsor of Integra’s Veteran (IVET) Business Resource Group

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Compensation Discussion and Analysis

KEY ACCOMPLISHMENTS
Michael J. McBreen
•Achieved reported growth of 5% overall, with strong performance in ENT, Instruments and neurosurgery in the US
•Product launches: successfully launched TruDi 3.1 FMR as part of the ENT business (Acclarent portfolio); launched Durepair 8 months ahead of schedule with strong commercial performance indicators; Mayfield Ghost launched in Q4 with promising commercial start; obtained Libertis 510k on time
•Sponsored global marketing capabilities redesign as part of company transformation, enabling new model deployment in 2026
•Maintained stability in leadership and sales teams while enabling an overall strong commercial execution and delivery of strategic projects
•Led the advancement of inclusive workplace initiatives by serving as the executive sponsor of Integra’s Asian American and Pacific Islander Business Resource Group

Harvinder Singh
•Grew international markets overall by approximately 3% over 2024 despite supply constraints
•Focused on and expanded in the iNPH (idiopathic normal pressure hydrocephalus) market through driving therapy awareness and education, adding over 50 new accounts across international for this indication
•Recaptured market share for shunts business, recovering the 2023 level as supply was restored
•Implemented India direct go-to-market model in Q2 2025, resulting in significant price increase with >50 % increase in gross margin profile
•Expanded China addressable market achieving listings in approximately 190 new hospitals, positioning the company for growth in 2026
•Realized major progress on the In-China-For-China manufacturing investment. Submitted both Cerelink and Duragen plus for PTR submission in September 2025
•Increased leadership robustness and talent at all levels, improving key country and regional leadership, notably in Europe and Asia Pacific

2025 Annual Bonus (Paid in March 2026)
The following table shows the actual annual bonus amounts awarded for 2025.

	Target as a % of Base Salary	Target Award Opportunity	Actual Award Based on 13.3% Funding	Actual Award Based on Discretionary Funding	Actual Total Amount Awarded	Actual as a % of Target
Mojdeh Poul	125%	$1,312,500	$174,563	$350,438	$525,000	40%
Lea Knight	90%	$580,138	$77,158	$154,897	$232,055	40%
Robert T. Davis, Jr.	70%	$416,588	$55,406	$69,594	$125,000	30%
Michael J. McBreen	85%	$547,188	$72,776	$189,874	$262,650	48%
Harvinder Singh	60%	$341,550	$45,426	$91,194	$136,620	40%
1.Due to his retirement on January 6, 2025, Mr. De Witte did not receive an annual bonus amount for 2025.

2026 Proxy Statement	47

Compensation Discussion and Analysis
Equity Grants
Equity grants help to align executive interests with those of our stockholders. The Compensation Committee considers Company performance, individual performance, long-term potential and market practice when determining the value and type of equity. We award an annual grant mix of time-based vesting equity awards (comprised of either RSAs or RSUs), non-qualified stock options and PSUs, as shown below. Ms. Poul's annual equity grant contained a mix of 25% RSUs, 25% stock options and 50% PSUs in 2025. Ms. Poul received a one-time grant of 50% RSUs and 50% stock options in connection with her hire in 2025, which is not reflected in the charts below.

	RSAs[1]	RSUs[2]	Non-Qualified Stock Options	PSUs

Definition	Represents actual ownership of Integra stock that becomes the executive’s upon vesting	Notional units which are redeemable for Integra stock; their value tracks the value of Integra stock	Once vested, stock options give an executive the right to purchase Integra stock at an exercise price equal to the closing price of our common stock on the date of grant	Notional units which are redeemable for Integra stock subject to performance; their value tracks the value of Integra stock
% of Equity Grant	25%	25%	25%	50%
Performance Metric	Stock price and time	Stock price and time	Stock price and time	Organic revenue growth
Vesting	Annually over three years	Annually over three years; payment is generally deferred until after CEO’s departure from Integra	Annually over four years	Annually over three years based on achievement of performance goals
1.All NEOs received RSAs, excluding Ms. Poul who received RSUs.
2.Only Ms. Poul received RSUs.
Annual Equity Compensation Grants
Annual equity grants are typically made in March of each year. The following criteria are evaluated for each of our NEOs when determining the value of their annual equity award:
•Performance over the long term;
•Performance during the prior year;
•Long-term potential and succession planning;
•Retention considerations;
•Leadership and innovation; and
•Market practices for comparable positions.

48	2026 Proxy Statement

Compensation Discussion and Analysis
2025 Equity Compensation Decisions
The Compensation Committee reviewed the target total direct compensation of our NEOs compared to our peers and made market adjustments to annual equity grant values to continue to be competitive with our peer group.
In January 2025, Ms. Poul received a portion of her annual equity grant consisting of 25% restricted stock units and 25% non-qualified stock options each with a grant date fair market value of approximately $1,500,000, respectively. In addition, Ms. Poul received a one-time grant of restricted stock units and non-qualified stock options each with a grant date fair market value of approximately $750,000. The one‑time equity award was granted as an employment inducement to secure her acceptance of the Chief Executive Officer role and to replace compensation she was expected to forgo by not standing for re‑election to two external boards on which she previously served. Ms. Poul received her PSU grant in March 2025 in alignment with the company’s annual grant with a grant date fair market value of approximately $3,000,000. In March 2025, each of the other NEOs received an annual equity grant of PSUs, non-qualified stock options and time-based vesting equity awards.

	Fair Market Value At Grant — 2025
	Restricted Stock Awards	Restricted Stock Units	Non-Qualified Stock Options	Performance Stock Units	Total
Mojdeh Poul		2,219,867	2,250,011	3,000,001	7,469,879
Lea Knight	499,573		499,574	999,146	1,998,293
Robert T. Davis, Jr.	297,579		297,566	595,134	1,190,279
Michael J. McBreen	442,596		442,583	885,168	1,770,347
Harvinder Singh	227,717		227,704	455,409	910,830
1.Due to his retirement on January 6, 2025, Mr. De Witte did not receive an annual equity grant for 2025.
Using Organic Revenue Growth As The PSU Performance Metric
Annual organic revenue growth is the performance metric for PSU awards as it is a key indicator of the strength of our business and stockholder return. Organic revenue consists of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures and discontinuances. Organic revenue growth is the increase in organic revenue compared to the prior year.
The three-year annual organic revenue growth goal is derived from a rigorous process that involves input and discussions among the Compensation Committee, CEO and management. We annually review the metrics (and related targets) used in our annual bonus and equity programs to ensure they remain aligned to Integra’s strategic plan.
Beginning with the 2026-2028 performance cycle, the Compensation Committee, in consultation with WTW, approved changes to the PSU award design to further align long‑term incentives with the Company’s strategic priorities and stockholder interests. Specifically, adjusted EBITDA margin will be used as a second performance metric for PSU awards. Adjusted EBITDA margin consists of our adjusted EBITDA divided by our GAAP revenues. Under the revised PSU award program, each of the performance metrics will be weighted equally when determining achievement of performance goals under the revised PSU awards. In addition, the performance vesting percentage for achievement at the maximum level was increased from 150% to 200%. The Compensation Committee believes these changes will both better align our PSU award program with the market and our peers and drive improved top line and bottom line performance. Such changes will further align our plan with long-term value creation.
PSU Vesting For Equity Grants
For the 2023, 2024 and 2025 PSU grants, each NEO is eligible to receive shares of the Company’s common stock ranging from 0% to 150% of target based on the Company’s achievement of an annual organic revenue growth goal over the prior year’s organic revenue amount during each fiscal year of the performance period as follows:

2026 Proxy Statement	49

Compensation Discussion and Analysis

	2023 Performance Goal	2024 Performance Goal	2025 Performance Goal	Performance Vesting Percentage
Below Threshold Level	<2%	<2%	<2%	0%
Threshold Level	2%	2%	2%	50%
Target Level	5.7%	5.7%	5%	100%
Maximum Level	7%	7%	7%	150%

If...	Then...

Growth in annual organic revenue over prior year is between threshold and target levels
Performance vesting percentage is determined by extrapolating between threshold level— anchor points of 3% annual organic revenue growth (with a 70% performance vesting percentage) and 4% annual organic revenue growth (with an 85% performance vesting percentage)—and target level.

Growth in annual organic revenue over prior year is between target and maximum levels	Performance vesting percentage is determined by linear interpolation between target level and maximum level.

Target performance in a particular year is not attained but the Company achieves its cumulative goal (an average three-year annual organic revenue growth rate of at least target level)	Additional PSUs will vest on the third anniversary of the grant date (as though the performance goal for the fiscal year was achieved at target level).

PSU Grant Vesting Based on 2025 Performance Results
2025 was a pivotal year in our transformation. We drove tangible operational progress while continuing to deliver for our customers and patients. We experienced strong demand for our differentiated portfolio of leading brands and have begun to make important strategic investments in our quality management systems processes and capacity expansion of our facilities and equipment to meet increasing demand and support future growth. Notwithstanding these achievements, in February 2026, the Compensation Committee determined that the Company did not exceed the threshold goal level set with respect to the Company's growth in annual organic revenue for fiscal year 2025 for the PSUs granted in 2023, 2024 and 2025. Accordingly, the portions of such grants eligible to vest in 2026 based on the Company's performance in fiscal 2025 did not vest.

	2023 Grant (Year 3 Vesting)	2024 Grant (Year 2 Vesting)	2025 Grant (Year 1 Vesting)

Baseline (Fiscal 2024 Revenue Achievement)	$1,611	$1,611	$1,611
Threshold	2%	2%	2%
Target	5.7%	5.7%	5%
Maximum	7%	7%	7%
Fiscal 2025 Revenue Achievement	$1,624	$1,624	$1,624
Organic Revenue Growth(1)	(0.7)%	(0.7)%	(0.7)%
ACTUAL VESTING PERCENTAGE	0%	0%	0%
1.Organic revenue growth excludes $29.1M in inorganic revenue attributable to the Acclarent acquisition subsequent to the April 1, 2024 acquisition date.

50	2026 Proxy Statement

Compensation Discussion and Analysis
Starting in 2026, we have transitioned from issuing RSAs and will replace with RSUs for the other NEOs to better align to market practice. We also suspended the use of stock options due to their high share usage negatively impacting our burn rate and long-term share pool sustainability. Transitioning to 50% PSUs and 50% RSUs allows us to maintain competitive pay while significantly reducing dilution and maintaining a similar performance-orientation of our annual equity program.
Other Benefits
Retirement Savings Programs
In 2025, we provided retirement benefits to our NEOs through the defined contribution retirement savings plan, which is the same plan available to all employees. Company matching contributions for our NEOs are shown in the "Breakdown of All Other Compensation — 2025" table appearing in the CD&A of this proxy statement. A non-qualified deferred compensation program exists for all employees who meet the IRS annual compensation limit of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code") and conforms with the requirements of Section 409A of the Code. Employees may defer up to 75% of base salary and up to 100% of performance-based cash bonus on a pre-tax basis.
Other Benefits
In 2025, our NEOs participated in benefit offerings on the same basis as all other employees except for the Executive Physical Exam Program, which provides payment for a comprehensive annual physical exam for each of our NEOs and aligns with the Company’s culture of health and wellness, which supports improved executive performance.
Ms. Poul received $250,000 as a lump sum relocation payment and a tax gross up of $107,056 consistent with the Company’s relocation policy in connection with her hire in 2025. The relocation amount is shown in the "Breakdown of All Other Compensation — 2025" table appearing in the CD&A of this proxy statement.
Other Key Features Of Our Executive Compensation Program

We have implemented policies aimed at fostering sustainable growth by further aligning the financial interests of our executives and stockholders with long-term stock price performance. In addition, our compensation policies and practices for all employees are reviewed annually to determine whether any risks associated with such policies and practices encourage unnecessary or excessive risk-taking or are reasonably likely to have an adverse effect on the Company. Our compensation programs are designed with an appropriate balance of risk and reward in relation to our business strategy and do not encourage excessive or unnecessary risk-taking behavior. The risk-mitigating features incorporated within our compensation programs are outlined below.

The Compensation Committee reviewed management’s risk assessment report, and as a result of the risk assessment, the Compensation Committee does not believe risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines
Our stock ownership guidelines require all executive officers to hold a minimum number of shares of our stock while serving in these leadership positions. The guidelines are intended to align the interests of executives with those of our stockholders by requiring executives to be subject to the same long-term stock price volatility our stockholders experience. Named executive officers have five years from their appointment/hire date to meet their stock ownership guidelines. For purposes of measuring compliance with these guidelines, the following are counted to determine whether the required ownership interest has been satisfied: (i) shares of common stock owned directly or indirectly by the executive officer or his or her immediate family members, (ii) vested shares of restricted stock and shares underlying vested RSUs, and (iii) unvested shares of restricted stock and shares underlying unvested RSUs (provided, in each case, such shares or units vest based on time and not performance). Shares underlying unexercised stock options (whether vested or unvested) and performance-based awards do not count towards satisfying these guidelines.

2026 Proxy Statement	51

Compensation Discussion and Analysis
The minimum ownership threshold is based on a multiple of base compensation:

Position	Stock Ownership Guideline

CEO	6 times base salary
CFO	2 times base salary
All other Executive Officers	1 times base salary
Currently, all of our NEOs are in compliance with the stock ownership guidelines. Consistent with the terms of the guidelines, Mses. Poul and Knight have five years from the commencement of their employment with the Company, or until January 5, 2030 and June 28, 2028, respectively, to comply with the stock ownership guidelines and are currently progressing towards meeting the ownership guidelines.
We have a compensation recoupment, or clawback, policy, which we adopted in October 2023 to comply with Nasdaq listing standards implementing Exchange Act Rule 10D-1. The clawback policy includes mandatory recoupment of excess incentive-based compensation received by a covered executive (including the NEOs) on or after October 2, 2023 in the event of a restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under federal securities laws, as required by Exchange Act Rule 10D-1. We maintain a separate clawback policy applicable if a restatement of our financial results is required to correct a material error or inaccuracy due to the fraud or intentional misconduct of any employee (including the NEOs). If applicable, the Compensation Committee can recoup from an employee (including the NEOs) the bonuses or equity awards awarded on or after January 1, 2013 and cancel outstanding annual bonus or equity award opportunities.
Insider Trading Policy and Anti-Pledging Policies
We have adopted insider trading policies and procedures governing the purchase, sale and other transactions in Company securities by the Company’s directors, officers, and employees, and other covered persons which we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable exchange listing standards.
Our Insider Trading Policy prohibits without exception hedging and pledging of our securities by any employee, including our NEOs and directors. Prohibited trading practices include short sales, puts, calls, forward sales, equity swaps, or other hedging transactions. In addition, all employees including our NEOs and directors are forbidden from (i) holding Integra securities in a margin account, (ii) buying Integra securities on margin, (iii) pledging Integra securities as collateral for a loan or (iv) pledging Integra securities in any other arrangement. For our NEOs, and other participants subject to the Company’s Trading Window Group Policy, trading is permitted only during scheduled trading windows and requires a pre-clearance by our legal department. Subject to this policy and applicable rules and regulations, our NEOs may enter into a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.
Timing of Equity Grants
Annual equity awards, including stock options, are typically granted during an open trading window following the Company’s earnings release for the prior fiscal year. For new hires, equity awards, including stock options, are typically granted on the first of the month following their hire. Under the ESPP, eligible employees, including the NEOs, may purchase shares at a discount, with purchase dates taking place on the last trading day of each fiscal year using payroll deductions accumulated during the prior twelve-month period.
The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards, including stock options, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
During fiscal 2025, no stock options were granted to the NEOs in the period beginning four business days before and ending one business day after the filing or furnishing of any Form 10-Q, Form 10-K or Form 8-K that disclosed material nonpublic information.

52	2026 Proxy Statement

Compensation Discussion and Analysis
Impact of Accounting and Tax Requirements on Compensation
In structuring compensation arrangements, the Compensation Committee considers that Section 162(m) of the Code limits the deductibility of compensation paid to the CEO, CFO and other NEOs and certain other officers to $1.0 million per year, but their decisions are not driven by this limitation.
We account for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including non-qualified stock options, RSAs, RSUs, PSUs and other forms of equity compensation). The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Although the Compensation Committee generally considers the tax and accounting implications of its compensation decisions, the primary drivers for determining the amount and form of executive compensation are the attraction, motivation and retention of executive talent rather than the Internal Revenue Code or accounting requirements.
Employment and Post-Employment Arrangements
We do not have employment agreements with our NEOs other than Ms. Poul and our former President & Chief Executive Officer, Mr. De Witte.
CEO Agreements: Ms. Poul
On November 4, 2024, the Company entered into an employment agreement with Ms. Poul (the "Employment Agreement") effective as of January 6, 2025 (the "Effective Date"). The initial term of Ms. Poul's Employment Agreement expires on the third anniversary of the Effective Date, unless earlier terminated, and is subject to successive automatic one-year renewal terms unless either party gives timely written notice of termination.
Ms. Poul’s base salary is subject to annual review and may be increased at the discretion of the Compensation Committee. Ms. Poul will also be eligible for an annual bonus opportunity at a percentage of her annual base salary. Her actual bonus will be based on performance relative to the performance goals established under the annual bonus program by the Compensation Committee. Consistent with Company policies, Ms. Poul, as an employee of the Company, will not be entitled to any compensation for her service as a director on the Board. The Employment Agreement provides that commencing in 2026, Ms. Poul is eligible to receive annual equity-based awards, with the amount, form and mix of such award to be determined by the Compensation Committee in its discretion.
Under the Employment Agreement, Ms. Poul received a one-time payment of $250,000 grossed-up for taxes to cover relocation expenses and Ms. Poul was also eligible to receive reimbursement of: (i) up to $50,000 in temporary housing expenses for up to six months; and (ii) up to $25,000 in legal fees and expenses actually incurred in connection with the drafting, review and negotiation of the Employment Agreement and any related agreements on or prior to the Effective Date.
Under the Employment Agreement, if Ms. Poul’s employment is terminated outside the context of a “change in control” by the Company for a reason other than death, disability, or “cause” or by Ms. Poul for “good reason,” Ms. Poul will be eligible to receive (i) a severance amount equal to 2.0 times her then-current annual base salary payable over the two-year period following such termination and (ii) a monthly cash payment equal to Ms. Poul’s monthly COBRA premium cost for family health coverage for up to 18 months following such termination.
If, within 24 months following a “change in control” of the Company, Ms. Poul terminates her employment for “good reason,” or her employment is terminated by the Company for a reason other than death, disability, or “cause,” Ms. Poul will be eligible to receive: (i) a single lump sum severance amount equal to 2.99 times the sum of Ms. Poul’s then-current annual base salary and Target Bonus, (ii) a monthly cash payment equal to Ms. Poul’s monthly COBRA premium cost for family health coverage for up to 18 months following such termination, (iii) a single lump sum equal to the pro rata portion of Ms. Poul’s annual bonus (based on actual results) for the year in which the termination occurs, and (iv) full accelerated vesting of all outstanding equity awards granted to Ms. Poul and, to the

2026 Proxy Statement	53

Compensation Discussion and Analysis
extent any outstanding equity award is a Company stock option, such option will remain exercisable until the earlier of the first anniversary of the termination date and the expiration date set forth in the option agreement evidencing such option.
If Ms. Poul’s employment is terminated due to her death, then her estate will receive (i) a lump sum cash payment equal to Ms. Poul’s annual base salary, and (ii) a monthly cash payment equal to Ms. Poul's monthly family COBRA premium for up to 12 months after her death.
Ms. Poul’s right to receive the severance payments and benefits pursuant to the Employment Agreement (other than upon her death) is contingent on Ms. Poul’s execution and non-revocation of a general release of claims in favor of the Company. In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Ms. Poul than receiving the full amount of such payments.
The description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is incorporated by reference to Exhibit 10.1 the Company's Current Report on Form 8-K filed on November 4, 2024.
CEO Agreements: Mr. De Witte
The terms of Mr. De Witte’s employment agreement as in effect prior to his retirement on January 6, 2025 are described below.
On October 28, 2021, the Company entered into an employment agreement with Mr. De Witte (the "De Witte Agreement").
Mr. De Witte’s base salary was reviewed and could be adjusted annually based on the Compensation Committee’s review. Mr. De Witte’s bonus opportunity ranged from 50% of his target annual bonus opportunity (if threshold performance goals are achieved) to a maximum of 200% of his target annual bonus opportunity. The actual amount of any such annual bonus paid to Mr. De Witte was based on company performance and the satisfaction of performance objectives established and evaluated by the Compensation Committee. Consistent with Company policies, Mr. De Witte, as an employee of the Company, was not entitled to any compensation for his service as a director on the Board.
The De Witte Agreement provided that Mr. De Witte was eligible to receive a discretionary annual equity award, with the amount, form and mix of such award to be determined by the Compensation Committee in its discretion. Any annual equity awards would be granted pursuant to award agreements on forms substantially similar to the applicable form attached to the De Witte Agreement, which included provisions for accelerated time-vesting in connection with Mr. De Witte’s retirement.
The De Witte Agreement provided that Mr. Witte’s non-qualified stock options would remain exercisable for up to two years following a qualifying termination or such longer period of time provided in the applicable option agreement. The De Witte Agreement contained non-compete and non-solicitation covenants that extended for 18 months following the termination of Mr. De Witte’s employment. The De Witte Agreement provided for certain payments and benefits upon any of several events of termination of employment, including termination of employment in connection with a change in control.
In connection with his retirement and the services Mr. De Witte provided during the Company's search for his successor, the Company and Mr. De Witte entered into a letter agreement, dated February 27, 2024 (the “De Witte Letter Agreement”), modifying the De Witte Agreement. The Letter Agreement provided, among other things, that none of (i) the termination of his employment as of the Transition Date (as defined in the Letter Agreement), (ii) the appointment of his successor, (iii) the appointment of Stuart Essig, Ph.D. to the role of Executive Chairman of the Board or (iv) the entering into either the Letter Agreement or the Consulting Agreement (as defined below) will constitute a breach of, or Good Reason (as defined in the De Witte Agreement) for purposes of, the De Witte Agreement or any other agreement between him and the Company.
In connection with the appointment of Ms. Poul as President and CEO, the Company and Mr. De Witte entered into a consulting agreement (the "De Witte Consulting Agreement") which took effect on January 6, 2025 and which expired on March 15, 2026 (the "Consulting Period"). In connection with the execution of the De Witte Consulting Agreement, Mr. De Witte executed a general release in favor of the Company. The terms of the De Witte Consulting Agreement as in effect prior to its expiration on March 15, 2026, are described below.

54	2026 Proxy Statement

Compensation Discussion and Analysis
Pursuant to the terms of the De Witte Consulting Agreement, Mr. De Witte served as Senior Advisor to Ms. Poul and provided transition services to the Company during the Consulting Period. Mr. De Witte received: (i) a consulting payment of $34,615.35 (such amount being equal to his 2024 base salary (pro-rated for any partial service) for the period beginning on January 6, 2025 and ending on January 18, 2025, and (ii) an annual cash bonus of $491,250 awarded under the Company’s annual bonus program for 2024, which amount was subject to the achievement of applicable performance objectives set forth in the Company’s annual bonus program as well as leading the Company through business challenges and contributing to a smooth CEO transition (as determined by the Board in its sole discretion). In addition, Mr. De Witte was entitled to: (x) continued vesting of outstanding equity awards during Mr. De Witte’s continued service to the Company during the Consulting Period; and (y) the ability to exercise vested stock options for the lesser of (a) the stated term of the stock options and (b) six months following his cessation of service to the Company under the De Witte Consulting Agreement. Mr. De Witte also received a relocation payment of $150,000 and tax gross up of $88,679 in certain relocation-related expenses. Mr. De Witte declined to continue his current health, dental, and vision insurance coverage for him and his eligible dependents during the Consulting Period.
Change-in-Control Severance Agreements for Other Named Executive Officers
Effective January 1 through December 31, 2025, we adopted a change in control severance program (the “Program”) under which Ms. Knight and Messrs. Davis, McBreen, and Singh were participants. The Program provides for the payment of severance and other benefits to the executives in the event of a “qualifying termination,” which means a termination of employment with the Company without “cause” or by the executive for “good reason,” in either case, on or within two years following a “change in control” of the Company (each, as defined in the Program), which was the same under the expired change-in-control severance agreement. The Program does not provide for any excise tax gross-ups and has double-trigger cash payments.
In the event of a qualifying termination, the Change-in-Control Severance Agreements provide for:
•A lump sum payment equal to 1.5 times (or 2.0 times in the case of Ms. Knight) the sum of the executive’s annual base salary and target bonus;
•A lump sum payment equal to a pro rata portion of the executive’s target annual bonus for the partial fiscal year in which the termination occurs;
•Company-subsidized COBRA premium payments for up to eighteen months following the termination date; and
•Company-paid outplacement services for up to twelve months following the termination date.
The executive’s right to receive the severance payments and benefits described above is subject to his/her delivery and non-revocation of an effective general release of claims in favor of the Company. The Change-in-Control Severance Agreements clarified that to the extent the executive has not yet received his/her annual bonus for his/her prior year’s performance with the Company, the executive shall still receive such annual bonus for prior year performance at the time non-terminated employees receive such annual bonus if such payment is due. In addition, under the Change-in-Control Severance Agreements, to the extent that any change in control payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Internal Revenue Code, such payments and/or benefits may be subject to a “best pay cap” if such reduction would result in a greater net after-tax benefit to the executive than receiving the full amount of such payments.
The Program was renewed effective January 1, 2026 and will expire December 31, 2026 unless renewed again by the Compensation Committee. Upon the occurrence of a change in control, however, the term of the Program will automatically be extended until the two-year anniversary of the date on which the change in control occurs. In addition, if an executive participant incurs a qualifying termination during the term of the Program, the term automatically will be further extended until each party’s rights and obligations are fully satisfied.

2026 Proxy Statement	55

Compensation Discussion and Analysis
Changes for 2026
Executive Severance Plan for Other Named Executive Officers
Effective February 24, 2026, we adopted the Integra LifeSciences Executive Separation Pay Plan (the “Executive Severance Plan”) which provides certain severance benefits to the Company’s Executive Leadership Team, including Ms. Knight and Messrs. Davis, McBreen, and Singh, upon a Qualifying Termination (as defined in the Executive Severance Plan).
Severance benefits under the Executive Severance Plan include:
•A cash severance payment equal to twelve (12) Months of Base Pay (the “Severance Payment”) payable over 12 months (the “Separation Period”).
•A pro-rated bonus payment for the calendar year in which the relevant Qualifying Termination occurred in an amount equal to the actual bonus payment which would have been paid to the Participant had such Participant remained in continuous employment through the end of the calendar year of the bonus period and pro-rated based on the number of calendar days the Participant was employed by the Company during the calendar year of the Qualifying Termination, subject to (i) the Participant having remained continuously employed by the Company for a minimum of nine (9) months during the calendar year of the Participant’s Qualifying Termination and (ii) the funding of the Company, individual performance of the Employee and any additional eligibility criteria for such bonus payment.
•For Participants enrolled in Company-sponsored medical, dental and/or vision coverage, payment in an amount equal to the Company’s contribution towards such health coverage, as in effect for similarly situated active employees (as applicable, based on the Participant’s enrollment status and covered dependents, if any) covering a period through the earlier of (x) the end of the Separation Period, or (y) the date the Participant becomes eligible for group medical care coverage through other employment benefits for them and their eligible dependents through the continuation of coverage provisions.
•Eligibility for outplacement services during the Separation Period.
The Severance Payment will be paid in substantially equal installments during the Separation Period. The Executive Severance Plan provides that none of a termination of employment for unsatisfactory job performance, voluntary resignation or retirement, termination due to death, or disability, termination in connection with a divestiture where continued employment is offered, or certain other terminations or separations as set forth in the Executive Severance Plan will be considered a Qualifying Termination under the terms of the Executive Severance Plan.
Payment of benefits under the Executive Severance Plan is subject to: (i) the execution and non-revocation of a general release of claims, (ii) compliance with applicable post-employment restrictive covenants, (iii) applicable tax withholdings, and (iv) clawback in the event of a violation of the general release of claims.

56	2026 Proxy Statement

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears in this proxy statement. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our 2025 Annual Report on Form 10-K.
Respectfully submitted,
The Compensation Committee of the Board of Directors
Renee Lo (Chair)
Jeffrey A. Graves
Barbara B. Hill
The foregoing report of the Compensation Committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

2026 Proxy Statement	57

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
The following table sets forth information regarding compensation paid to the person who was serving as our President and Chief Executive Officer as of December 31, 2025, our principal financial officer in 2025, each of our three other most highly compensated executive officers based on total compensation earned during 2025, and our former President and Chief Executive Officer.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Option Awards(2) ($) (f)	Non-Equity Incentive Plan Compensation (3) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation (4) ($) (i)	Total ($) (j)
Mojdeh Poul	2025	1,009,616	350,438	5,219,868	2,250,011	174,563	—	371,056	9,375,551
President and Chief
Executive Officer and Director
Lea Knight	2025	638,646	154,897	1,498,719	499,574	77,158	—	14,000	2,882,994
Executive Vice President and	2024	616,662	281,942	1,584,589	428,189	220,284	—	13,800	3,145,466
Chief Financial Officer	2023	295,385	350,000	1,000,000	—	—	—	27,762	1,673,147
Robert T. Davis, Jr	2025	583,354	69,594	892,712	297,566	55,406		14,000	1,912,633
Executive Vice President,	2024	544,944	134,803	1,203,880	234,620	130,167	—	13,800	2,262,214
President, Tissue Technologies	2023	515,990	—	670,392	223,439	—	—	13,062	1,422,883
Michael J. McBreen	2025	643,750	212,405	1,327,764	442,583	72,776		14,000	2,713,278
Executive Vice President,	2024	638,702	222,705	1,627,799	442,584	215,045	—	13,455	3,160,291
President, Codman Specialty Surgical	2023	598,077	—	1,789,174	429,701	—	—	13,200	2,830,152
Harvinder Singh	2025	563,993	91,194	683,126	227,704	45,426	—	14,000	1,625,444
Executive Vice President,	2024	511,088	134,310	1,375,853	258,610	129,690	—	214,631	2,624,181
President, International
Jan De Witte	2025	42,308	—	—	—	—	—	240,372	282,679
Former President and Chief	2024	968,998	—	4,500,045	1,500,012	491,250	—	34,363	7,494,668
Executive Officer and Director	2023	875,467	—	4,125,076	1,375,013	—	—	13,200	6,388,756
1.The Compensation Committee approved bonus awards above the 13.3% funding level to: recognize the contributions of the NEOs to: (i) advance the CMP, strengthen our quality systems and improve operations; and (ii) retain leadership as the Company continues to deliver on its transformation journey. The cash bonus award above the 13.3% funding level is shown in column (d) - Bonus. The discretionary funding resulted in a total annual bonus pool funding at 40% of target, which was less than the general employee population, and which the Committee believed was appropriate to recognize and reward resilience and continued focus on delivering to our customers and patients. Mr. McBreen received additional funding in recognition of his individual assessed performance at an exceeds rating and his exceptional leadership in delivering differentiated commercial execution despite supply challenges as well as advancing product portfolio innovation.This column also includes a lump sum payment of $22,531 for Mr. McBreen which was given in lieu of a merit increase due to his position relative to market peers.
2.This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of the Company’s common stock on the grant dates in 2025, 2024, and 2023. For a discussion on the assumptions used to estimate the fair value of the stock options, please see Note 9, “Stock-Based Compensation,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. The grant date fair value of performance stock unit awards is shown in this column at Target, which represents the probable outcome of the performance conditions. The value if the maximum goals are achieved and calculated as of the grant date is $4,500,001 for Ms. Poul, $892,700 for Mr. Davis, $1,327,752 for Mr. McBreen, $1,498,719 for Ms. Knight and $683,114 for Mr. Singh.
3.The amounts in column (g) reflect cash awards for 2025, 2024 and 2023, as applicable, earned pursuant to the terms of the Performance Incentive Compensation Plan. See “— Compensation Discussion and Analysis — Analysis of 2025 Compensation Decisions, Annual Bonus” for more information.
4.The amounts reported in the All Other Compensation column consists of relocation expenses for Ms. Poul and Mr. De Witte and 401(k) employer matching contributions (for all NEOs). Refer to "Breakdown of All Other Compensation — 2025" table below for detail.

58	2026 Proxy Statement

Compensation of Executive Officers
Breakdown Of All Other Compensation — 2025

	Relocation Expenses ($)	401(k) Employer Matching Contribution ($)	Total ($)
Mojdeh Poul (1)	357,056	14,000	371,056
Lea Knight		14,000	14,000
Michael J. McBreen		14,000	14,000
Harvinder Singh		14,000	14,000
Robert T. Davis, Jr		14,000	14,000
Jan De Witte (1)	238,679	1,692	240,371
1.Ms. Poul received a relocation payment of $250,000 and a tax gross up of $107,056 for certain relocation-related expenses consistent with the Company's relocation policy. Mr. De Witte received a relocation payment of $150,000 and a tax gross up of $88,679 for certain relocation-related expenses consistent with the Company’s relocation policy.

2026 Proxy Statement	59

Compensation of Executive Officers
Grants of Plan-Based Awards
The following table presents information on equity awards granted under the Company’s Fifth Amended and Restated 2003 Equity Incentive Plan and annual incentive opportunities.

			Date of Board or	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(4)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name (a)	Award Type	Grant Date (b)	Comp. Committee Action	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Units(3) (#) (i)	Options (#) (j)	Awards ($/Sh) (k)	Awards(5) ($) (l)
Mojdeh Poul	PSU	3/11/2025	2/11/2025				62,631	125,261	187,892				3,000,001
	RSU	1/6/2025	11/4/2024							102,298			2,219,867
	Stock Option	1/6/2025	11/4/2024								217,961	21.70	2,250,011
	Cash Bonus	1/6/2025	11/4/2024	262,500	1,312,500	1,968,750
Lea Knight	PSU	3/11/2025	2/11/2025				20,859	41,718	62,577				999,146
	RSA	3/11/2025	2/11/2025							20,859			499,573
	Stock Option	3/11/2025	2/11/2025								44,171	23.95	499,574
	Cash Bonus	1/1/2025	2/11/2025	116,028	580,138	870,207
Robert T. Davis, Jr	PSU	3/11/2025	2/11/2025				12,425	24,849	37,274				595,134
	RSA	3/11/2025	2/11/2025							12,425			297,579
	Stock Option	3/11/2025	2/11/2025								26,310	23.95	297,566
	Cash Bonus	1/1/2025	2/11/2025	83,318	416,588	624,881
Michael J. McBreen	PSU	3/11/2025	2/11/2025				18,480	36,959	55,439				885,168
	RSA	3/11/2025	2/11/2025							18,480			442,596
	Stock Option	3/11/2025	2/11/2025								39,132	23.95	442,583
	Cash Bonus	1/1/2025	2/11/2025	109,438	547,188	820,781
Harvinder Singh	PSU	3/11/2025	2/11/2025				9,508	19,015	28,523				455,409
	RSA	3/11/2025	2/11/2025							9,508			227,717
	Stock Option	3/11/2025	2/11/2025								20,133	23.95	227,704
	Cash Bonus	1/1/2025	2/11/2025	68,310	341,550	512,325
1.The amounts reported in columns (c) through (e) represent potential cash payments pursuant to the Company’s Performance Incentive Compensation Plan. The “Target” is calculated by multiplying the officer’s base salary by the executive’s target award percentage established by the Compensation Committee (for Ms. Poul as provided in her employment agreement). See “— Compensation Discussion and Analysis — Analysis of 2025 Compensation Decisions, Annual Bonus” for more information.
2.The amount shown in columns (f) through (h) represents performance stock units granted under the Company’s 2003 Equity Incentive Plan. See “— Compensation Discussion and Analysis — Analysis of 2025 Compensation Decisions, Equity Grants” for a description of the material terms of these performance stock unit awards.
3.The amounts shown in this column represent RSUs (with respect to awards granted to Messrs. De Witte and Singh) and shares of restricted stock (with respect to the other NEOs), all of which were granted under the Company’s 2003 Equity Incentive Plan. See “ — Compensation Discussion and Analysis — Analysis of 2025 Compensation Decisions, Equity Grants” for a description of the material terms of these RSA and RSU awards.
4.Each NEO is eligible to vest in and receive a number of shares of the Company’s common stock ranging from 0% to 150% of the target number of shares of PSUs based on the Company’s achievement of goals relating to the growth in the Company’s annual organic revenue growth over the immediately preceding fiscal year, during each fiscal year of the performance period running from January 1, 2025 through December 31, 2027. See “— Compensation Discussion and Analysis — Analysis of 2025 Compensation Decisions, Equity Grants” for a description.
5.This column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the restricted stock, contract stock/restricted stock units, performance stock units and stock options granted to each NEO in 2025. For restricted stock, contract stock/restricted stock units and performance stock units, fair value is calculated using the closing price of the Company’s common stock on the specific grant date. For stock options, fair value is based on the fair value of the option on the grant date as estimated using the binomial distribution model. For a discussion of the assumptions used to estimate fair value, please see Note 9, “Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. The grant date fair value of performance stock unit awards is shown in this column at Target, which represents the probable outcome of the performance conditions. The value if the maximum goals are achieved and calculated as of the grant date is $4,500,001 for Ms. Poul, $892,700 for Mr. Davis, $1,327,752 for Mr. McBreen, $1,498,719 for Ms. Knight and $683,114 for Mr. Singh.

60	2026 Proxy Statement

Compensation of Executive Officers
Outstanding Equity Awards at Fiscal Year-End
The following table presents information with respect to outstanding equity awards as of December 31, 2025. Consistent with the terms of the De Witte Letter Agreement and Consulting Agreement, Mr. De Witte's outstanding equity continues to vest during Mr. De Witte's continued service to the Company during the consulting period. For additional information regarding the treatment of Mr. De Witte's outstanding equity awards upon his retirement, please refer to “Compensation Discussion and Analysis—Employment and Post-Employment Arrangements—CEO Agreements: Mr. De Witte” above.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Mojdeh Poul	—	217,961	21.7	1/6/2033	102,298	1,270,541	83,925	1,042,349
Lea Knight	—	44,171	23.95	3/11/2033	49,381	613,312	43,793	543,909
	6,827	20,481	36.22	3/11/2032
Robert T. Davis, Jr	—	26,310	23.95	3/11/2033	32,009	397,552	25,329	314,586
	3,740	11,223	36.22	3/11/2032
	15,887	—	43.39	3/13/2028
	5,176	5,178	52.87	3/10/2031
	10,373	—	55.91	3/13/2027
	8,609	—	56.23	3/13/2026
	6,894	2,299	65.11	3/11/2030
	9,232	—	68.1	3/12/2029
Michael J. McBreen	—	39,132	23.95	3/11/2033	40,931	508,363	41,137	510,922
	7,056	21,170	36.22	3/11/2032
	9,786	—	43.39	3/13/2028
	9,956	9,956	52.87	3/10/2031
	5,116	—	55.91	3/13/2027
	4,298	—	56.23	3/13/2026
	7,028	2,343	65.11	3/11/2030
	8,721	—	68.1	3/12/2029
Harvinder Singh	—	20,133	23.95	3/11/2033	32,074	398,359	22,309	277,078
	4,123	12,370	36.22	3/11/2032
	4,378	4,380	52.87	3/10/2031
Jan De Witte	23,916	71,748	36.22	3/11/2032	36,278	450,573	55,495	689,248
	31,858	31,859	52.87	3/10/2031
	32,399	10,800	65.11	3/11/2030
1.Vesting information for each outstanding non-qualified stock option award as of December 31, 2025 for the NEOs is described in the table below. Consistent with the terms of the De Witte Letter Agreement and Consulting Agreement, Mr. De Witte has the ability to exercise vested stock options for the lesser of (a) the stated terms of the stock options and (b) six months following his cessation of service to the Company under the Consulting Agreement.

2026 Proxy Statement	61

Compensation of Executive Officers

	Number of Shares Underlying Non-Qualified Stock Option Awards
Vesting Date	Exercise Price	Mojdeh Poul	Lea Knight	Robert T. Davis Jr.	Michael J. McBreen	Harvinder Singh	Jan De Witte
2026
1/6/2026	21.70	54,489
3/10/2026	52.87			2,589	4,978	2,190	15,929
3/11/2026	23.95		11,042	6,577	9,783	5,033
3/11/2026	36.22		6,827	3,741	7,056	4,123	23,916
3/11/2026	65.11			2,299	2,343		10,800
2027
1/6/2027	21.70	54,490
3/10/2027	52.87			2,589	4,978	2,190	15,930
3/11/2027	23.95		11,043	6,577	9,783	5,033
3/11/2027	36.22		6,827	3,741	7,057	4,123	23,916
2028
1/6/2028	21.70	54,491
3/11/2028	23.95		11,043	6,578	9,783	5,033
3/11/2028	36.22		6,827	3,741	7,057	4,124	23,916
2029
1/6/2029	21.70	54,491
3/11/2029	23.95		11,043	6,578	9,783	5,034
2.The amounts in columns (g) and (h) reflect the number and market values of the outstanding restricted stock grants for Mses. Knight and Poul and Messrs. De Witte, Davis, McBreen, Singh as of December 31, 2025. Scheduled vesting of such RSUs and RSAs and the number of shares underlying such awards are described in the table below.

	Number of Shares Underlying Outstanding RSUs and RSAs
Vesting Date	Mojdeh Poul	Lea Knight	Robert T. Davis Jr.	Michael J. McBreen	Harvinder Singh	Jan De Witte
2026
1/6/2026	33,173
3/10/2026			1,438	5,980	1,216	8,669
3/11/2026		19,067	20,043	18,414	22,059	13,805
7/3/2026		12,318
2027
1/6/2027	34,563
3/11/2027		10,903	6,303	10,253	5,566	13,804
2028
1/6/2028	34,562
3/11/2028		7,093	4,225	6,284	3,233
3.The amounts in columns (i) and (j) reflect the number and market values of the outstanding performance stock unit awards as of December 31, 2025 for Mses. Knight and Poul and Messrs. De Witte, Davis, McBreen, and Singh. Scheduled vesting of all performance stock unit awards and the number of shares underlying such awards, subject to the satisfaction of the performance goals, are described in the table below. Amounts reported for our 2023, 2024 and 2025 awards are calculated based on 2025 performance year achievement at 0% of the target level.

	Number of Shares Underlying Outstanding Performance Stock Awards
Vesting Date	Mojdeh Poul	Lea Knight	Robert T. Davis Jr.	Michael J. McBreen	Harvinder Singh	Jan De Witte
2026
3/10/2026			—	—	—	—
3/11/2026	—	—	—	—	—	—
2027
3/11/2027	41,336	29,608	16,880	28,570	15,843	55,495
2028
3/11/2028	42,589	14,185	8,449	12,567	6,466

62	2026 Proxy Statement

Compensation of Executive Officers
Option Exercises and Stock Vested
The following table presents information on stock option exercises and stock award vesting during 2025 for Mses. Knight and Poul and Messrs. De Witte, Davis, McBreen, and Singh.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting (2) ($) (e)
Mojdeh Poul	—	—	—	—
Lea Knight	—	—	9,938	174,868
Robert T. Davis Jr.	—	—	2,507	58,173
Michael J. McBreen	—	—	10,968	254,908
Harvinder Singh	—	—	15,501	242,719
Jan De Witte	—	—	9,813	117,854
1.The value realized is calculated on the basis of the difference between the per share exercise price and the market price of the Company’s common stock as reported by the Nasdaq Global Select Market on the date of exercise, multiplied by the number of shares of common stock underlying the options exercised.
2.The value realized is the market price of the Company’s common stock as reported by the Nasdaq Global Select Market on the date of vesting, multiplied by the number of shares of common stock underlying the stock awards.
Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings (Losses) in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year-End ($) (f)
Jan De Witte	—	847,752	(970,370)	—	902,971
Robert T. Davis Jr.	215,244	—	171,239	—	1,402,303
1.We maintain a nonqualified deferred compensation plan ("NQDC") to provide additional retirement benefits for all employees who meet the IRS annual compensation limit of IRC Section 401(a)(17). Employees may defer up to 75% of base salary and up to 100% of performance based cash bonus on a pre-tax basis. Values shown represent base salary and annual cash bonus amounts that the named executive officers elected to defer in 2025. These amounts represent compensation earned by the named executive officers in 2025 and are also reported in Salary for contributions from base salary and in Non-Equity Incentive Plan Compensation for contributions from annual cash bonus in the Summary Compensation Table above.
2.Amounts represent earnings on the executive’s NQDC balances for the fiscal year. The NQDC provides for investment options generally aligned to those provided in our 401(k) Savings Plan. Deferrals are credited with gains or losses based on the performance of the investment options selected by the employee.
3.Investment elections may not be revoked, changed, or modified except as permitted under the NQDC, and subject to applicable law. No actual investments will be held in the employee’s accounts and employees will at all times remain unsecured creditors of the Company with respect to their account balances.
4.Employees may elect deferred amounts to be paid either in the form of a lump sum or in up to 15 annual installments upon either separation from service, a specified date, or death.
5.The amounts reflect the aggregate amounts that were reported as compensation in the appropriate columns of the Summary Compensation Table of this proxy statement and previous proxy statements to the extent that the executive was a NEO for the applicable year: $1,108,560 for Mr. Davis. Mses. Knight and Poul and Messrs. De Witte, McBreen and Singh did not elect to defer compensation included in the Summary Compensation Table and, as such, they are not listed in the table above.

2026 Proxy Statement	63

Compensation of Executive Officers
Potential Payments Upon Termination or Change in Control
The following agreements provide for certain payments and benefits upon any of several events of termination of employment, including termination of employment in connection with a change in control: (i) Ms. Poul's Employment Agreement, and (ii) the Change in Control Severance Agreements, effective January 1, 2025, between the Company and each of Lea Knight, Robert Davis, Jr., Michael McBreen, and Harvinder Singh (Ms. Poul's Employment Agreement and the Change in Control Severance Agreements are collectively referred to in this section as the “Agreements”). Please refer to "Compensation Discussion and Analysis—Employment and Post-Employment Arrangements—Change-in-Control Severance Agreements for Other Named Executive Officers" above for additional information regarding the Change in Control Severance Agreements.
This section describes these payments and benefits, with amounts calculated based on the assumption that a named executive officer's termination of employment with the Company occurred on December 31, 2025. The last trading day of the fiscal year ended December 31, 2025, the Company’s common stock had a closing sale price on the Nasdaq Global Select Market of $12.42. Actual amounts payable would vary based on the date of the named executive officer’s termination of employment and can only be finally determined at that time. Unless specified otherwise, the information in this section is based upon the terms of the Agreements.
Benefits for Ms. Poul
The Company is party to an employment agreement with Ms. Poul, dated as of November 4, 2024. Under Ms. Poul's Employment Agreement, upon Ms. Poul's termination of employment, she may be entitled to certain benefits as described in more detail under "Compensation Discussion and Analysis—Employment and Post-Employment Arrangements—CEO Agreements: Ms. Poul" above.
Retirement Benefits for Mr. De Witte
The Company was party to an employment agreement, subsequently modified by the De Witte Letter Agreement, with Mr. De Witte during 2024. In connection with his retirement on January 6, 2025, Mr. De Witte’s employment with the Company terminated and he and the Company entered into a consulting relationship pursuant to the terms of the De Witte Consulting Agreement (as described in more detail under "Compensation Discussion and Analysis—Employment and Post-Employment Arrangements—CEO Agreements: Mr. De Witte" above).
Pursuant to the terms of the De Witte Letter Agreement and the De Witte Consulting Agreement, Mr. De Witte is entitled to certain payments and other benefits, as described in more detail under "Compensation Discussion and Analysis—Employment and Post-Employment Arrangements—CEO Agreements: Mr. De Witte" above. The table below reflects actual payments made in 2025 in connection with Mr. De Witte's retirement.
Payments upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Context of a Change in Control
Ms. Poul's Employment Agreement provides for the following severance payments and benefits upon termination of employment by the Company without “Cause” or by Ms. Poul for “Good Reason” (each as defined in the Employment Agreement) outside the context of a change in control of the Company (as described more fully in the Employment Agreement): (i) a cash severance payment equal to 2.0 times her then-current annual base salary payable over the two-year period following such termination in accordance with the Company's customary payroll practices; and (ii) a monthly cash payment equal to Ms. Poul's monthly COBRA premium for up to 18 months following such termination.
The De Witte Agreement provided for the following severance payments and benefits upon termination of employment by the Company without “Cause” or by Mr. De Witte for “Good Reason” (each as defined in the De Witte Agreement) outside the context of a change in control of the Company (as described more fully in the De Witte Agreement): (i) a cash severance payment equal to 2.0 times his then-current annual base salary payable over the two-year period following such termination in accordance with the Company's customary payroll practices; (ii) a monthly cash payment equal to Mr. De Witte's monthly COBRA premium cost for family health coverage for up to 18 months following such termination; and (iii) full accelerated vesting of the initial equity award.
None of the unvested equity awards held by Ms. Knight and Messrs. Davis, McBreen and Singh will vest upon the termination of such individual by the Company without “Cause” or by the individual for “Good Reason” (as defined in the Agreements) nor does the terms of such Agreements entitle the individual to any additional payments or benefits.

64	2026 Proxy Statement

Compensation of Executive Officers
Payments upon Termination for Cause or by Executive without Good Reason
The Employment Agreement and the Agreements do not provide the applicable named executive officers with any payments or other benefits in the event of their termination of employment by the Company for cause or by the executive without good reason other than amounts accrued and owing, but not yet paid, as of the date of the executive’s termination of employment.
Payments Upon Death
All of Mses. Knight's and Poul's and Messrs. Davis’, McBreen’s and Mr. Singh's unvested equity awards will vest in the event of death other than their respective outstanding performance stock grants, which would remain outstanding and subject to the achievement of the respective performance goals.
If Ms. Poul’s employment is terminated due to her death, then her estate will receive (i) a lump sum cash payment equal to Ms. Poul’s annual base salary, and (ii) a monthly cash payment equal to Ms. Poul's monthly family COBRA premium for up to 12 months after her death.
Payments Upon Disability
None of the Change in Control Severance Agreements provide for cash severance payments upon the executive’s termination of employment on account of their disability. In addition, each of the executive officers’ unvested equity awards will vest in the event of such executive officer’s disability in the same manner as they would in the event of death as stated above.
Under the Agreements, disability means the executive’s inability to perform his duties by reason of any medically determinable physical or mental impairment, which is expected to result in death or which has lasted or is expected to last for a continuous period of not less than six months.
Payments in Connection with a Change in Control
The Agreements provide each of the applicable NEOs with severance payments and benefits upon termination of their employment in connection with or following a change in control.
Ms. Poul's Employment Agreement provides that if, within 24 months following a "change in control" of the Company, Ms. Poul terminates her employment for “good reason,” or her employment is terminated by the Company for a reason other than death, disability, or “cause,” Ms. Poul will be eligible to receive: (i) a single lump sum severance amount equal to 2.99 times the sum of Ms. Poul’s annual base salary and Target Bonus, (ii) a monthly cash payment equal to Ms. Poul’s monthly COBRA premium for up to 18 months following such termination, (iii) a single lump sum equal to the pro rata portion of Ms. Poul’s annual bonus for the year in which the termination occurs, and (iv) full accelerated vesting of all outstanding equity awards granted to Ms. Poul and, to the extent any outstanding equity award is a Company stock option, such option will remain exercisable until the earlier of the first anniversary of the termination date and the expiration date set forth in the option agreement evidencing such option.
The Change in Control Severance Agreements for Ms. Knight and Messrs. Davis, McBreen and Singh provide that, if any applicable named executive officer’s employment with the Company is terminated by the Company without cause or by such named executive officer for good reason within twenty-four months following a change in control, then so long as such change of control occurs on or before December 31, 2025, the Company will pay the following to such named executive officer: (i) a lump-sum cash payment equal to a multiple of 1.5 times (or 2 times for Ms. Knight) the sum of the named executive officer’s base salary and target cash bonus, (ii) a lump sum payment equal to a pro rata portion of such named executive officer’s target bonus for the partial fiscal year in which the termination occurs, (iii) the monthly premium for COBRA family coverage under the Company’s group health plan for up to eighteen months after the termination date, and (iv) Company paid outplacement services for up to twelve months following the termination date.
The Company’s equity plans provide for the acceleration of vesting and/or delivery of all equity compensation awards granted since January 1, 2013 for all of the NEOs, if a change in control occurs and the NEOs incur a qualifying termination on or within twelve months (or on or within twenty-four months pursuant to Ms. Poul's Employment Agreement) following the date of such change in control. For performance stock unit award agreements granted to NEOs, any outstanding shares shall vest if such NEO incurs (i) a qualifying termination or (ii) a termination due to death or disability, in either case, on or following a change of control and prior to or on the last day of the performance period. The NEOs will receive payment of common stock underlying such grants of RSAs, stock

2026 Proxy Statement	65

Compensation of Executive Officers
options, and PSUs in such event. In addition, Ms. Poul will receive deferred payment of common stock underlying such grants of RSUs on the date that represents six months after the date of her termination of employment.
Under the Agreements, subject to the exceptions and further details set forth therein, a change in control would be deemed to have occurred: (i) if the beneficial ownership of securities representing more than fifty percent of the combined voting power of the voting securities of the Company is acquired by any individual, entity or group; (ii) if the individuals who, as of the date of the Agreement, constitute the Board cease for any reason during any period of at least twenty-four months to constitute at least a majority of the Board; (iii) upon consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity; or (iv) upon approval by the stockholders of a complete liquidation or dissolution of the Company.
Under the Change in Control Severance Agreements as well as the equity award agreements for the NEOs, a qualifying termination would be deemed to have occurred for the following reasons: (i) if the Company terminates the individual without cause or (ii) if the individual, who is a party to an employment, severance or applicable award agreement containing the definition of “Good Reason,” terminates his or her employment with the Company for good reason.
Restrictive Covenants and Other Conditions
Ms. Poul’s right to receive the severance payments and benefits pursuant to Ms. Poul's Employment Agreement (other than upon her death) is contingent on Ms. Poul’s execution and non-revocation of a general release of claims in favor of the Company. In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Ms. Poul than receiving the full amount of such payments.
For each of the Agreements, the foregoing severance benefits are conditioned on each executive’s execution of a mutual release. In addition, for all of the other applicable NEOs, such benefits are consideration for the restrictive covenants set forth in their respective Agreements. Specifically, during the term of their employment with the Company and the one-year period thereafter, all of such NEOs generally may not compete against the Company or solicit employees and customers of the Company.

66	2026 Proxy Statement

Compensation of Executive Officers
Summary of Potential Payments
The following table summarizes the payments that would be made by the Company to our NEOs (other than Mr. De Witte, whose amounts reflect what the Company has actually paid in 2025 in connection with his retirement as described above under "Retirement Benefits for Mr. De Witte") upon the events discussed above, assuming their termination of employment with the Company occurred on December 31, 2025 or a change in control of the Company occurred on December 31, 2025, as applicable.

Named Executive Officer	Termination Without Cause or With Good Reason (Before a Change In Control)	Death	Disability	Termination Without Cause, With Good Reason Death or Disability (“Double trigger” after a Change in Control)
Mojdeh Poul
Cash Severance	$2,100,000	$1,050,000	$—	$7,588,875
Continued Health & Other Benefits(1)	$—	$—	$—	$—
Acceleration of Stock Options	$—	$—	$—	$—
Acceleration of Other Grants	$—	$1,270,541	$1,270,541	$2,826,295
Total	$2,100,000	$2,320,541	$1,270,541	$10,415,170
Lea Knight
Cash Severance	$—	$—	$—	$3,029,611
Continued Health & Other Benefits(1)	$—	$—	$—	$—
Acceleration of Stock Options	$—	$—	$—	$—
Acceleration of Other Grants	$—	$613,312	$613,312	$1,328,207
Total	$—	$613,312	$613,312	$4,357,818
Robert T. Davis, Jr.
Cash Severance	$—	$—	$—	$1,934,156
Continued Health & Other Benefits(1)	$—	$—	$—	$21,586
Acceleration of Stock Options	$—	$—	$—	$—
Acceleration of Other Grants	$—	$397,552	$397,552	$849,689
Total	$—	$397,552	$397,552	$2,805,432
Michael J. McBreen
Cash Severance	$—	$—	$—	$2,333,594
Continued Health & Other Benefits(1)	$—	$—	$—	$889
Acceleration of Stock Options	$—	$—	$—	$—
Acceleration of Other Grants	$—	$508,363	$508,363	$1,239,441
Total	$—	$508,363	$508,363	$3,573,925
Harvinder Singh
Cash Severance	$—	$—	$—	$1,707,750
Continued Health & Other Benefits(1)	$—	$—	$—	$34,475
Acceleration of Stock Options	$—	$—	$—	$—
Acceleration of Other Grants	$—	$398,359	$398,359	$783,541
Total	$—	$398,359	$398,359	$2,525,765
Jan De Witte
Cash Severance	$282,679	$—	$—	$—
Continued Health & Other Benefits(2)	$—	$—	$—	$—
Acceleration of Stock Options	$—	$—	$—	$—
Acceleration of Other Grants(2)	$—	$—	$—	$—
Total	$282,679	$—	$—	$—
1.The Company will pay Messrs. Davis, McBreen and Singh the difference between the monthly premium cost of COBRA health insurance and such executives’ personal monthly health insurance contributions that were in effect prior to such executives’ termination for up to 18 months following such executives’ termination date. Mses. Knight and Poul declined health, dental, and vision coverage in 2025.
2.Mr. De Witte declined to continue his health, dental, and vision insurance coverage during the Consulting Period. For information on vested and deferred RSUs, see the Nonqualified Deferred Compensation table. The value of vested awards is not included in this table.

2026 Proxy Statement	67

Compensation of Executive Officers
CEO Pay Ratio Disclosure
We are required by SEC rules and regulations to disclose the annual total compensation for our CEO, an estimate of the median annual total compensation for our worldwide employee population excluding our CEO, and the ratio of annual total compensation for our CEO to the annual total compensation for our median employee.
As is permitted under the SEC rules, we identified a new estimated median employee because we reasonably believe the continued transformation of the Company would result in a significant change in our pay ratio disclosure for 2025. For the fiscal year ended December 31, 2025, the annual total compensation for our CEO was $9,375,551 as reported in the Summary Compensation Table and the annual total compensation for our median employee was $86,747 calculated in accordance with the rules applicable to the Summary Compensation Table. For the year ended December 31, 2025, we estimate the annual total compensation for our CEO was one hundred and ten (110) times that of our median employee.
Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, our pay ratio disclosure is a reasonable estimate. In addition, the pay ratio reported by other companies in our peer group may not be comparable to the pay ratio reported above, as these other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
For purposes of identifying our median employee, we used our worldwide employee population as of October 1, 2025. As permitted by SEC rules and regulations, we excluded all of our employees in China (159 employees), India (27) and in the Republic of Korea (9 employees) because they account for 5% or less of Integra’s total U.S. and non-U.S. employee population. By excluding these employees, we reduced the total number of our U.S. and non-U.S. employees considered in determining the median employee from 4,397 to 4,202. We used income (full year actual 2025 base pay earnings, bonus, commission and overtime) as reported for federal income tax purposes for employees employed in the United States and an equivalent measure for employees employed in foreign jurisdictions for the 12-month period ending December 31, 2025 as our consistently applied compensation measure, and we annualized this amount for employees who commenced employment during that period. We applied this methodology to our worldwide employee population and did not use any form of statistical sampling.

68	2026 Proxy Statement

Compensation of Executive Officers
Pay Versus Performance Disclosure
As described in more detail in the CD&A section of this proxy statement, our executive compensation programs reflect a pay-for-performance philosophy with the majority of the President and CEO and other NEOs total compensation opportunity being "at-risk". We generally seek to incentivize long-term performance and do not specifically align annual performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year.
2025 Pay Versus Performance Table
The following table (the "PvP Table") reports the compensation of our Principal Executive Officer ("PEO") and the average compensation of the other Named Executive Officers ("Non-PEO NEOs") as reported in the Summary Compensation Table for the past five fiscal years, as well as their "compensation actually paid," as calculated pursuant to the recently adopted SEC rules and certain performance measures required by the rules. The disclosure in this section is not incorporated by reference to Part III of the Company's Annual Report on Form 10-K for the year ended December 31, 2025. The Compensation Committee did not consider the pay versus performance data presented below in making its pay decisions for any of the years shown.

									Value of Initial Fixed $100 Investment Based On:			Company Selected Measure
Year (a)	Summary Compensation Table total for PEO (Mojdeh Poul) (b)	Summary Compensation Table total for PEO (Jan De Witte) (b)	Summary Compensation Table total for PEO (Peter J. Arduini) (b)	Compensation Actually Paid to PEO (Mojdeh Poul) (c)	Compensation Actually Paid to PEO (Jan De Witte) (c)	Compensation Actually Paid to PEO (Peter J. Arduini) (c)	Average Compensation Table Total for Non-PEO NEOs1 (d)	Average Compensation Actually Paid to Non-PEO NEOs2 (e)	Total Shareholder Return3 (f)	Peer Group Total Shareholder Return3 (g)	Net Income4 (millions) (h)	Revenue5 (millions) (i)
2025	$9,375,551	$282,680	n/a	$4,257,966	-$1,256,991	n/a	$2,283,587	$829,351	$19.13	$122.62	$(516.8)	$1,635.2
2024		$7,494,668	n/a		-$217,835	n/a	$2,798,038	$1,308,167	$38.92	$137.50	$(6.9)	$1,610.5
2023		$6,388,756	n/a		$3,054,450	n/a	$1,760,212	$1,195,328	$74.73	$137.80	$67.7	$1,542.6
2022		$9,319,913	n/a		$8,467,260	n/a	$2,971,115	$2,080,890	$96.21	$134.10	$180.6	$1,593.3
2021		$251,773	$9,839,221		$251,773	$12,933,775	$2,503,086	$3,093,831	$114.95	$145.30	$169.1	$1,542.4
1.The PEO and Non-PEO NEOs for the applicable years are as follows:
•2025: Ms. Poul and Mr. De Witte served as PEO and Ms. Knight and Messrs. Davis, McBreen and Singh served as Non-PEO NEOs
•2024: Mr. De Witte served as PEO and Ms. Knight and Messrs. Davis, McBreen and Singh served as Non-PEO NEOs
•2023: Mr. De Witte served as PEO and Mses. Knight and Anderson and Messrs. Davis, McBreen, Mosebrook and Schwartz served as Non-PEO NEOs
•2022: Mr. De Witte served as PEO and Ms. Anderson and Messrs. Davis, McBreen, Schwartz and Coleman served as Non-PEO NEOs
•2021: Mr. De Witte and Mr. Peter J. Arduini served as PEO and Ms. Anderson and Messrs. Davis, McBreen and Coleman served as Non-PEO NEOs

2026 Proxy Statement	69

Compensation of Executive Officers
2.The table below provides the adjustments to the Summary Compensation Table total compensation made to arrive at the compensation actually paid for the PEO and the average of the Non-PEO NEOs:

	2021		2022	2023	2024	2025
Adjustments	Former PEO (Jan De Witte)	Former PEO (Peter J. Arduini)	Former PEO (Jan De Witte)	Former PEO (Jan De Witte)	Former PEO (Jan De Witte)	Former PEO (Jan De Witte)	PEO (Mojdeh Poul)
Total Compensation reported in SCT	$251,773	$9,839,221	$9,319,913	$6,388,756	$7,494,668	$282,680	$9,375,551
Deduction for Stock and Options Awards reported in SCT		$(7,250,113)	$(7,500,107)	$(5,500,089)	$(6,000,057)	$—	$(7,469,879)
Deduction for Change in Pension Value and Nonqualified Deferred Compensation Earnings Value reported in SCT	$—	$—	$—	$—	$—	$—	$—
Increase by FV of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, Determined at Applicable FY End	$—	$5,560,371	$6,647,453	$3,775,014	$2,061,023	$—	$2,352,294
Increase by FV of Awards Granted during Applicable FY that Vested during Applicable FY, Determined at Vesting Date	$—	$2,862,580	$—	$34,449	$7,425	$—	$—
Increase or Decrease by Change in FV of Outstanding Unvested Prior FY Awards that Remain Unvested at Applicable FY End as Compared to FV as of Prior FY End	$—	$1,476,527	$—	$(1,412,612)	$(3,157,933)	$(1,480,679)	$—
Increase or Decrease by Change in FV of Prior FY Awards that Vested During the Applicable FY as of vesting date as compared to FV as of Prior FY End	$—	$445,188	$—	$(231,068)	$(622,961)	$(58,993)	$—
Deduction of FV of Prior FY Awards as of Prior FY End that were forfeited during Applicable FY (N/A)	$—	$—	$—	$—	$—	$—	$—
Increase by amount of dividends paid on unvested awards during applicable FY prior to vesting date (N/A)	$—	$—	$—	$—	$—	$—	$—
Increase by incremental fair value of Options/SARs modified during applicable FY (N/A)	$—	$—	$—	$—	$—	$—	$—
Increase by Change in Pension Service Costs (N/A)	$—	$—	$—	$—	$—	$—	$—
Increase by Above-Market or Preferential Earnings on Deferred Compensation that is Not Tax-Qualified	$—	$—	$—	$—	$—	$—	$—

70	2026 Proxy Statement

Compensation of Executive Officers

	2021	2022	2023	2024	2025
Adjustments	Average for Other NEOs	Average for Other NEOs	Average for Other NEOs	Average for Other NEOs	Average for Other NEOs
Total Compensation reported in SCT	$2,503,086	$2,971,115	$1,760,212	$2,798,038	$2,283,587
Deduction for Stock and Options Awards reported in SCT	$(1,477,260)	$(1,859,455)	$(1,188,985)	$(1,789,031)	$(1,467,437)
Deduction for Change in Pension Value and Nonqualified Deferred Compensation Earnings Value reported in SCT	$—	$—		$—	$—
Increase by FV of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, Determined at Applicable FY End	$1,725,068	$1,402,280	$944,464	$988,278	$642,724
Increase by FV of Awards Granted during Applicable FY that Vested during Applicable FY, Determined at Vesting Date	$—	$106,875	$—	$—	$—
Increase or Decrease by Change in FV of Outstanding Unvested Prior FY Awards that Remain Unvested at Applicable FY End as Compared to FV as of Prior FY End	$279,824	$(288,653)	$(285,475)	$(563,684)	$(593,733)
Increase or Decrease by Change in FV of Prior FY Awards that Vested During the Applicable FY as of vesting date as compared to FV as of Prior FY End	$63,113	$(251,272)	$(34,887)	$(125,434)	$(35,790)
Deduction of FV of Prior FY Awards as of Prior FY End that were forfeited during Applicable FY (N/A)	$—	$—	$—	$—	$—
Increase by amount of dividends paid on unvested awards during applicable FY prior to vesting date (N/A)	$—	$—	$—	$—	$—
Increase by incremental fair value of Options/SARs modified during applicable FY (N/A)	$—	$—	$—	$—	$—
Increase by Change in Pension Service Costs (N/A)	$—	$—	$—	$—	$—
Increase by Above-Market or Preferential Earnings on Deferred Compensation that is Not Tax-Qualified	$—	$—	$—	$—	$—
3.Reflects cumulative total shareholder return (“TSR”) of the Company and of the S&P 500 Healthcare Equipment & Services Industry Index for the year ended December 31, 2021, the two-years ended December 31, 2022, the three years ended December 31, 2023, the four years ended December 31, 2024 and the five years ended December 31, 2025, assuming a $100 investment at the closing price on December 31, 2019 and the reinvestment of all dividends.
4.This column presents the Company's consolidated net income as reported in our Form 10-K for each covered year.
5.We determined Revenue to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2022, 2023, 2024, and 2025. This performance measure may not have been the most important financial performance measure for year 2021 and we may determine a different financial performance measure to be the most important financial performance measure in future years. Revenue for annual bonus pool purposes is defined as reported revenue adjusted for foreign exchange impact against budget and may exclude or include certain transactions depending on their timing, such as acquisitions or divestitures, if these items were not included in the performance target. See "Appendix A - Reconciliation of Annual Cash Bonus Program Performance Metrics".

2026 Proxy Statement	71

Compensation of Executive Officers
Tabular List of Most Important Financial Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs to the Company’s performance. The measures in this table are not ranked.

Important Financial Performance Measures

Revenue
Adjusted EBITDA
Operating Cash Flow
Annual Organic Revenue Growth
Compensation Actually Paid Versus Company Performance
The following charts provide a clear, visual depiction of the relationships between the compensation actually paid for our PEO and the average compensation actually paid for our Non-PEO NEOs, to aspects of Integra's financial performance.
PEO and Average Non-PEO NEO Compensation Actually Paid vs Company TSR and Peer Group TSR

Compensation Actually Paid versus Cumulative TSR
Compensation Actually Paid (in millions)
Cumulative TSR
$15
$10
$5
$0
-$5
$200
$150
$100
$50
$0
$12.93
$0.25
$3.09
$145.30
$114.95
$8.47
$134.10
$96.21
$2.08
$137.81
$3.05
$74.73
$1.20
$137.52
-$0.22
$1.31
$38.92
$122.62
$4.26
$0.83
$19.13
2021
2022
2023
2024
2025
Former PEO 1
Former PEO 2
PEO
Average Non-PEO NEOs
Integra Cumulative TSR
S&P 500 Healthcare Equipment & Services Index Cumulative TSR

72	2026 Proxy Statement

Compensation of Executive Officers
PEO and Average Non-PEO NEO Compensation Actually Paid vs GAAP Net Income

Compensation Actually Paid versus Net Income
Compensation Actually Paid (in millions)
Net Income (in millions)
$15
$10
$5
$0
-$5
$150
$50
-$50
-$150
-$250
-$350
-$450
-$550
12.93
$0.25
$3.09
$8.47
$2.08
$3.05
$1.20
-$0.22
$1.31
$4.26
$0.83
$169.1
$180.6
$67.7
-$6.9
-$516.8
2021
2022
2023
2024
2025
Former PEO 1
Former PEO 2
PEO
Average Non-PEO NEOs
Net Income

PEO and Average Non-PEO NEO Compensation Actually Paid vs Company Selected Measure

2026 Proxy Statement	73

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2025 regarding existing compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted–Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders	3,471,553	(2)	42.73	(3)	6,452,491	(4)
Total	3,471,553		42.73		6,452,491
1.Excludes securities to be issued upon the exercise of outstanding options, warrants and rights.
2.Consists of (a) 279,553 shares of common stock underlying unvested Restricted Stock Units, (b) 72,703 shares of common stock underlying vested and deferred Restricted Stock Units, (c) No shares of common stock underlying outstanding unvested contract stock, (d) 615,365 shares of common stock underlying outstanding unvested options, (e) 1,764,821 shares underlying unvested Performance Stock Units, (f) no shares of common stock underlying vested and deferred Performance Stock Units, (g) no shares of common stock underlying vested and deferred contract stock and (h) 739,111 shares of common stock underlying outstanding vested options. Of these amounts, the following securities are issuable under the 2003 Plan: (a)279,553 shares of common stock underlying unvested Restricted Stock Units, (b) 72,703 shares of common stock underlying vested and deferred Restricted Stock Units, (c) 1,764,821 shares of common stock underlying outstanding Performance Stock Units, (d) no shares underlying vested and deferred Performance Stock Units, (e) no shares of common stock underlying contract stock and (f) 1,354,476 shares of common stock underlying outstanding options. Performance Stock Units granted in March 2023, March 2024 & March 2025 which are vesting in March 2026 are calculated at 0% of Target.
3.Excluding the Restricted Stock Units, Performance Stock Units and contract stock, the weighted average exercise price is $42.73.
4.Consists of 1,832,176 shares of common stock which remain available for issuance under the Employee Stock Purchase Plan and, 4,620,315 shares which remain available for issuance under the 2003 Equity Incentive Plan.

74	2026 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Review and Approval of Related Person Transactions
Pursuant to a written policy, the Company reviews all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in excess of $100,000 in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any Related Person had, has or will have a direct or indirect interest. For purposes of the policy, a “Related Person” means:
(a)any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;
(b)any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities;
(c)any immediate family member of any of the foregoing persons; or
(d)any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.
If the Company’s legal department determines that a proposed transaction is a transaction for which approval is required under applicable rules and regulations of the SEC, the proposed transaction shall be submitted to the Audit Committee for consideration.
The Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including (if applicable) but not limited to, the benefits to the Company, the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any Related Person transaction with respect to which such member or any of his immediate family members is the Related Person. The Audit Committee shall approve only those Related Person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith.
The policy provides that the above determination should be made at the next Audit Committee meeting. In those instances in which the legal department, in consultation with the Chief Executive Officer or the Chief Financial Officer, determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, the transaction shall be presented to the Chair of the Audit Committee (who will possess delegated authority to act between Audit Committee meetings).
Related Person Transactions
The Company leases its manufacturing facility in Plainsboro, New Jersey from Plainsboro Associates, a New Jersey general partnership. Ocirne, Inc., a subsidiary of Provco Industries, owns a 50% interest in Plainsboro Associates. Provco Industries is the corporate general partner of Tru St. Partnership LLP, a principal stockholder of the Company. The Company paid $295,515 for rent of this facility for 2025. As of the date of this proxy statement, the Company has paid $73,878.75 for rent of this facility in 2026.

2026 Proxy Statement	75

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The firm of PricewaterhouseCoopers LLP served as our independent registered public accounting firm for fiscal year 2025 and has been selected by the Audit Committee to serve in the same capacity for fiscal year 2026. The stockholders will be asked to ratify this appointment at the Annual Meeting. The ratification of our independent registered public accounting firm by the stockholders is not required by law or our bylaws. We have traditionally submitted this matter to the stockholders and believe it is good practice to continue to do so.
If stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
During fiscal year 2025, PricewaterhouseCoopers LLP not only provided audit services, but also rendered other services, including tax compliance and planning services.
The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP and affiliated entities for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.

	Actual Fees
	2025	2024
	(In thousands)

Audit Fees	$3,817	$4,269
Audit-Related Fees	$2	$—
Total Audit and Audit-Related Fees	$3,819	$4,269
Tax Fees	$1,091	$606
All Other Fees	$11	$6
Total Fees	$4,921	$4,881
The nature of the services provided in each of the categories listed above is described below:
Audit Fees — Consists of professional services rendered for the integrated audit of the consolidated financial statements of the Company, quarterly reviews, statutory audits, comfort letters, non-recurring audit work, transaction related work, consents and review of documents filed with the Securities and Exchange Commission.
Audit-Related Fees — Consists of services related to accounting consultations in connection with acquisitions and divestitures, consultations concerning financial accounting and reporting standards, and statutory related filing requirements due to tax restructuring projects.
Tax Fees — Consists of tax compliance (review of corporate tax returns, assistance with tax audits and review of the tax treatment for certain expenses), global restructuring tax consultation services, and state, local and international tax planning and consultations with respect to various domestic and international tax planning matters.

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All Other Fees — Consists of the licensing of accounting research software.
No other fees were incurred to PricewaterhouseCoopers LLP during 2024 or 2025.
The Audit Committee pre-approved all services and fees described above.
Pre-Approval of Audit and Non-Audit Services
Under the Audit Committee Charter, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of such services.
Management submits requests for approval in writing to the Audit Committee, which reviews such requests and approves or declines to approve the requests. The Audit Committee’s pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accounting firm, provided that the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management.
The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided that such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm.
The Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be allowed to make a statement. Additionally, they will be available to respond to appropriate questions from stockholders during the Annual Meeting.
Required Vote for Approval and Recommendation of the Board of Directors
The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2026. Abstentions will have the effect of a vote against this proposal. Broker non-votes will not occur in connection with this proposal because brokers, banks, trustees and other nominees have discretionary voting authority to vote shares on the ratification of independent registered public accounting firms under stock exchange rules without specific instructions from the beneficial owner of such shares.

The Audit Committee of the Board of Directors has adopted a resolution approving the appointment of PricewaterhouseCoopers LLP. The Board of Directors hereby recommends that the stockholders of the Company vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2026.

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AUDIT COMMITTEE REPORT
The following report of the Audit Committee is required by the rules of the SEC to be included in this proxy statement. This report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, by virtue of any general statement in such filing incorporating this proxy statement by reference, except to the extent that the Company specifically incorporates the information contained in this section by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.
The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. The Audit Committee operates pursuant to the Audit Committee Charter that the Board amended and restated on December 13, 2022, a copy of which is available on the Company’s website.
As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s financial reporting process, accounting policies, internal audit function, internal controls over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and internal control over financial reporting and expressing an opinion as to the conformity of those audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee the Company’s financial reporting process.
In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal control over financial reporting as of December 31, 2025. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, has discussed with the independent registered public accounting firm its independence in relation to the Company and has considered the compatibility of non-audit services with such independence. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements of the Company for the fiscal year ended December 31, 2025 be included in the Company’s Annual Report on Form 10-K for such fiscal year, as filed with the SEC on February 26, 2026.
The Audit Committee of the Board of Directors
CHRISTIAN S. SCHADE (CHAIR)
SHAUNDRA D. CLAY
KEITH BRADLEY

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PROPOSAL 3. ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are seeking our stockholders’ vote, as required by Section 14A of the Exchange Act, to approve, on a non-binding, advisory basis, the compensation of our named executive officers (“NEOs”), as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis (“CD&A”), tabular disclosures and related narrative of this proxy statement. As described in the CD&A, our executive compensation programs are carefully designed by the Compensation Committee to attract, retain and motivate our talented executives, with a focus on delivering business results and value to our stockholders and other stakeholders. Under these programs, we provide our NEOs with appropriate objectives and incentives to achieve our business goals while aligning with stockholders’ interest.
The compensation awarded to our CEO and other NEOs for 2025 recognizes the financial, operational and overall performance of the Company. We encourage stockholders to read the CD&A, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our NEOs. The Committee is mindful of its responsibility to align executive compensation with the overall performance of the Company, while taking into consideration the need to provide market competitive compensation in order to attract, motivate and retain highly skilled and experienced executives. The Compensation Committee and the Board believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement contributes to the Company’s long-term success.
We ask our stockholders to vote “FOR” the following advisory resolution at the Annual Meeting:
“RESOLVED, that compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion of this proxy statement is hereby APPROVED by the stockholders of Integra.”
Because the Say-on-Pay vote is advisory, it will not bind the Company, the Compensation Committee or our Board. That said, because we value the opinions of our stockholders, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
With regard to the frequency of future votes on Say-on-Pay, the Board has determined it will submit a Say-on-Pay proposal to our stockholders annually. Therefore, we expect the next stockholder vote to approve the compensation of our named executive officers to occur at the Company’s 2027 annual meeting of stockholders.
Required Vote for Advisory Approval and Recommendation of the Board of Directors
The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Annual Meeting and entitled to vote thereon is required for advisory approval of this proposal. Abstentions will have the effect of a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors hereby recommends a vote “FOR” the advisory resolution set forth in this Proposal 3, approving the compensation of our named executive officers, as disclosed in this proxy statement.

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PROPOSAL 4. APPROVAL OF AMENDMENT NO. 3 TO THE INTEGRA LIFESCIENCES HOLDINGS CORPORATION FIFTH AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN
On April 1, 2026, the Compensation Committee and the Board of Directors, respectively, authorized and approved, subject to approval by our stockholders, an amendment to the Integra LifeSciences Fifth Amended and Restated 2003 Equity Incentive Plan, as amended (the “Plan”) to increase the number of shares of common stock available for awards under the Plan by 3,550,000 shares ("Amendment No. 3 to the Plan").
The Plan was initially authorized and approved by the Board in April 2021 and approved by the stockholders in May 2021, with an initial authorization of up to 16,600,000 shares of common stock reserved under the Plan. In March 2024, an amendment to (i) increase the number of shares of common stock available for awards under the Plan by 1,900,000 shares and (ii) remove a provision in the Plan which permits shares withheld for taxes with respect to an award to continue to be available for issuance under the Plan, was approved by the Board and approved by our stockholders in May 2024 (collectively, "Amendment No. 1 to the Plan"). In April 2025, an amendment to increase the number of shares of common stock available for awards under the Plan by 2,200,000 shares was approved by the Board and approved by our stockholders in May 2025 ("Amendment No. 2 to the Plan," and, together with Amendment No. 1 to the Plan, the "Amendments to the Plan"). Unless otherwise noted, all references in this Proposal to the Plan includes the Plan as amended by the Amendments to the Plan. We are seeking stockholder approval to further amend the Plan to increase the number of shares of our common stock available for issuance under the Plan by 3,550,000 shares so the Company can continue to provide equity-based compensation as approved by the Compensation Committee.
If our shareholders do not approve Amendment No. 3 to the Plan, then the 3,550,000 additional shares requested will not become available for issuance under the Plan and the Plan will remain in effect in accordance with its terms and will continue to be administered in its current form until such time as the shares available for issuance thereunder have been depleted (or its expiration, whichever occurs first). Based on historical and current grant practices, we anticipate that there will not be sufficient shares available under the Plan for continued equity awards to our employees and non-employee directors over the next few years if our stockholders do not approve Amendment No. 3 to the Plan. This would place us at a severe competitive disadvantage by severely restricting our ability to offer equity incentives to motivate, attract, and retain our employees. We also could be forced to replace equity incentive awards with cash compensation, which may not align the interests of our executives and employees with those of our stockholders as effectively as equity incentive awards, would reduce resources available to meet our business needs, and may potentially lead to increased indebtedness or loss of needed financial flexibility. In such event, the Compensation Committee will be required to revise its compensation philosophy and will need to consider whether to adopt alternative compensation arrangements based on its assessment of our needs. We believe that the proposed share pool increase to the Plan is reasonable, appropriate, and in the best interests of our stockholders.
Reasons for the Plan Amendment
We are seeking stockholder approval of Amendment No. 3 to the Plan to increase the number of shares of common stock issuable pursuant to the Plan by 3,550,000 shares. As of March 13, 2026, there were 1,463,989 shares remaining available for issuance under future awards to be made under the Plan. As noted above, if our shareholders do not approve Amendment No. 3 to the Plan, we anticipate that there will not be sufficient shares available under the Plan for continued equity awards to our employees and non-employee directors over the next few years. This would result in the loss of an important compensation tool aligned with stockholder interests to attract, motivate and retain highly qualified talent.
We recognize the dilutive impact of our equity compensation program on our stockholders and continuously strive to balance this concern with the competition for talent in the competitive business environment and talent market, as well as the current market conditions, in which we operate. In determining the appropriate number of shares to request and add to the pool of shares available for issuance pursuant to Amendment No. 3 to the Plan, our Board and the Compensation Committee worked with management and an

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independent compensation consultant to evaluate a number of factors, and carefully considered (i) the potential dilutive impact on stockholders, (ii) our historical run rate and overhang, (iii) the number of shares remaining available under the Plan, (iv) forecasted grants, (v) the realities of equity awards being a key component of designing competitive compensation packages necessary for attracting and retaining key talent in a competitive medical devices marketplace, (vi) our strategic growth plans, and (vii) the interests of our stockholders.
We anticipate the additional shares requested under Amendment No. 3 to the Plan, plus the remaining shares that are available for issuance under the Plan, to be sufficient for a period of two years, with an anticipated annual run rate of approximately 2.52%, assuming we continue to grant awards consistent with our current practices and historical run rate.
The Plan is designed to attract and retain non-employee directors and employees and reward them for making contributions to the success of the Company and its subsidiaries. These objectives are to be accomplished by making awards under the Plan and thereby providing participants with a proprietary interest in the growth and performance of the Company and align a portion of their compensation with the stockholders. Stockholder approval of this proposal will enable us to continue to grant equity awards to our employees and non-employee directors at levels determined by the Board to be necessary to attract, retain and motivate the individuals who will be critical to our success in achieving our business objectives and thereby creating greater value for our stockholders. In addition to the crucial role, we believe such grants play in attracting and retaining talented individuals, we believe that the equity compensation granted under the Plan also serves the important function of aligning the interests of participants with those of our stockholders and focusing such participants on the long-term growth of the Company.
Historical Run Rate, Proposed Share Reserve and Impact on Dilution
Our Compensation Committee carefully monitors our total dilution and equity expense to ensure that we maximize stockholder value by granting only the appropriate number of equity awards necessary to attract, reward and retain employees. In addition, the Plan includes provisions designed to be less dilutive to stockholders. As described further below, the Plan does not contain an “evergreen” provision, so the number of shares available for issuance under the Plan does not automatically increase each year.
Further to our commitment to balance our philosophy of closely aligning compensation with stockholder interests by utilizing long-term value creation with the exercise of deploying equity responsibly, the Compensation Committee carefully monitors our annual net run rate, total dilution, and stock-based compensation expense in order to maximize stockholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward, and retain our employees. Our compensation philosophy for equity incentive awards links the interests of employees with those of our stockholders and motivates our employees to act as owners of the business.
Although equity incentive awards are an important part of our pay-for-performance compensation program, the Board and the Compensation Committee are mindful of their responsibility to our stockholders to exercise judgment in granting equity-based awards. We review a number of metrics to assess the cumulative impact of our equity compensation programs, including run rate and overhang.
Run rate measures our usage of shares from our equity incentive plans as a percentage of our outstanding common stock. Overhang measures the potential dilution to which our existing stockholders are exposed due to outstanding equity awards.
The following table sets forth information regarding historical awards granted and earned for each of the last three fiscal years:

Year	Options Granted	RSAs	RSUs/ PSUs Granted(1)	Weighted Average Common Shares Outstanding	Run Rate(2)	Overhang(3)

2025	395,252	892,977	640,285	76,672,000	2.52%	9.64%
2024	244,000	650,000	387,000	77,010,000	1.66%
2023	151,000	411,000	229,000	80,089,000	0.99%
1.The number of PSUs included above represents a number in respect of PSUs granted under the Plan assuming the target performance for the three-year performance period applicable to the award has been achieved. For each year shown above, the breakout of PSUs is 395,781 in 2025, 308,000 in 2024, and 161,000 in 2023.

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2.Run rate represents (i) the sum of stock options, RSAs, RSUs and PSUs granted divided by (ii) the basic weighted average common shares outstanding for the applicable fiscal year.
3.Overhang represents (i) Total Plan Shares divided by (ii) the common shares outstanding, where Total Plan Shares equals the sum of the number of shares available for future grants under the Plan (excluding shares reserved under the Amendment), and the number of stock options, restricted stock, RSUs and PSUs outstanding.
The three-year average run rate for the fiscal years 2023 through 2025 period was 1.72%.
There were 3,493,160 full-value awards outstanding including PSUs at target value and 1,249,392 stock options outstanding with a weighted average price of $41.59 and weighted average remaining term of 4.54 years as of March 13, 2026.
If approved, the issuance of shares to be reserved under Amendment No. 3 to the Plan would increase the overhang by approximately 4.71% of common shares outstanding (determined as of March 13, 2026), and a total overhang (including outstanding awards and shares available for future grants under the Plan) at March 13, 2026 would be approximately 14.35%.
The Compensation Committee determined the size of the reserved pool under the Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees, and conducted an assessment of the magnitude of a share reserve increase that our stockholders would likely find acceptable. As noted above, we anticipate that if our request to increase the share reserve is approved by our stockholders, it will provide us with enough shares for equity awards for approximately two years. This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of shares of our common stock, the mix of options and full-value awards provided as long-term incentive compensation, grant amounts provided by our competitors, payout of performance-based awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.
Description of Amendment No. 3 to the Plan
Amendment No. 3 to the Plan is set forth in Appendix B to this Proxy Statement. The full text of the Plan (prior to Amendment No. 3 to the Plan described in this Proposal No. 4) is set forth in Exhibit 10.1 to the Company's Current Report on Form 8-K, filed with the SEC on May 18, 2021. The full text of Amendment No. 1 to the Plan is set forth in Exhibit 10.1 to the Company's Current Report on Form 8-K, filed with the SEC on May 13, 2024. The full text of Amendment No. 2 to the Plan is set forth in Exhibit 10.1 to the Company's Current Report on Form 8-K, filed with the SEC on May 13, 2025.
The following is a summary of the principal features of the Plan, as amended. This summary does not purport to be a complete description of all of the provisions of the Plan. It is qualified in its entirety by reference to the full text of the Plan.
Administration
The Compensation Committee has the exclusive authority to administer the Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards, the acceleration or waiver of any vesting restriction, and the authority to delegate such administrative responsibilities.
The Compensation Committee may delegate to a committee of one or more of our directors or one or more of our officers the authority to grant or amend awards to participants other than our senior executives who are subject to Section 16 of the Exchange Act. Pursuant to this provision, our Compensation Committee’s current practice is to delegate to our Chief Executive Officer the authority to determine and make most of the individual grants to our employees who are not subject to Section 16 of the Exchange Act within guidelines approved by the Compensation Committee. Unless otherwise determined by the Board, the Compensation Committee shall consist solely of two or more members of the Board, each of whom is a non-employee director, and an “independent director” under the rules of Nasdaq (or other principal securities market on which shares of our common stock are traded).

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Eligibility
Officers, executives, managerial and non-managerial employees of the Company, a parent or subsidiary corporation (referred to herein as a “Related Corporation”) or an affiliate as well as non-employee directors, consultants and other service providers to the Company, a Related Corporation or an affiliate are eligible to participate in the Plan. Only eligible employees of the Company or a Related Corporation may receive Incentive Stock Options ("ISOs") under the Plan. Other types of awards may be granted to all eligible individuals.
As of the date of this Proxy Statement, approximately 1,535 employees and 7 non-employee directors (but no consultants) are eligible to receive equity awards under the Plan.
Limitation on Awards and Shares Available for Issuance
The total number of shares of common stock that may be issued or awarded under the Plan is 20,700,000 shares. If this Proposal No. 4 is approved by our stockholders, then an additional 3,550,000 shares will be available for issuance under the Plan (for a total of 24,250,000 shares), and the maximum number of shares of common stock that may be granted as ISOs will be 24,250,000 shares. If any award is forfeited, expires or otherwise terminates without having been exercised in full or if any award payable in cash or shares of common stock is paid in cash rather than shares, the number of shares of common stock as to which such award was not exercised will continue to be available for future awards under the Plan. If any shares are withheld for the payment of taxes with respect to an award, such shares shall no longer be available for issuance under the Plan, pursuant to the terms of the Amendment No. 1 to the Plan, adopted by our Board and approved by our shareholders at our 2024 annual meeting.
In addition, the aggregate fair market value (determined at the time of grant) of shares of common stock with respect to which any ISOs are exercisable for the first time by any participant during a calendar year (under the Plan and under any other stock option plan of the Company or a Related Corporation (as defined in the Plan)) may not exceed $100,000. The shares of common stock issued under the Plan may be authorized but unissued shares, treasury shares or reacquired shares, and the Company may purchase shares required for this purpose, from time to time, if it deems such purchase to be advisable.
The Plan provides that no employee may be granted awards under the Plan for more than 2,000,000 shares in the aggregate during any calendar year.
Types of Awards
Awards under the Plan may be made in the form of stock options, stock appreciation rights, restricted stock, performance stock, contract stock, dividends and dividend equivalent rights, stock payments and other incentive awards, whether singly or in combination with any other form of award. The terms of all awards made under the Plan will be determined by the Compensation Committee and will be stated in an award agreement.
Stock Options. The Plan permits the Compensation Committee to grant options that qualify as ISOs under the Code and stock options that do not so qualify (“nonqualified stock options” or “NQSOs”). An option gives the holder the right to purchase common stock in the future at an exercise price that is set on the date of grant. The per share exercise price of options granted under the Plan may not be less than the fair market value of a share of common stock on the date of grant (or, if greater, the par value per share). No ISO may be granted to a grantee who owns more than 10% of our stock unless the exercise price is at least 110% of the fair market value at the time of grant (or, if greater, 110% of the par value per share). Notwithstanding whether an option is designated as an ISO, to the extent that the aggregate fair market value of the shares with respect to which such option is exercisable for the first time by any participant during any calendar year exceeds $100,000, such excess will be treated as a nonqualified stock option.
Payment of the exercise price of an option may be made (i) in cash or by check (acceptable to the Compensation Committee), bank draft or money order payable to the order of the Company, (ii) in shares of common stock previously acquired by the participant, subject to certain limitations under the Plan to avoid negative accounting consequences, (iii) by delivery of a notice of exercise of the option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price of the option, or (iv) by any combination of the above. In addition to these methods, the Plan provides that, to the extent that the applicable award agreement so provides or the Compensation Committee otherwise determines, payment of the option exercise price may be made in shares of common stock issuable pursuant to the exercise of an NQSO or otherwise withheld in a net settlement of an NQSO.

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Stock options may be exercised during the period specified in the award agreement, but in no event after the tenth anniversary of the date of grant. However, in the case of an ISO granted to a person who owns more than 10% of our stock on the date of grant, such term will not exceed 5 years.
Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights, either alone or in tandem with options, entitling the participant upon exercise to receive an amount in cash, shares of common stock or a combination thereof (as determined by the Compensation Committee), measured by the increase since the date of grant in the value of the shares covered by such right. The exercise price of a stock appreciation right granted under the Plan may not be less than the fair market value of the shares of common stock subject to the stock appreciation right on the date of grant (or, if greater, the par value per share).
Stock appreciation rights may be exercised during the period specified in the award agreement, but in no event after the tenth anniversary of the date of grant.
Restricted Stock. The Compensation Committee may grant shares of common stock to participants either with or without any required payment by the participant, subject to such restrictions as the Compensation Committee may determine. Any such issuances of restricted stock under the Plan without any required payment by the participant are limited to the extent permitted by applicable law.
Performance Stock. The Compensation Committee may grant awards entitling a participant to receive shares of common stock without payment provided certain performance criteria are met. The business criteria selected by the Compensation Committee may be expressed in absolute terms or relative to the performance of other companies or an index. In determining the performance criteria applicable to a grant of performance stock, the Compensation Committee may use one or more of the following criteria (the “Performance Criteria”):
•return on assets;
•return on equity;
•market price appreciation of shares;
•total stockholder return;
•revenue (including gross revenue or net revenue);
•adjusted net income;
•gross or net profit;
•earnings per share;
•operating profit margin;
•return on sales;
•free cash flow;
•market share;
•sales growth;
•regulatory body approval for commercialization of a product;
•capacity utilization;
•increase in customer base;
•employee satisfaction;
•diversity; and
•return on net assets;
•return on capital;
•price per share;
•EBITDA;
•revenue growth;
•pre-tax income;
•profitability growth;
•adjusted earnings per share;
•net income margin;
•sales margin;
•operating cash flow;
•asset turnover;
•cost improvements;
•research and development activities;
•mergers and acquisitions integration;
•customer retention;
•recruiting/maintaining personnel;
•quality.
•asset turnover;
•working capital;
•economic value or economic value added;
•adjusted EBITDA;
•net income;
•profitability;
•operating profit;
•operating earnings;
•gross or net sales;
•cash flow;
•year-end cash;
•inventory turnover;
•cost or expenses;
•implementation of critical projects;
•financial and other capital-raising transactions;
•customer satisfaction and/or growth;
•environmental health and safety;
Contract Stock. The Compensation Committee may grant awards that entitle participants to receive shares of common stock, at a future date specified in the award.
Dividends; Dividend Equivalent Rights. The Compensation Committee may grant awards that entitle the participant to receive a benefit in lieu of cash dividends that would have been payable on any or all shares of common stock subject to another award granted to the participant had such shares been outstanding. However, under the Plan, dividends or dividend equivalents may not be granted to participants in connection with grants of options or stock appreciation rights, and except to the extent otherwise provided in awards granted on or prior to April 1, 2009, dividends and dividend equivalents payable with respect to an award prior to the vesting of such award instead will be paid out to the participant only to the extent that the applicable vesting conditions are subsequently satisfied and the award vests. Dividends and dividend equivalents payable with respect to the portion of an award that does not vest will be forfeited.

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Stock Payments. The Compensation Committee may grant awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.
Other Incentive Awards. The Compensation Committee may grant awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met.
Adjustments
The Plan prohibits the Compensation Committee, without shareholder approval, from reducing the exercise price of any option or stock appreciation right or canceling any option or stock appreciation right in exchange for cash, another award or options or stock appreciation rights with an exercise price per share that is less than the exercise price of the original option or stock appreciation right.
If there is any stock split, reverse split, stock dividend, or similar change in the capitalization of the Company, the Compensation Committee will make proportionate adjustments to any or all of the following in order to reflect such change: (i) the maximum number of shares that may be delivered under the Plan, (ii) the maximum number of shares with respect to which awards may be granted to any participant under the Plan and (iii) the number of shares issuable upon the exercise or vesting of outstanding awards under the Plan (as well as the exercise price per share under outstanding options or stock appreciation rights). However, no adjustment can be made to an award that would cause the award to fail to comply with Section 409A of the Code.
Effect of Certain Corporate Transactions
In the event of certain corporate transactions (such as a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation), the Plan provides that each outstanding award will be assumed by the surviving or successor entity, provided that in the event of a proposed corporate transaction, the Compensation Committee may terminate all or a portion of any outstanding award and give each participant the right to exercise such award, or arrange to have such surviving or acquiring entity or affiliate grant a replacement award, subject to certain conditions.
Upon a change in control, all outstanding options and all outstanding equity awards granted under the Plan prior to January 1, 2013 will generally become vested, exercisable and payable, as applicable. With respect to awards granted on or after January 1, 2013, in the event that a change in control occurs and the participant incurs a qualifying termination on or within twelve months following the date of such change in control, each outstanding award held by a participant, other than any award subject to performance vesting, will become fully vested (and, as applicable, exercisable) upon such qualifying termination.
Vesting of Options, Stock Appreciation Rights and Restricted Stock in the event of Death or Disability
Except as otherwise determined by the Compensation Committee, in the event of a participant’s death or disability, a participant’s restricted stock granted on or after May 17, 2012, stock options and stock appreciation rights (other than such awards granted to participants in France) will accelerate and vest in full.
Transferability, Clawback
With limited exceptions, including the laws of descent and distribution, awards under the Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement. The Company currently maintains the Integra LifeSciences Holdings Corporation Incentive Compensation Recovery Policy, which was filed as Exhibit 97.1 to the Company Annual Report on Form 10-K for the year ended December 31, 2023 and the Integra LifeSciences Holdings Corporation Clawback Policy which was adopted by our Board in December 2012.
Director Compensation Limit
The Plan limits the aggregate value of cash or other compensation and equity-based awards for any non-employee director for such director’s service as a non-employee director during any fiscal year to $750,000.

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Proposal 4
Termination or Amendment
Our Board may amend, suspend or terminate the Plan at any time and for any reason, provided that any amendment will be subject to stockholder approval to the extent required by the Nasdaq rules or Section 422 of the Code with respect to incentive stock options. In addition, any amendment to the Plan may not materially and adversely affect the rights of the existing participants under the Plan. No award will be made that is conditioned upon stockholder approval of any amendment to the Plan.
The Plan will terminate on April 1, 2031 unless re-adopted or extended by the stockholders prior to or on such date or unless terminated earlier by the Board.
Tax Withholding
In general, the Compensation Committee, in its discretion, may permit or require the participant to satisfy the Federal, state and/or local withholding tax in whole or in part in cash or by having the Company withhold shares otherwise issuable under an award or by remitting already owned shares; provided, however, that the number of shares withheld will have a fair market value on the date of withholding no greater than the aggregate amount of such withholding tax based on the maximum individual statutory withholding requirements for the applicable jurisdiction. The Plan provides that the Compensation Committee, in its discretion, may permit or require the acceleration of the timing for the payment of the number of Shares needed to pay employment taxes upon the date of the vesting of an Award, subject to the requirements of Section 409A of the Code.
New Plan Benefits
No awards have been granted pending stockholder approval and as benefits under the Plan will depend on the Compensation Committee’s actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers, directors and other employees if the proposed Amendment No. 3 to the Plan is approved by the stockholders.
Prior Grants Under the Plan
Awards are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Plan. The following table sets forth summary information concerning the number of shares of our common stock subject to option grants, restricted stock grants and performance share grants made under the Plan to our named executive officers, directors and employees as of March 13, 2026. The price per share of our common stock as of such date was $9.24.

Name	Shares of Restricted Stock	Shares Underlying Restricted Stock Units	Performance Stock Units(1)	Shares of Common Stock Underlying Stock Options

Named Executive Officers
Robert T. Davis, Jr.	10,528	43,350	64,404	96,312
Jan De Witte (2)		13,804	28,162	202,580
Lea Knight	30,314	111,179	147,170	71,479
Michael McBreen	16,537	92,108	125,181	120,264
Mojdeh Poul(3)		412,518	427,318	217,961
Harvinder Singh	6,371	63,293	78,462	45,384

86	2026 Proxy Statement

Proposal 4

Name	Shares of Restricted Stock	Shares Underlying Restricted Stock Units	Performance Stock Units(1)	Shares of Common Stock Underlying Stock Options

Director Nominees
Keith Bradley, Ph.D.	19,592
Shaundra D. Clay	19,592
Stuart M. Essig, Ph.D.	31,837
Jeffrey A. Graves, Ph.D.	19,592
Barbara B. Hill	26,531
Renee W. Lo	19,592
Christian S. Schade	26,531
All current executive officers as a group (9 persons)	84,827	953,903	1,015,801	783,046
All current non-employee directors as a group (7 persons)	163,267
All employees, including current officers who are not executive officers, as a group	573,291	1,658,762	451,169	466,346
1.Includes performance share units. The amounts shown above reflects shares earned with respect to completed performance periods, and target awards granted with respect to ongoing performance periods.
2.Effective January 6, 2025, Mr. De Witte resigned as our President and Chief Executive Officer and a director on our Board.
3.Ms. Poul is also a director.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options. Under the Code, the grant of a nonqualified stock option is generally not taxable to the participant. On exercise of a nonqualified stock option granted under the Plan, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares acquired over the exercise price. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the participant’s holding period for those shares will begin on that date. Upon a participant’s sale of shares acquired pursuant to the exercise of a nonqualified stock option, any difference between the sale price and the fair market value of the shares on the date when the stock option was exercised will be treated as long-term or short-term capital gain or loss.
If a participant pays for shares of stock on exercise of an option by delivering shares of common stock, the participant will not recognize gain or loss on the shares delivered, even if the fair market value of such shares differs from the participant’s tax basis in such shares. The participant, however, will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. The tax basis of the shares received upon exercise will be the tax basis of the shares delivered as payment, share for share, to the extent the number of shares received equals the number of shares delivered as payment. In addition, the holding period of the shares received will include the holding period of the shares delivered as payment. The participant’s tax basis and holding period for any shares received in excess of the number of shares delivered by the participant will be the same as if the participant had exercised the option solely in exchange for cash.

2026 Proxy Statement	87

Proposal 4
Upon a participant’s exercise of a nonqualified stock option, the Company or the applicable subsidiary will generally be entitled to a deduction for U.S. federal income tax purposes at such time and in the same amount recognized as ordinary income to the participant, subject to the possible limitations on deductibility under Sections 162(m) and 280G of the Code for compensation paid to executives designated in those Sections, and provided that such amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.
Incentive Stock Options. If an optionee is granted a nonqualified stock option under the Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
Other Awards. The current federal income tax consequences of other awards authorized under the Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); performance stock awards, contract stock awards, dividend equivalents, stock payments, and other incentive awards are generally subject to tax at the time of payment.
Section 409A of the Code. Section 409A of the Code governs the taxation of deferred compensation. Certain types of awards under the Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Plan and awards granted under the Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
Required Vote for Approval and Recommendation of the Board of Directors
The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, at the Annual Meeting and entitled to vote thereon is required for approval of this proposal. Abstentions will have the effect of a vote against this proposal. Broker non-votes will have no effect on the outcome of this proposal.
If our stockholders do not approve this proposal, the proposed additional shares will not become available for issuance under the Plan, Amendment No. 3 to the Plan will not become operative and the number of shares authorized for issuance under the Plan shall remain 20,700,000.

The Board of Directors hereby recommends a vote “FOR” the approval of Amendment No. 3 to the Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan, as amended.

88	2026 Proxy Statement

STOCK OWNERSHIP
Security Ownership of Directors and Executive Officers
The following table sets forth, as of March 1, 2026 (except as otherwise noted) certain information regarding the beneficial ownership of common stock by: (a) each of the Company’s directors and nominees for directors; (b) each of the named executive officers; and (c) all executive officers, directors and nominees as a group. Except as otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person. Unless otherwise provided, the address of each individual listed below is c/o Integra LifeSciences Holdings Corporation, 1100 Campus Road, Princeton, NJ 08540.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares Owned(1)		Right to Acquire(2)	Total		Percent of Class(3)

Keith Bradley, Ph.D.	89,136		—	89,136		*
Shaundra D. Clay	41,515		—	41,515		*
Robert T. Davis, Jr.	75,561		75,117	150,678		*
Jan De Witte	23,902	(4)	88,173	112,075	(4)	*
Stuart M. Essig, Ph.D.	1,785,271	(5)	—	1,785,271	(5)	2.29%
Jeffrey A. Graves, Ph.D.	41,086		—	41,086		*
Barbara B. Hill	163,203	(6)	—	163,203	(6)	*
Lea Knight	58,578		24,696	83,274		*
Renee W. Lo	35,743		—	35,743		*
Michael McBreen	70,344		76,121	146,465		*
Mojdeh Poul	102,298		54,489	156,787		*
Christian S. Schade	90,034		—	90,034		*
Harvinder Singh	21,936		19,847	41,783		*
All directors, nominees for director and executive officers as a group (15 persons)	2,638,952		351,833	2,990,785		3.84%
*Represents beneficial ownership of less than 1%.
1.Excludes shares of common stock that may be acquired through stock option exercises, restricted stock units or performance stock units.
2.Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of March 1, 2026 upon the exercise of an option or other convertible security.
3.Applicable percentage ownership as of March 1, 2026 is based upon 77,937,208 shares of our common stock outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to shares.
4.Mr. De Witte retired, effective as of January 6, 2025. Mr. De Witte’s beneficial ownership information is based on information contained in the last Form 4 filed by Mr. De Witte with the SEC prior to the effectiveness of his retirement.
5.Includes 121,517 shares held in GRAT E, 200,000 shares held in a grantor trust for which Dr. Essig's spouse is the trustee, and 213,115 shares of common stock held in a family trust for which Dr. Essig’s spouse is the trustee.
6.Includes 36,350 shares held in a revocable trust for which Ms. Hill is trustee.

2026 Proxy Statement	89

Stock Ownership
Principal Stockholders
The following table sets forth, as of March 1, 2026 (except as otherwise noted), certain information with respect to beneficial ownership of common stock by the only persons known by us to be the beneficial owners of more than 5% of our common stock based on filings with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act.

Name and Address of Beneficial Owner*	Number of Shares Owned		Percent of Class

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,282,705	(1)	13.19%
Tru St Partnership LP and Provco Leasing Corporation 795 E. Lancaster Avenue, Suite 200, Villanova, PA 19085	8,515,930	(2)	10.93%
Rubric Capital Management LP 55 East 44th St., Suite 1630, New York, NY 10017	7,353,934	(3)	9.44%
*     In a Schedule 13G/A filed with the SEC on August 12, 2024, The Vanguard Group ("Vanguard") reported aggregate beneficial ownership of 7,802,615 shares of common stock, which would constitute approximately 10.01% of all shares of common stock of the Company. However, in a Schedule 13G/A filed with the SEC on March 27, 2026 Vanguard reported that it beneficially owns 0.0% as of March 27, 2026, following an internal organization pursuant to which Vanguard’s beneficial ownership has been disaggregated. In its Schedule 13G/A, Vanguard noted that (i) certain subsidiaries or business divisions of subsidiaries of Vanguard that formerly had, or were deemed to have, beneficial ownership with Vanguard will report beneficial ownership separately (on a disaggregated basis) from Vanguard and (ii) that Vanguard no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by such subsidiaries and/or business divisions. Accordingly, Vanguard is not included among the 5% beneficial owners presented in the table.
1.BlackRock, Inc. has sole voting power of 10,115,629 shares of the total 10,282,705 shares of common stock of which BlackRock, Inc. may be deemed the beneficial owner and for which it has sole dispositive power. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by BlackRock, Inc. with the SEC on July 17, 2025. Ownership percentage assumes continued ownership of the shares reflected in the table above as of March 1, 2026.
2.Tru St Partnership LP (“Tru St”) may be deemed the beneficial owner of 8,515,930 shares of common stock. Provco Leasing Corporation (“Provco Leasing”) was the corporate general partner of Tru St as of December 31, 2022. Provco, LLC became the general partner of Tru St as of January 1, 2023. Provco Leasing was, as of December 31, 2022, the beneficial owner of 0 shares of common stock. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by Tru St with the SEC on February 14, 2023. Ownership percentage assumes continued ownership of the shares reflected in the table above as of March 1, 2026.
3.Rubric Capital Management has shared voting and shared dispositive power as to 7,353,934 shares. David Rosen has shared voting and shared dispositive power as to 7,353,934 shares. Rubric Capital Management is the investment adviser to certain investment funds and/or accounts (collectively, “Rubric Funds”) that hold the shares of our common stock, and David Rosen is Managing Member of Rubric Capital Management GP LLC, the general partner of Rubric Capital Management. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the Schedule 13G/A filed by Rubric Capital and David Rosen with the SEC on July 9, 2025. Ownership percentage assumes continued ownership of the shares reflected in the table above as of March 1, 2026.

90	2026 Proxy Statement

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, as well as persons beneficially owning more than 10% of the Company’s outstanding shares of common stock and certain other holders of such shares (collectively, “Covered Persons”), to file with the Securities and Exchange Commission, within specified time periods, initial reports of ownership and subsequent reports of changes in ownership of common stock and other equity securities of the Company.
Based solely upon a review of SEC filings, all Covered Persons complied with these reporting requirements during 2025.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Purpose of the Annual Meeting
The Company is making this proxy statement and other Annual Meeting materials available to you because the Board is soliciting your proxy to vote at our Annual Meeting of Stockholders to be held on May 7, 2026 at 9:00 a.m., Eastern Time, at our offices, 1100 Campus Road, Princeton, New Jersey 08540, and at any adjournment(s) or postponement(s) thereof. The mailing address of the principal executive office of the Company is 1100 Campus Road, Princeton, NJ 08540. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2026. The proxy statement and 2025 annual report are available on our internet site at http://investor.integralife.com/financials.cfm
Proposals and Voting Recommendation of Our Board
The following table summarizes each proposal, the Board's voting recommendation for each proposal and the vote required for each proposal to pass:

Proposal	Board Recommendation	Page

1.To elect eight directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.	FOR	8	Majority of votes cast for each director
	each nominee
2.To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2026.	FOR	76	Majority of shares present and entitled to vote thereon
3.To approve, on a non-binding, advisory basis, the compensation of our named executive officers.	FOR	79	Majority of shares present and entitled to vote thereon
4.To approve Amendment No. 3 to the Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan.	FOR	80	Majority of shares present and entitled to vote thereon
For purposes of the foregoing table, "majority of shares present and entitled to vote thereon" means the majority of shares present, in person or represented by proxy, at the Annual Meeting and entitled to vote thereon.

2026 Proxy Statement	91

General Information about the Annual Meeting and Voting
Other than as set out in this proxy statement, the Board knows of no other matter to be presented at the Annual Meeting. If any other matters are presented at the Annual Meeting, the proxyholders have discretionary authority to vote all proxies in accordance with their best judgment. Your signed proxy card, or internet or telephone vote, provides this authority. Under our Bylaws, notice of any matter (including director nominations outside of our proxy access process) to be presented by a stockholder for a vote at the Annual Meeting must have been received by February 8, 2026, and must have been accompanied by certain information about the stockholder presenting it.
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the conclusion of the Annual Meeting.
Record Date
Our Board has fixed the close of business on March 13, 2026 as the record date (the "Record Date"). Accordingly, only holders of record of our common stock, $0.01 par value per share, as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. A stockholder of record is a person or entity who held shares on the record date registered in the stockholder's name on the records of Equiniti Trust Company, LLC, Integra’s stock transfer agent. Persons who held shares on the record date through a broker, bank, or other nominee are referred to as beneficial owners.
As of the Record Date, 77,826,049 shares of our common stock were outstanding.
General Information Regarding Voting and Revocability of Proxies
Each share of our common stock entitles the holder of record thereof to one vote. Each stockholder may vote in person or by proxy on all matters that properly come before the Annual Meeting and any adjournment or postponement thereof. The presence, in person or by proxy, of stockholders entitled to vote a majority of the shares of common stock outstanding on the record date will constitute a quorum for purposes of voting at the Annual Meeting.
Shares abstaining from voting and shares present but not voting, including broker non-votes, are counted as “present” for purposes of determining the existence of a quorum. Broker non-votes are shares held by a broker or nominee for which an executed proxy is received by the Company, but which are not voted as to one or more proposals because timely instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power to vote such shares. Brokers and other nominees have discretionary voting power to vote generally only on routine proposals. At the Annual Meeting, the only proposal over which brokers will have discretionary authority to vote without having received specific voting instructions from the beneficial owner of the shares is the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our 2026 fiscal year (Proposal 2). In all other instances, brokers and other shareowners of record who serve as nominees for a beneficial owner may not vote on a proposal without having voting instructions from the beneficial owner.
If we fail to obtain a quorum for the Annual Meeting or a sufficient number of votes to approve a proposal, we may adjourn the Annual Meeting for the purpose of obtaining additional proxies or votes or for any other purpose. At any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as they would have been voted at the original Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn). Proxies voting against a proposal set forth herein will not be used to adjourn the Annual Meeting to obtain additional proxies or votes with respect to such proposal.
The Board is soliciting the enclosed proxy for use in connection with the Annual Meeting and any postponement or adjournment thereof. All properly executed proxies received prior to or at the Annual Meeting or any postponement or adjournment thereof and not revoked in the manner described below will be voted in accordance with any instructions indicated on such proxies. For Proposals 1, 2, 3, and 4 you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

92	2026 Proxy Statement

General Information about the Annual Meeting and Voting
How to Vote in Advance or at the Annual Meeting
You may vote in person or by proxy. Your execution of a proxy will not in any way affect your right to attend the Annual Meeting and vote in person. If you are a stockholder of record (that is, if you hold shares that are directly registered in your own name), there are four ways to vote:

By Internet
If you have internet access you may submit your proxy by following the voting instructions on the proxy card. If you vote by Internet, you should not return your proxy card.
You may vote at www.proxyvote.com, from anywhere in the world, 24 hours a day, 7 days a week, up until 11:59 p.m., Eastern Time, on May 6, 2026.

By Mail
You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You must sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you must indicate your name and title or capacity.
By Telephone You may vote by proxy via telephone by calling the toll-free number found on the proxy card.
In Person
You may vote in person at the Annual Meeting. We will provide you with a ballot when you arrive. Stockholders who plan to attend the Annual Meeting must present valid photo identification. Stockholders of record will be verified against an official list available at the registration area. We reserve the right to deny admittance to anyone who cannot show valid identification or sufficient proof of share ownership as of the record date.

If your shares are held in the name of a bank, broker or other holder of record, which is known as being held in “street name,” you will receive separate voting instructions with your proxy materials. If you hold your shares in street name, your ability to vote by internet or by telephone depends on the voting process of the bank, broker or other holder of record that holds your shares.
Although most banks, brokers and other holders of record also offer internet and telephone voting, availability and specific procedures will depend on their voting arrangements. Please follow their directions carefully. If you want to vote shares that you hold in street name at the Annual Meeting, you must request a legal proxy from the bank, broker, or other holder of record that holds your shares and present that proxy, along with valid photo identification and sufficient proof of share ownership as of the record date, at the Annual Meeting. We reserve the right to deny admittance to anyone who cannot show valid identification or sufficient proof of share ownership as of the record date.
You may revoke your proxy by (a) delivering to the Secretary of the Company at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy relating to the same shares of common stock and delivering it to the Secretary of the Company at or before the Annual Meeting or (c) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be delivered in a timely manner prior to the Annual Meeting to: Integra LifeSciences Holdings Corporation, 1100 Campus Road, Princeton, New Jersey 08540, Attention: Executive Vice President, Chief Legal Officer and Secretary. Beneficial owners of our common stock who are not holders of record and wish to revoke their proxy should contact their bank, brokerage firm or other custodian, nominee or fiduciary to inquire about how to revoke their proxy, and may not revoke their proxy by one of the methods set forth above.

2026 Proxy Statement	93

OTHER MATTERS
Expenses of Solicitation
We will bear all expenses of this solicitation, including the cost of preparing and mailing this proxy statement. In addition to solicitation by use of the mail, proxies may be solicited by telephone, facsimile or personally by our directors, officers and employees, who will receive no extra compensation for their services. In addition, the Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies and will pay such firm a fee of $12,000 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to beneficial owners of shares of our common stock.
Stockholder Proposals
Deadline for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials Pursuant to Rule 14a-8
Any stockholder who intends to present a proposal pursuant to Rule 14a-8 under the Exchange Act at Integra’s Annual Meeting of Stockholders to be held in 2027, and who wishes to have a proposal included in Integra’s proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than December 7, 2026 and must satisfy the rules and regulations of the SEC as well as the applicable provisions of our Bylaws to be eligible for inclusion in the proxy statement for that meeting.
Requirements for Stockholder Nominations for Director and Stockholder Proposals Outside of Rule 14a-8 to be brought before the Annual Meeting.
To be eligible for consideration at the Annual Meeting of Stockholders to be held in 2027, any proposal that is a proper subject for consideration which has not been submitted by the deadline for inclusion in the proxy statement (as set forth above) and any nomination for director that is made outside of the proxy access procedures (as described above) must comply with the procedures specified in our Bylaws. These procedures require, among other things, that any such proposal or nomination be received by the Corporate Secretary between close of business on January 7, 2027 and February 6, 2027; provided, however, if the date of the 2027 Annual Meeting of Stockholders is more than thirty (30) days before or more than sixty (60) days after May 7, 2027, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to the 2027 Annual Meeting of Stockholders or, if later, the tenth (10th) day following the day on which public disclosure of the date of the 2027 Annual Meeting of Stockholders is first made by us. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. Further, to comply with the universal proxy rules, if a stockholder intends to solicit proxies in support of director nominees submitted under these advance notice provisions, then proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act must be received by the Corporate Secretary at our principal executive offices no later than March 8, 2027, except that, if the date of the 2027 Annual Meeting of Stockholders changes by more than 30 calendar days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 Annual Meeting of Stockholders or the 10th calendar day following the day on which public announcement of the date of the 2027 Annual Meeting of Stockholders is first made by us. The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our Bylaws.
All submissions to, or requests of, the Corporate Secretary should be made to Integra’s principal executive offices at 1100 Campus Road, Princeton, New Jersey 08540.

94	2026 Proxy Statement

Other Matters
Delivery of Documents to Stockholders Sharing an Address
The SEC has adopted rules regarding delivery of proxy statements and annual reports to stockholders sharing the same address. The Company may satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more of its stockholders who are not participating in electronic proxy material delivery. This delivery method, referred to as “householding,” results in significant cost savings for the Company. In order to take advantage of this opportunity, the company has delivered only one proxy statement and annual report to multiple stockholders who share an address unless Integra has received contrary instructions from one or more of the stockholders. Integra will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered.
If you are a registered stockholder residing at an address with other registered stockholders, you will receive only one copy of the proxy statement or annual report unless you indicate otherwise. If you wish to receive a separate copy of the proxy statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-866-540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are a beneficial holder, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.
Incorporation by Reference
To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing made by us under the Securities Act of 1933, as amended, or the Exchange Act, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit and Finance Committee Report” shall not be deemed to be so incorporated, unless specifically provided in any such filing.
Availability of Supplemental Documents
A copy of the Company’s 2025 Annual Report to Stockholders is being mailed simultaneously herewith to stockholders but is not to be regarded as proxy solicitation material. In addition, our Code of Conduct, which applies to all of the Company’s directors and officers, and the charters for each of our Audit, Compensation, Finance, Nominating and Corporate Governance, and Quality Committees are accessible via our website at www.integralife.com through the “Investors” link under the heading “Corporate Governance.” We intend to post any amendment or waiver to our Code of Conduct on our website within the time period required by the SEC.
The Company, upon request, will furnish to record and beneficial holders of its common stock, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules, but without exhibits) for the fiscal year ended December 31, 2025 as filed with the SEC on February 26, 2026. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the investor relations department, at the offices of the Company set forth on page one of this proxy statement.
By order of the Board of Directors,
/s/ Michael Hutchinson
Michael Hutchinson
Executive Vice President, Chief Legal Officer and Secretary
Princeton, New Jersey
April 6, 2026

2026 Proxy Statement	95

Appendix A
APPENDIX A
Non-GAAP Financial Measures
This proxy statement contains financial measures, including organic revenues and adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA margin, each of which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. The presentation of non-GAAP financial measures in this proxy statement are critical for evaluating and understanding both our business performance and our executive compensation plans.
Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); (v) impairment charges; and (vi) those operating expenses also excluded from adjusted net income. The measure of adjusted EBITDA margin is calculated by dividing adjusted EBITDA by GAAP revenues. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) EU Medical Device Regulation-related charges; (iv) charges related to the voluntary global recall of products manufactured at the Company’s Boston, Massachusetts facility and distributed between March 1, 2018 and May 22, 2023, as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2023 (the “recall”) and the transition of Boston-related manufacturing operations to the Company’s Braintree, Massachusetts facility; (v) intangible asset amortization expense; (vi) income tax impact from adjustments; and (vii) impairment charges.
Integra's management believes that non-GAAP financial measures provide information useful to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. Management uses non-GAAP financial measures in the form of organic revenues, adjusted EBITDA, and adjusted EBITDA margin when evaluating operating performance because we believe that the inclusion or exclusion of the items described below, for which the amounts and/or timing may vary significantly depending upon the Company's divestiture, acquisition, integration, and restructuring activities, for which the amounts are non-cash in nature, or for which the amounts are not expected to recur at the same magnitude, provides a supplemental measure of our operating results that facilitates comparability of our financial condition and operating performance from period to period, against our business model objectives, and against other companies in our industry. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP principles, and investors are cautioned that Integra may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety.
In reviewing the following reconciliations, please note that some amounts may not add due to rounding.
Reconciliation of GAAP Total Revenues to Organic Revenues

	Twelve Months Ended December 31,
(in thousands)	2025	2024	Change

GAAP Total Reported Revenues	1,635.2	1,610.5	1.5%
Non-GAAP Adjustments
Impact of changes in currency exchange rates	(6.7)	—	—
Less contribution of revenues from acquisitions	(29.1)	—	—
Less contribution of revenues from divested products	—	—	—
Less contribution of revenues from discontinued products	—	—	—
Subtotal of non-GAAP adjustments	$(35.8)	$—	—
Total Organic Revenues(1)	$1,599.4	$1,610.5	(0.7)%
1.Organic revenues have been adjusted to exclude foreign currency (current period), acquisitions and to account for divested and discontinued products.

2026 Proxy Statement	A-1

Appendix A

Reconciliation of GAAP Net Income to Adjusted EBITDA

	Twelve Months Ended December 31,
(in millions)	2025	2024

GAAP net (loss)	$(516.5)	$(6.9)
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	$151.0	$146.7
Goodwill impairment charges	$511.4
Other (income), net	$2.6	$(4.2)
Interest expense, net	$66.2	$50.6
Income tax expense (benefit)	$(47.0)	$(11.3)
Structural optimization charges	$48.0	$24.2
EU Medical Device Regulation charges	$41.9	$44.6
Boston Recall	$56.2	$45.0
Acquisition, divestiture and integration-related charges (1)	$3.6	$33.6
Total of non-GAAP adjustments	$833.9	$329.2
Adjusted EBITDA	$317.4	$322.3
Total Revenues	$1,635.2	$1,610.5
Adjusted EBITDA Margin	19.4%	20.0%
1.Acquisition, divestiture and integration-related charges are associated with the Acclarent acquisition and also includes banking, legal, consulting, systems, and other expenses.
Reconciliation of Annual Cash Bonus Program Performance Metrics
Reconciliation of Adjusted EBITDA to Adjusted EBITDA for Annual Cash Bonus Purposes

Twelve Months Ended December 31,
(in millions)	2025

Adjusted EBITDA	$317.4
Annual Cash Bonus Adjustments
Impact of unanticipated tariffs	6.5
Adjusted for Annual Cash Bonus Purposes	$324

A-2	2026 Proxy Statement

APPENDIX B
AMENDMENT NO. 3 TO THE
INTEGRA LIFESCIENCES HOLDINGS CORPORATION
FIFTH AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

THIS AMENDMENT (the “Amendment”) of the Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan (the "Plan") is dated as of April 1, 2026.
WHEREAS, Integra LifeSciences Holdings Corporation (the “Company”) sponsors and maintains the Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan, as amended (the “Plan”), which was previously adopted by the Board of Directors of the Company (the “Board”) and approved by the stockholders of the Company;
WHEREAS, pursuant to Section 9(a) of the Plan, the Board of Directors of the Company (the “Board”) has reserved the right to amend the Plan;
WHEREAS, the Board believes that the number of shares of common stock of the Company remaining available for issuance under the Plan has become insufficient for the Company’s anticipated future needs under the Plan;
WHEREAS, the Board has determined, following the recommendation of the Compensation Committee (the “Committee”) and the Committee’s independent compensation consultant, that it is in the best interests of the Company and its stockholders to amend the Plan, subject to stockholder approval, to increase the aggregate number of Shares available for Awards under the Plan; and
WHEREAS, the Board has approved the submission of this Amendment to the Company’s stockholders for approval and if, for any reason, the Company’s stockholders fail to approve this Amendment, the existing Plan shall continue in full force and effect.
NOW, THEREFORE, the Plan is hereby amended, effective as of the Amendment Effective Date (as defined below), as follows:
1.Shares Subject to the Plan. Section 5 of the Plan is hereby amended and restated to read in its entirety as follows:

a.Shares Subject to the Plan. The aggregate number of Shares that may be delivered under the Plan is 24,250,000 (the “Share Limit”). The maximum number of Shares which may be granted as ISOs is 24,250,000. Further, no Key Employee shall receive Awards for more than 2,000,000 Shares in the aggregate during any calendar year under the Plan. However, the limits in the preceding sentences shall be subject to the adjustment described in Sections 8.3 and 8.4. Shares delivered under the Plan may be authorized but unissued Shares, treasury Shares or reacquired Shares, and the Company may purchase Shares required for this purpose, from time to time, if it deems such purchase to be advisable. Any Shares still subject to an Option which expires or otherwise terminates for any reason whatsoever (including, without limitation, the surrender thereof) without having been exercised in full, any Shares that are still subject to an Award that is forfeited, and the Shares subject to an Award which is payable in Shares or cash and that is satisfied in cash rather than in Shares shall continue to be available for Awards under the Plan.
2.     Effective Date of Amendment. This Amendment to the Plan shall become effective upon the date that it is approved by the Company’s stockholders (the “Amendment Effective Date”) in accordance with applicable laws and regulations.

3.     Remaining Provisions. The remaining provisions of the Plan will continue in full force and effect unless and until further modified or amended in accordance with the terms of the Plan.

4.    Capitalized Terms. Capitalized terms used in this Amendment that are not specifically defined in this Amendment will have the meanings set forth in the Plan.

[* * * * *]

2026 Proxy Statement	B-1

Appendix B
IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing Amendment to the Plan was duly adopted by the Board of Directors.
INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By: /s/ Michael Hutchinson
Name: Michael Hutchinson
Title: Executive Vice President, Chief Legal Officer
and Secretary

B-2	2026 Proxy Statement

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000700488_1 R2.09.05.010

ANNUAL MEETING OF STOCKHOLDERS OF

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

May 7, 2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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PROXY CARD

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

PROXY - Annual Meeting of Stockholders - Thursday, May 7, 2026

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware Corporation (the "Company"), hereby appoints Mojdeh Poul and Lea Knight, each of them acting singly with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at 1100 Campus Road, Princeton, New Jersey 08540, on Thursday, May 7, 2026 at 9:00 a.m., Eastern Time, and at any adjournments or postponements thereof, with all power which the undersigned would possess if personally present, and to vote all shares of common stock of the Company which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Annual Meeting of Stockholders and the Proxy Statement. All previous proxies are hereby revoked.

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0000700488_2 R2.09.05.010

Continued and to be signed on reverse side